
                                                                     EXHIBIT 2.1


                                                                  Execution Copy

                              ------------------

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


                                      AMONG


                          LEINER HEALTH PRODUCTS INC.,

                             GRANUTEC ACQUIRCO, INC.

                            VITA HEALTH PRODUCTS INC.

                               NOVOPHARM LIMITED,

                          GRANUTEC HOLDING CORPORATION,

                                 GRANUTEC, INC.,

                                       and

                          STANLEY PHARMACEUTICALS LTD.




                              ------------------


                          Dated as of December 17, 1999

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                                TABLE OF CONTENTS

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                                    ARTICLE I
                         SALE AND PURCHASE OF THE ASSETS

1.1.  Closing............................................................................................1
1.2.  Sale of Assets.....................................................................................2
1.3.  Transfer of Assets.................................................................................2
1.4.  Excluded Assets....................................................................................2
1.5.  Assumption of Liabilities..........................................................................2
1.6.  Excluded Liabilities...............................................................................4
1.7.  Consent of Third Parties...........................................................................4

                                   ARTICLE II
                               THE PURCHASE PRICE

2.1.  Purchase Price.....................................................................................5
2.2.  Computation of Closing Net Working Capital Adjustment..............................................6
2.3.  Preparation of Closing Balance Sheets..............................................................8
2.4.  Payments by Buyers.................................................................................8
2.5.  Allocation of Purchase Price.......................................................................8
2.6.  Certain Adjustments................................................................................9

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1.  Representations and Warranties of the Sellers.....................................................10
         3.1.1.  Authorization, etc.....................................................................10
         3.1.2.  Corporate Status.......................................................................10
         3.1.3.  No Conflicts, etc......................................................................10
         3.1.4.  Financial Statements, etc..............................................................11
         3.1.5.  Absence of Undisclosed Liabilities.....................................................12
         3.1.6.  Taxes..................................................................................12
         3.1.7.  Absence of Changes.....................................................................13
         3.1.8.  Litigation.............................................................................16
         3.1.9.  Compliance with Laws; Governmental Approvals and Consents..............................16
         3.1.10.  Operation of the Business.............................................................16
         3.1.11.  Assets................................................................................17
         3.1.12.  Contracts.............................................................................17
         3.1.13.  Territorial Restrictions..............................................................19

                                       i
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         3.1.14.  Inventories...........................................................................19
         3.1.15.  Customers.............................................................................19
         3.1.16.  Suppliers; Raw Materials..............................................................20
         3.1.17.  Products..............................................................................20
         3.1.18.  Absence of Certain Business Practices.................................................21
         3.1.19.  Intellectual Property.................................................................21
         3.1.20.  Insurance.............................................................................24
         3.1.21.  Real Property.........................................................................24
         3.1.22.  Environmental Matters.................................................................26
         3.1.23.  Employees, Labor Matters, etc.........................................................27
         3.1.24.  Employee Benefit Plans and Related Matters............................................28
         3.1.25.  Confidentiality.......................................................................31
         3.1.26.  No Guarantees.........................................................................31
         3.1.27.  Records...............................................................................31
         3.1.28.  Brokers, Finders, etc.................................................................31
         3.1.29.  Disclosure............................................................................31
         3.1.30.  Receivables...........................................................................31
         3.1.31.  Affiliate Transactions................................................................32
         3.1.32.  Certain Regulatory Matters............................................................32
         3.1.33.  Insolvency............................................................................32
         3.1.34.  Wes-Pak...............................................................................32
3.2.  Representations and Warranties of the Buyers......................................................33
         3.2.1.  Corporate Status; Authorization, etc...................................................33
         3.2.2.  No Conflicts, etc......................................................................33
         3.2.3.  Brokers, Finders, etc..................................................................34
         3.2.4.  Buyers' Financing......................................................................34
         3.2.5.  Insolvency.............................................................................34
         3.2.6.  Representations and Warranties.........................................................34

                                   ARTICLE IV
                                    COVENANTS

4.1.  Covenants of the Sellers..........................................................................34
         4.1.1.  Conduct of Business....................................................................34
         4.1.2.  No Solicitation........................................................................35
         4.1.3.  Access and Information.................................................................35
         4.1.4.  Financial Statements...................................................................36
         4.1.5.  Public Announcements...................................................................36
         4.1.6.  Further Actions........................................................................36
         4.1.7.  Further Assurances.....................................................................37
         4.1.8.  Liability for Transfer Taxes...........................................................37
         4.1.9.  Canadian Tax Elections.................................................................37
         4.1.10.  Certificates of Tax Authorities.......................................................38

                                       ii
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         4.1.11.  Use of Business Name..................................................................38
         4.1.12.  Product Regulatory Approvals and Applications.........................................38
         4.1.13.  Contracts.............................................................................39
         4.1.14.  Minute Books..........................................................................39
         4.1.15.  Financial Statements..................................................................39
         4.1.16.  Biotech...............................................................................39
         4.1.17.  Novopharm ANDAs.......................................................................40
4.2.  Covenants of the Buyers...........................................................................40
         4.2.1.  Public Announcements...................................................................40
         4.2.2.  Further Actions........................................................................40
         4.2.3.  Further Assurances.....................................................................41
         4.2.4.  Novopharm Trade Payables...............................................................41
         4.2.5.  Waiver.................................................................................41
         4.2.6.  IRB Assumption.........................................................................41

                                    ARTICLE V
                              CONDITIONS PRECEDENT

5.1.  Conditions to Obligations of Each Party...........................................................41
         5.1.1.  HSR Act Notification, etc..............................................................41
         5.1.2.  No Injunction, etc.....................................................................41
5.2.  Conditions to Obligations of the Buyers...........................................................42
         5.2.1.  Representations, Performance...........................................................42
         5.2.2.  Consents...............................................................................42
         5.2.3.  No Material Adverse Effect.............................................................42
         5.2.4.  Collateral Agreements..................................................................42
         5.2.5.  Opinion of Counsel.....................................................................43
         5.2.6.  Corporate Proceedings..................................................................43
         5.2.7.  Transfer Documents.....................................................................43
         5.2.8.  Title Policies.........................................................................44
         5.2.9.  Surveys................................................................................44
         5.2.10.  Consents and Estoppels................................................................44
         5.2.11.  Withholding Certificates..............................................................45
         5.2.12.  Releases..............................................................................45
         5.2.13.  Returns...............................................................................45
         5.2.14.  Transfer of DINs......................................................................45
5.3.  Conditions to Obligations of the Sellers..........................................................45
         5.3.1.  Representations, Performance, etc......................................................45
         5.3.2.  Assumption Agreements..................................................................46
         5.3.3.  Opinion of Counsel.....................................................................46
         5.3.4.  Corporate Proceedings..................................................................46
         5.3.5.  Consents and Approvals.................................................................46
         5.3.6.  Collateral Agreements..................................................................46

                                       iii
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                                   ARTICLE VI
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

6.1.  Employment of Employees...........................................................................46
6.2.  U.S. Savings Plans................................................................................48
6.3.  U.S. Welfare and Fringe Benefit Plans.............................................................48
6.4.  Workers Compensation..............................................................................48
6.5.  Employment Taxes..................................................................................48
6.6.  Notices of Termination............................................................................49

                                   ARTICLE VII
                                   TERMINATION

7.1.  Termination.......................................................................................49
7.2.  Effect of Termination.............................................................................50

                                  ARTICLE VIII
                           DEFINITIONS, MISCELLANEOUS

8.1.  Definition of Certain Terms.......................................................................50
8.2.  Indemnification...................................................................................63
8.3.  Survival of Representations and Warranties, etc...................................................67
8.4.  Expenses..........................................................................................68
8.5.  Severability......................................................................................68
8.6.  Notices...........................................................................................68
8.7.  Miscellaneous.....................................................................................69
         8.7.1.  Headings...............................................................................69
         8.7.2.  Entire Agreement.......................................................................69
         8.7.3.  Counterparts...........................................................................70
         8.7.4.  Governing Law, etc.....................................................................70
         8.7.5.  Binding Effect.........................................................................70
         8.7.6.  Assignment.............................................................................70
         8.7.7.  No Third Party Beneficiaries...........................................................71
         8.7.8.  Amendment; Waivers, etc................................................................71
         8.7.9.  Foreign Currencies.....................................................................71
8.8.  Novopharm Undertaking.............................................................................71
8.9.  US Buyer Undertaking..............................................................................71
8.10. AMENDING AND RESTATING; RELEASE OF NEWCO..........................................................71

                                    SCHEDULES

SCHEDULE 1.4                        Excluded Assets
SCHEDULE 1.5                        Unassumed Contracts
SCHEDULE 3.1.2(a)                   Incorporation of Sellers
SCHEDULE 3.1.2(b)                   Qualifications to do Business
SCHEDULE 3.1.3                      Conflicts
SCHEDULE 3.1.4(b)                   Allocation of Sales, Revenue and Income
SCHEDULE 3.1.5                      Undisclosed Liabilities
SCHEDULE 3.1.7                      Absence of Changes
SCHEDULE 3.1.8                      Litigation
SCHEDULE 3.1.9(a)                   Compliance with Laws
SCHEDULE 3.1.9(b)                   Governmental Approvals and other Consents
SCHEDULE 3.1.9(c)                   Governmental Contracts
SCHEDULE 3.1.10                     Operation of the Business
SCHEDULE 3.1.11                     Asset Exceptions
SCHEDULE 3.1.12(a)                  Contracts
SCHEDULE 3.1.12(c)                  Defaults and Consents under Contracts
SCHEDULE 3.1.14                     Inventory Exceptions
SCHEDULE 3.1.15                     Customers
SCHEDULE 3.1.16                     Suppliers
SCHEDULE 3.1.17(a)                  Product Warranties
SCHEDULE 3.1.17(b)                  Product Liability
SCHEDULE 3.1.17(c)                  Rebates
SCHEDULE 3.1.17(d)                  Product Returns
SCHEDULE 3.1.18                     Certain Business Practices
SCHEDULE 3.1.19(a)                  Owned Intellectual Property
SCHEDULE 3.1.19(d)                  Intellectual Property Licensing Arrangements
SCHEDULE 3.1.19(e)                  Intellectual Product Litigation
SCHEDULE 3.1.19(g)                  Restrictions on Use of Name
SCHEDULE 3.1.20                     Insurance
SCHEDULE 3.1.21(a)                  Owned Real Property
SCHEDULE 3.1.21(b)                  Leases and Other Leases
SCHEDULE 3.1.22(a)                  Environmental Permits
SCHEDULE 3.1.22(b)                  Environmental Violations
SCHEDULE 3.1.22(c)                  Environmental Actions
SCHEDULE 3.1.22(d)                  Environmental Disclosure
SCHEDULE 3.1.23                     Labor Matters
SCHEDULE 3.1.24(a)                  Employee Benefit Plans
SCHEDULE 3.1.24(c)(iv)              Plan Compliance with Laws
SCHEDULE 3.1.25                     Confidentiality Exceptions
SCHEDULE 3.1.26                     Guarantees

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SCHEDULE 3.1.30                     Receivables
SCHEDULE 3.1.31                     Affiliate Transactions
SCHEDULE 3.1.32(a)                  Regulatory Registrations, etc.
SCHEDULE 3.1.32(b)                  Regulatory Good Standing
SCHEDULE 3.2.2                      Governmental Approvals and other Consents
SCHEDULE 4.1.13                     Contracts Not Delivered
SCHEDULE 5.2.10                     Pledged Leasehold Interests
SCHEDULE 6.3(b)                     COBRA
SCHEDULE 8.1                        Permitted Liens


                                    EXHIBITS

EXHIBIT A     Form of Supply Agreement

EXHIBIT B     Form of Non-Competition Agreement

EXHIBIT C-1   Form of General Warranty Deed in North Carolina

EXHIBIT C-2   Form of Deed in British Columbia

EXHIBIT D-1   Form of Assignment of Lease in North Carolina

EXHIBIT D-2   Form of Assignment of Lease in British Columbia

EXHIBIT E     Form of Wampole Supply Agreement

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


             AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of December 17, 1999, among Leiner Health Products Inc., a Delaware corporation (the "US BUYER"), Granutec Acquirco, Inc., a Delaware corporation ("NEWCO"), Vita Health Products Inc., a Manitoba corporation (the "CANADIAN BUYER" and, together with the US Buyer, "the BUYERS"), Granutec, Inc., a North Carolina Corporation ("GRANUTEC"), Granutec Holding Corporation, a Delaware corporation ("GHC"), Stanley Pharmaceuticals Ltd., a British Columbia corporation ("STANLEY" and, together with Granutec, the "DIVISIONS"), and Novopharm Limited, an Ontario corporation ("NOVOPHARM" and, together with Granutec, GHC and Stanley, the "SELLERS").


                             W I T N E S S E T H :

             WHEREAS, the Buyers wish to purchase and acquire from the Sellers, and the Sellers wish to sell, assign and transfer to the Buyers, all of the assets and properties (other than the Excluded Assets) relating to, used or held in connection with, the business and operations of the Divisions (the "BUSINESS"), and the Buyers have agreed to assume the Assumed Liabilities, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth; and

             WHEREAS, Newco, the Buyers and the Sellers, entered into an Asset Purchase Agreement, dated as of October 7, 1999, (the "ORIGINAL AGREEMENT") and desire to amend and restate in its entirety the Original Agreement.

             NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:


                                    ARTICLE I
                         SALE AND PURCHASE OF THE ASSETS

             1.1. CLOSING. The closing of the sale and purchase of the Assets (the "CLOSING") shall take place on the 17th day of December, 1999 at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 or, if the conditions set forth in Article V have not been satisfied or waived by such date, on the fifth Business Day following the satisfaction or waiver of such conditions. The day on which the Closing actually occurs is herein sometimes referred to as the "CLOSING DATE".

             1.2. SALE OF ASSETS. At the Closing, in reliance on the representations and warranties contained herein, and subject to the terms and conditions set forth in this Agreement,

             (a) Granutec and GHC will, and Novopharm will cause Granutec and GHC to, sell, transfer, convey, assign and deliver to the US Buyer, and the US Buyer will purchase or acquire from Granutec and GHC, all right, title and interest of Granutec and GHC in and to the properties, assets and rights of every nature, kind and description (including, without limitation, the Specified Assets), tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) relating to or used or held for use in connection with the Business as the same may exist on the Closing Date (the "GRANUTEC ASSETS").

             (b) Stanley will, and Novopharm will cause Stanley to, sell, transfer, convey, assign and deliver to the Canadian Buyer, and the Canadian Buyer will, and the US Buyer will cause the Canadian Buyer to, purchase or acquire from Stanley, all right, title and interest of Stanley in and to the properties, assets and rights of every nature, kind and description (including, without limitation, the Specified Assets), tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) relating to or used or held for use in connection with the Business, as the same may exist on the Closing Date (the "STANLEY ASSETS").

             (c) Novopharm will sell, transfer, convey, assign and deliver to the US Buyer, and the US Buyer will purchase or acquire from Novopharm, all right, title and interest of Novopharm in and to the properties, assets and rights of every nature, kind and description (including, without limitation, the Specified Assets), tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) principally used as a part of the Business, as the same may exist on the Closing Date, including, without limitation, the Novopharm ANDAs (the "NOVOPHARM ASSETS").

             1.3. TRANSFER OF ASSETS. At the Closing, the Assets shall be transferred or otherwise conveyed to the Buyers free and clear of all Liens except Liens securing only Assumed Liabilities and Permitted Liens.

             1.4. EXCLUDED ASSETS. The Sellers will retain and not transfer, and none of the Buyers will purchase or acquire, the Albermarle Agreements and the assets listed on Schedule 1.4 (collectively, the "EXCLUDED ASSETS").

             1.5. ASSUMPTION OF LIABILITIES. (a) Subject to the terms and conditions set forth herein, at the Closing the US Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities of Granutec and GHC relating to the Granutec Assets and existing at or arising on or after the Closing (collectively, the "ASSUMED GRANUTEC LIABILITIES"):

             (i) all liabilities, obligations and commitments relating exclusively to the IRB Loan Agreement;

             (ii) trade accounts payable incurred in the ordinary course of business, including trade accounts payables to Novopharm, but excluding trade accounts payable that have been outstanding for more than 90 days; and

             (iii) any and all liabilities, obligations and commitments arising out of the agreements, contracts and commitments and other instruments and arrangements specified in Schedule 3.1.12(a) (or not required to be set forth therein and incurred in the ordinary course of business) to which Granutec or GHC is a party, including, without limitation, any Leases of real property in North Carolina and Florida listed therein, but not including (A) any agreements, contracts or commitments or other instruments or arrangements identified on Schedule 1.5 or (B) any obligation or liability with respect thereto (other than trade accounts payable assumed pursuant to clause (ii) above) occurring or arising prior to or as a result of the Closing, except customer allowances, credits, discounts, rebates and returns and sales commissions, to the extent of the amount thereof reflected on the Granutec Closing Balance Sheet, as adjusted pursuant to Section 2.2 and taken into account as a current liability in determining the Granutec Closing Net Working Capital.

             (b) Subject to the terms and conditions set forth herein, at the Closing the Canadian Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities of Stanley relating to the Stanley Assets and existing at or arising on or after the Closing (collectively, the "ASSUMED STANLEY LIABILITIES"):

             (i) trade accounts payable incurred in the ordinary course of business, including trade accounts payables to Novopharm, but excluding trade accounts payable that have been outstanding for more than 90 days; and

             (ii) any and all liabilities, obligations and commitments arising out of the agreements, contracts and commitments and other instruments and arrangements specified in Schedule 3.1.12(a) (or not required to be set forth therein and incurred in the ordinary course of business) to which Stanley is a party, including, without limitation, any Leases of real property in British Columbia and Ontario listed therein, but not including (A) any agreements, contracts or commitments or other instruments or arrangements identified on Schedule 1.5 or (B) any obligation or liability with respect thereto (other than trade accounts payable assumed pursuant to clause (i) above) occurring or arising prior to or as a result of the Closing, except customer allowances, credits, discounts, rebates and returns and sales commissions, to the extent of the amount thereof reflected on the Stanley Closing Balance Sheet, as adjusted pursuant to
       Section 2.2, and taken into account as a current liability in determining the Stanley Closing Net Working Capital.

             (c) Subject to the terms and conditions set forth herein, at the Closing the US Buyer or the Canadian Buyer, as specified in writing by the Buyers prior to the Closing, shall assume and agree to pay, honor and discharge when due all of the following liabilities of Novopharm relating to the Novopharm Assets and existing at or arising on or after the Closing (collectively, the "Assumed Novopharm Liabilities"): any and all liabilities, obligations and commitments arising out of the agreements, contracts and commitments and other instruments and arrangements specified in Schedule 3.1.12(a) (or not required to be set forth therein and incurred in the ordinary course of business) to which Novopharm is a party, but not including (A) any agreements, contracts or commitments or other instruments or arrangements identified on Schedule 1.5 or
(B) any obligation or liability with respect thereto occurring or arising prior to or as a result of the Closing.

             (d) At the Closing, the US Buyer shall assume the Assumed Granutec Liabilities and the Canadian Buyer shall assume the Assumed Stanley Liabilities, in each case by executing and delivering to the applicable Seller an assumption agreement in a form reasonably satisfactory to the Sellers (the "ASSUMPTION AGREEMENTS").

             1.6. EXCLUDED LIABILITIES. Notwithstanding the provisions of
Section 1.5 or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to any Buyer or any Affiliate of any Buyer, other than the Assumed Liabilities, the Buyers shall not assume any liabilities, obligations or commitments of any nature, kind or description, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, of any Seller, including, without limitation, (i) relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing, or (ii) for, relating to or arising out of Taxes or (iii) relating to or arising out of the Albermarle Agreements (the "EXCLUDED LIABILITIES").

             1.7. CONSENT OF THIRD PARTIES. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any agreement, contract or commitment or any other instrument or arrangement to be assumed pursuant to Section 1.5 (including without limitation any Governmental Approval or Contract) or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the Consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyers or the Sellers thereunder; and any transfer or assignment to any Buyer by the Sellers of any interest under any such agreement, contract or commitment or other instrument or arrangement (including, without limitation, any Governmental Approval or Contract) that requires the Consent of a third party shall be made subject to such Consent or approval being obtained.

Subject to Sections 4.1.12 and 4.1.13, in the event any such Consent is not obtained and delivered in form and substance reasonably acceptable to the Buyers on or prior to November 10, 1999, the Sellers shall have no further obligation to obtain any such Consent, and the Buyers shall have the right by delivery of written notice to the Sellers to terminate this Agreement.

             (b) If the Buyers elect not to terminate this Agreement pursuant to
Section 1.7(a), upon the written request of the Buyers, after the Closing, the Sellers will cooperate with the Buyers in any lawful and economically feasible arrangement (an "AGENCY ARRANGEMENT") to provide that the applicable Buyer shall receive the interest of the applicable Seller in the benefits under any agreement, contract or commitment or other instrument or arrangement (including, without limitation, any Governmental Approval or Contract) with respect to which the necessary Consent to the assignment or transfer to the Buyer has not been obtained and delivered, including performance by the applicable Seller, as agent, PROVIDED that the applicable Buyer shall (i) undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent such Buyer would have been responsible therefor hereunder if such Consent had been obtained and (ii) indemnify and hold the Sellers harmless from and against, any and all Losses resulting from or arising out of such arrangement. The Sellers shall retain all liabilities, obligations and commitments of any nature, kind or description with respect to those agreements, contracts or commitments or other instruments or arrangements (including without limitation, any Governmental Approval or Contract) for which Consent is not delivered by the Sellers to the Buyers on or prior to the Closing Date and with respect to which the Buyers request an Agency Arrangement; PROVIDED that the Buyers shall honor any purchase order or sale commitment outstanding on the Closing Date under any such agreement, contract, commitment or instrument or arrangement relating to customers or suppliers to the extent that the customer or supplier that will not consent to the assignment or transfer of the underlying Contract agrees to do business with the Buyers with respect to such purchase order or sales commitment, PROVIDED FURTHER that if after the Closing Date, the Sellers deliver a Consent to the assignment or transfer of any agreement, contract, commitment or other instrument or arrangement with respect to which the Buyers have requested an Agency Arrangement, the Agency Arrangement shall terminate and the Buyers shall undertake to pay or satisfy the corresponding liabilities as contemplated in clause (i) above.


                                   ARTICLE II
                               THE PURCHASE PRICE

             2.1. PURCHASE PRICE. On the terms and subject to the conditions set forth in this Agreement, in connection with the purchase and sale of the Assets, the Buyers shall pay or cause to be paid to the Sellers U.S. $50,000,000 (the "PURCHASE PRICE"), as adjusted pursuant to Sections 2.2 and 2.6, and the US Buyer and the Canadian Buyer shall assume the Assumed Liabilities pursuant to
Section 1.5. The Purchase Price shall be paid at the Closing to the

Sellers or as they may direct and shall be payable by wire transfer, of immediately available funds to such bank account or accounts as specified in written instructions of the Sellers given to the Buyers prior to the Closing. Notwithstanding the foregoing, at the Closing, the Buyers at their election may pay the Sellers the Canadian Equivalent of a portion of the Purchase Price. If Buyers pay the Sellers the Canadian Equivalent of a portion of the Purchase Price, the Buyers will pay the Sellers the balance of the Purchase Price in U.S. dollars.

             2.2. COMPUTATION OF CLOSING NET WORKING CAPITAL ADJUSTMENT. (a) As promptly as practicable, but no later than March 31, 2000, the Buyers shall prepare in good faith and deliver to the Sellers (i) a balance sheet of the assets and liabilities (not including any Excluded Assets or Excluded Liabilities) of Granutec as of the close of business on the Closing Date, prepared in accordance with Section 2.3 (the "GRANUTEC CLOSING BALANCE SHEET"), accompanied by a schedule from the Buyer Accountants, (ii) a certificate of the Buyers, based on the Granutec Closing Balance Sheet, which sets forth with respect to Granutec, the excess of (A) current assets (not including any Excluded Assets or items subject to an adjustment pursuant to Section 2.6) over
(B) current liabilities (not including any Excluded Liabilities) (the "GRANUTEC CLOSING NET WORKING CAPITAL"), together with supporting calculations in reasonable detail (the "GRANUTEC ADJUSTMENT CERTIFICATE), (iii) a balance sheet of the assets and liabilities (not including any Excluded Assets or Excluded Liabilities) of Stanley as of the close of business on the Closing Date, prepared in accordance with Section 2.3 (the "STANLEY CLOSING BALANCE SHEET"), accompanied by a schedule from the Buyer Accountants, and (iv) a certificate of the Buyers, based on the Stanley Closing Balance Sheet, which sets forth with respect to Stanley, the excess of (A) current assets (not including any Excluded Assets or items subject to an adjustment pursuant to Section 2.6) over (B) current liabilities (not including any Excluded Liabilities) (the "STANLEY CLOSING NET WORKING CAPITAL"), together with supporting calculations in reasonable detail (the "STANLEY ADJUSTMENT CERTIFICATE).

             The Sellers shall have 30 days from the date on which the Closing Balance Sheets and the Adjustment Certificates are delivered to review such documents (the "REVIEW PERIOD"). The Sellers and the Seller Accountants shall be provided with full access to the work papers of the Buyer Accountants in connection with such review. If the Sellers disagree in any respect with the calculation of either Closing Net Working Capital, the Sellers may, on or prior to the last day of the Review Period, deliver a notice to the Buyers setting forth, in reasonable detail, each disputed item or amount and the basis for the Sellers disagreement therewith, together with supporting calculations (the "DISPUTE NOTICE"). The Dispute Notice shall set forth the Sellers' position as to the proper Closing Net Working Capital for each Division. If no Dispute Notice is received by the Buyers on or prior to the last day of the Review Period, the Closing Balance Sheets and the Adjustment Certificates shall be deemed accepted by the Sellers. If a Dispute Notice relating only to the Granutec Closing Balance Sheet and the Granutec Adjustment Certificate is received by the Buyers on or prior to the last day of the Review Period, the Stanley Closing Balance Sheet and the Stanley Adjustment Certificate shall be deemed accepted by the Sellers. If a Dispute Notice relating only to the Stanley Closing

Balance Sheet and the Stanley Adjustment Certificate is received by the Buyers on or prior to the last day of the Review Period, the Granutec Closing Balance Sheet and the Granutec Adjustment Certificate shall be deemed accepted by the Sellers.

             (b) THE ACCOUNTANTS. If the Buyers and the Sellers have been unable to resolve all issues set forth in the Dispute Notice within 15 days of the Buyers' receipt of such notice, the Buyers and the Sellers shall jointly contact the US national office of Deloitte & Touche and shall retain Deloitte & Touche to resolve all unresolved issues set forth in the Dispute Notice. If for any reason Deloitte & Touche shall not be available to resolve such issues consistent with this Section 2.2, the Buyers and Sellers shall promptly contact the national office of, and shall retain the services of, an international independent accounting firm with experience in the pharmaceutical industry, which does not at the time of retention provide and has not in the prior ten years provided services to the Buyers or the Sellers (or to their Affiliates). If the Buyers and the Sellers cannot agree on the independent accounting firm to be retained, the Buyers and the Sellers shall each submit the name of one accounting firm that satisfies the qualifications set forth in this Section 2.2, and the independent accounting firm shall be selected by lot from those two firms. The independent accounting firm retained by the Buyers and the Sellers (the "ACCOUNTANT") shall conduct such review of the Closing Balance Sheets, any related work papers of the Buyer Accountants, the Adjustment Certificates, and the Dispute Notice, and any supporting documentation as the Accountant in its sole discretion deems necessary, and the Accountant shall conduct such hearings or hear such presentations by the parties as the Accountant in its sole discretion deems necessary.

             (c) THE ADJUSTMENT REPORT. The Accountant shall, as promptly as practicable and in no event later than 30 days following the date of its retention, deliver to the Sellers and the Buyers a report (the "ADJUSTMENT REPORT"), in which the Accountant shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the applicable Closing Balance Sheets in order for them to comply with this Section 2.2, and shall determine the appropriate Closing Net Working Capital on that basis. The Adjustment Report shall set forth, in reasonable detail, the Accountant's determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Balance Sheets, the Adjustment Certificates and the Closing Net Working Capital, together with supporting calculations. The Sellers shall pay one-half, and the Buyer shall pay one-half, of the fees and expenses of the Accountant incurred in connection with the matters referred to in this Section 2.2. The Adjustment Report shall be final and binding upon the Buyers and the Sellers, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S.C. Sections 1 ET SEQ.

             (d) ADJUSTMENT AND PAYMENT. Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by agreement of the parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), the Purchase Price shall be reduced by (i) the amount, if any, by which the Stanley Closing Net Working Capital is less than the Stanley Projected Net Working Capital and (ii) the amount, if any, by which the Granutec Closing Net Working Capital is less than the Granutec Projected Net Working Capital, or increased by (A) the amount, if any, by which the Stanley Closing Net Working Capital is greater than the Stanley Projected Net Working Capital and (B) the amount, if any, by which the Granutec Closing Net Working Capital is greater than the Granutec Projected Net Working Capital. Any payments to be made to the Buyers or the Sellers pursuant to this Section 2.2(d) shall be made within five days of the end of the Review Period (if a timely Dispute Notice is not delivered) or upon the resolution of all matters set forth in the Dispute Notice by agreement of the parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered) by wire transfer of immediately available funds to the account or accounts of the Buyers or the Sellers, as the case may be, such account or accounts to be designated by a fax at least two Business Days prior to the date on which such payment is scheduled to be made.

             2.3. PREPARATION OF CLOSING BALANCE SHEETS. The Closing Balance Sheets shall be prepared in accordance with GAAP and in a manner that is consistent with the Financial Statements; PROVIDED, however, that if the Closing Balance Sheets cannot be prepared both in accordance with GAAP and in a manner that is consistent with the Financial Statements, the Closing Balance Sheets shall be prepared in accordance with GAAP.

             2.4. PAYMENTS BY BUYERS. The consideration for the acquisition of the Granutec Assets by the US Buyer, the acquisition of the Stanley Assets by the Canadian Buyer and the acquisition of the Novopharm Assets by the applicable Buyer shall consist of (x) cash in an amount equal to the Purchase Price (as adjusted pursuant to Section 2.2) allocated to such Assets in accordance with
Section 2.5 and (y) the applicable Assumed Liabilities; PROVIDED that the cash portion of such consideration may be paid by any Affiliate of either Buyer on behalf of such Buyer.

             2.5. ALLOCATION OF PURCHASE PRICE. Within 60 days after the later of (i) the Closing Date and (ii) the date on which the Buyers' Accountants provide their audit reports on the Closing Balance Sheets to the Buyers, the Buyers shall provide to the Sellers proposed allocations of (x) the aggregate of the Purchase Price (as adjusted pursuant to Section 2.2) and the Assumed Liabilities (collectively, the "SELLERS' CONSIDERATION") and (y) the aggregate of the Sellers' Consideration and all other capitalized costs (collectively, the "BUYERS' CONSIDERATION") among the Assets acquired from each Seller, on a Seller-by-Seller basis. The amount allocated to the Non-Competition Agreement shall be $50,000. In the case of Granutec, such proposed allocations shall be prepared in accordance with Section 1060 of the Code and the Treasury regulations issued thereunder. In the case of Stanley, such proposed allocations shall be prepared in accordance with the applicable provisions of Canadian Tax law. The parties shall cooperate in determining the final allocations of the Buyers' Consideration and the Sellers' Consideration among the Assets (the "FINAL ALLOCATIONS"). Any dispute with respect thereto shall be referred for resolution to a firm of independent public accountants of international standing chosen by agreement of the parties, the fees and expenses of such firm to be divided evenly between the Buyers and the Sellers. The decision of such accounting firm with respect to such dispute shall be final and binding; PROVIDED, that (i) in the event that the Buyers' Consideration exceeds the aggregate Book Value of the Assets, the Final Allocations shall not result in an allocation of Buyers' Consideration among the Assets in one jurisdiction in an amount less than the aggregate Book Value of the Assets in such jurisdiction,
(ii) in the event that the aggregate Book Value of the Assets exceeds the Buyers' Consideration, the Final Allocations shall result in such excess in each jurisdiction not being materially different in amount, and (iii) the amount allocated to the Non-Competition Agreement shall not exceed $50,000. In connection with the preparation of the foregoing proposed allocations, reports and the Final Allocations, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties shall (i) prepare and file all statements or other information required to be furnished to any Governmental Authority pursuant to, in the case of Granutec, section 1060 of the Code and the Treasury Regulations and, in the case of Stanley, the applicable provisions of Canadian Tax law, in a manner consistent with the Final Allocations and (ii) prepare all Tax Returns and forms required to be filed by them (including IRS Form 8594) in a manner consistent with such allocations, and shall not take any position contrary to such allocations with any Governmental Authority without the express written consent of the other.

             2.6. CERTAIN ADJUSTMENTS. As promptly as practicable, but not later than March 31, 2000, the Buyers shall prepare in good faith and deliver to the Sellers a certificate (the "PROPOSED PREPAID ITEM CERTIFICATE") setting forth in reasonable detail a proposed adjustment to the Purchase Price as of the Closing Date of items of the nature of those listed in items 1, 2, 3 and 8 of Schedule
1.4 of the Granutec Schedules and items 1,3 and 8 of Schedule 1.4 of the Stanley Schedules that are not included in the calculation of the Granutec Closing Net Working Capital and the Stanley Closing Net Working Capital. The Sellers shall have 30 days from the date on which the Proposed Prepaid Item Certificate is delivered to review such Certificate. If the Sellers disagree in any respect with the calculation of any item thereon, the Sellers may, on or prior to the end of such 30-day period, deliver a notice to the Buyers setting forth, in reasonable detail, each disputed item or amount and the basis for the Sellers' disagreement therewith, together with supporting calculations. Such notice shall set forth the Sellers' position as to the proper adjustment. Any item not disputed by Sellers in such certificate shall be deemed accepted by the Sellers. If no such notice is received by the Buyers on or prior to the last day of such 30-day period, the Proposed Prepaid Item Adjustment Certificate shall be deemed accepted by the Sellers. Any disputes that the Sellers and the Buyers are unable to resolve within 15 days of receipt of such notice shall be resolved in the manner set forth in Sections 2.2(b) and (c). Upon resolution of all such disputes, the appropriate party shall promptly make a single net adjustment payment.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

             3.1. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. As of October 7, 1999 and as of the Closing Date, the Sellers jointly and severally represent and warrant to the Buyers as follows (except that Granutec and GHC make no representations and warranties with respect to Stanley, Stanley makes no representations and warranties with respect to Granutec and Granutec, GHC and Stanley make no representations and warranties with respect to Novopharm):

             3.1.1. AUTHORIZATION, ETC. Each of the Sellers has the corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it will be a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date each of the Collateral Agreements will have been, duly authorized by all requisite corporate action of each of the Sellers. Each of the Sellers has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of such Collateral Agreements will be, legal, valid and binding obligations of each of the Sellers enforceable against it in accordance with their respective terms.

             3.1.2. CORPORATE STATUS. (a) Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as set forth in Schedule 3.1.2(a), with full corporate power and authority to carry on its business (including its portion of the Business) and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

             (b) Except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Business, each of the Divisions is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified opposite its name in Schedule 3.1.2(b).

             (c) Each of the Divisions has delivered to the Buyers complete and correct copies of its certificate of incorporation and by-laws or other organizational documents, in each case, as amended and in effect on the date hereof. Neither of the Divisions is in violation of any of the provisions of its certificate of incorporation or by-laws or other organizational documents.

             3.1.3. NO CONFLICTS, ETC. The execution, delivery and performance by each of the Sellers of this Agreement and each of the Collateral Agreements to which it is or will be a party, and the consummation of the transactions contemplated thereby, do not and will not con-flict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any benefit under, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the Assets under (i) any Applicable Law applicable to any Seller or any of the properties or assets of either
Division or, to the extent related to the Assets, Novopharm (PROVIDED, with respect to performance of this Agreement and the Collateral Agreements, that the Governmental Approvals listed in Schedule 3.1.3 have been obtained prior to the Closing), (ii) the certificate of incorporation or by-laws or other organizational documents of each Seller or (iii) except as set forth in
Schedule 3.1.3, any Contract or other contract, agreement or commitment or other instrument or arrangement to which any Seller is a party or by which any Seller or any of the Assets may be bound or affected. Except as specified in Schedule 3.1.3, no Governmental Approval or other Consent is required to be obtained or made by any Seller in connection with the execution and delivery of this Agreements and the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby.

             3.1.4. FINANCIAL STATEMENTS, ETC. (a) FINANCIAL STATEMENTS. The Sellers have delivered to the Buyers (i) audited financial statements of Granutec and Stanley, in each case, at and for the periods ended December 31, 1996 and December 31, 1997 and on or prior to the Closing Date will deliver to the Buyer audited financial statements of Granutec and Stanley at and for the period ended December 31, 1998 (the "AUDITED BALANCE SHEET DATE"), together with reports thereon by Seller Accountants (the "AUDITED FINANCIAL STATEMENTS"), (ii) unaudited financial statements of Granutec and Stanley, in each case, as at and for the eight month periods ended August 31, 1999 (the "UNAUDITED FINANCIAL STATEMENTS"), including in each of clauses (i) and (ii) a balance sheet, statements of income and retained earnings and a statement of cash flows, (the Audited Financial Statements and the Unaudited Financial Statements are referred to collectively as the "FINANCIAL STATEMENTS"). The Audited Financial Statements for the periods ended December 31, 1996 and December 31, 1997 are, and upon delivery the Audited Financial Statements for the period ended December 31, 1998 will be, complete and correct in all material respects and have been or upon delivery will be prepared in accordance with GAAP consistently applied throughout the periods indicated. The Unaudited Financial Statements have been prepared and on a basis consistent with the Audited Financial Statements, except that the Unaudited Financial Statements do not contain notes and may be subject to normal audit adjustments and normal annual adjustments. The balance sheets included in the Financial Statements present fairly or upon delivery will present fairly the financial condition of the Business as at their respective dates. The statements of income and retained earnings and statements of cash flows included in the Financial Statements reflect or upon delivery will reflect all costs that historically have been incurred by the Business (other than the Excluded Liabilities) and present fairly or upon delivery will present fairly the results of operations and cash flows of the Business for the periods indicated.

             (b) OTHER FINANCIAL INFORMATION. Schedule 3.1.4(b) sets forth the extent to which each the Division makes sales to or derives revenues or makes purchases from sources located in foreign countries for the eight months ended August 31, 1999.

             3.1.5. ABSENCE OF UNDISCLOSED LIABILITIES. No Seller has any liabilities or obligations of any nature, whether known, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business or the Assets, except (a) as set forth in Schedule 3.1.5, (b) as and to the extent disclosed or reserved against on the face of Audited Balance Sheets and (c) for liabilities and obligations that (i) were incurred after the date of the Audited Balance Sheets in the ordinary course of business consistent with prior practice and not prohibited by this Agreement and
(ii) individually and in the aggregate are not material to the Business and have not had or resulted in, and will not have or result in, a Material Adverse Effect.

             3.1.6. TAXES. (a) (i) All income and other material Tax Returns required to have been filed in connection with the Business or the Assets have been filed, (ii) all such Tax Returns are true and correct in all material respects, (iii) all Taxes shown as due on such Tax Returns have been paid, (iv) all other material Taxes that are due (or claimed by any Governmental Authority to be due) in connection with the Business or the Assets, that are chargeable as a lien upon the Business or the Assets, or that may become due in connection with the Business or the Assets with respect to any taxable period (or portion thereof) ending on before the Closing Date, have been paid or have been adequately reserved for in the books and records of the Sellers, and (iv) the Divisions and, to the extent related to the Business, Novopharm have duly and timely withheld all Taxes required to be withheld, including but not limited to amounts required to be withheld in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder, ("WITHHOLDING TAXES") and such Withholding Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

             (b) No agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes payable in connection with the Business or the Assets, and no power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority, which waiver, extension or power of attorney is currently in effect.

             (c) Except as set forth in Schedule 3.1.6(c), no Taxes on or with respect to the Division or, to the extent related to the Business, Novopharm are currently under audit, examination or investigation by any Governmental Authority. No Governmental Authority is now asserting or, to the knowledge of any Seller, proposing to assert against either Division or, to the extent related to the Business, Novopharm any material deficiency or claim for any Taxes or any adjustment to Taxes. There is no litigation or administrative appeal pending or, to the best knowledge of any Seller, threatened against or relating to either Division or, to the extent related to the Business, Novopharm in connection with any Taxes.

             (d) Neither Division nor, to the extent related to the Business, Novopharm (i) is a party to or bound by or has an obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) is otherwise liable for the Taxes of any other Person, as a transferee, successor or otherwise, and (iv) has received or applied for a Tax ruling or has entered into a closing agreement pursuant to
Section 7121 of the Code, or any predecessor provision or any similar provision of any Applicable Law.

             (e) No Buyer will be required to deduct or withhold any amount in connection with the transactions contemplated by this Agreement, including without limitation pursuant to section 1445(a) of the Code.

             (f) None of the Assets are subject to Tax liens (other than liens for Taxes which are not yet due and payable).

             (g) The U.S. federal income tax returns of Granutec have been examined and settled with the IRS (or the statutes of limitation for the assessment of federal income taxes for such periods have expired) for all years through 1995, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid. Stanley has filed as required all Tax Returns and has not been assessed or reassessed for any Taxes other than as filed. There are no proposed assessments or reassessments for any Taxes of Stanley and the "Normal Reassessment Period" (as defined in the Income Tax Act (Canada)) has expired for Stanley with respect to all taxation years up to and including 1994.

             (h) The Industrial Revenue Development Bonds constitute validly outstanding tax exempt obligations pursuant to Section 103 of the Code. To the knowledge of the Sellers the transactions contemplated by this Agreement will not cause interest with respect to the Industrial Development Revenue Bonds to fail to qualify as tax exempt interest under Section 103 of the Code or cause the maturity date of such bonds to be accelerated. To the knowledge of the Sellers, no conditions exist that would cause the Industrial Development Revenue Bonds to fail to qualify as tax exempt or would cause the maturity date of such bonds to be accelerated.

             (i) Neither Stanley nor Novopharm are non-residents within the meaning of the Income Tax Act (Canada), both are registered for the purposes of the Excise Tax Act (Canada) and their respective business numbers are 122143506 and 885106765.

             3.1.7. ABSENCE OF CHANGES. Except as set forth in Schedule 3.1.7, since the Audited Balance Sheet Date, the Sellers have conducted the Business only in the ordinary course consistent with prior practice and have not, on behalf of, in connection with or relating to the Business or the Assets:

             (a)  suffered any Material Adverse Effect;

             (b) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could have a Material Adverse Effect;

             (c) discharged or satisfied any Lien the discharge or satisfaction of which did not have a Material Adverse Effect, other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Audited Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

             (d) assigned, mortgaged, pledged or otherwise subjected to Lien, any property, business or assets, tangible or intangible, held in connection with the Business;

             (e) sold, transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of business, or forgiven, canceled or compromised any debt or claim, or waived or released any right of substantial value;

             (f) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect;

             (g) transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

             (h) other than in the ordinary course of business, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of any Seller relating to the Business;

             (i) encountered any labor union organizing activity, had any actual or, to the knowledge of the Sellers, threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

             (j) failed to replenish either Division's inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

             (k) made any capital expenditures or capital additions or improvements in excess of an aggregate of $200,000 for each Division;

             (l) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $200,000 in the aggregate;

             (m) (i) entered into any material transaction, contract, agreement or commitment or other instrument or arrangement other than in the ordinary course of business or (ii) breached any material contract, agreement or commitment or other instrument or arrangement;

             (n) made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment;

             (o) made any prepayment of any accounts payable, delayed payment of any trade payables in a manner that had a Material Adverse Effect or other obligations other than in the ordinary course of business consistent with past practice, or made any other cash payments other than in the ordinary course of business;

             (p) failed to maintain all of the tangible Assets in good repair, working order and operating condition subject only to ordinary wear and tear;

             (q) failed to use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried in connection with the Business; or

             (r) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

             3.1.8. LITIGATION. Except as set forth on Schedule 3.1.8, there is no legal action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, written inquiry or investigation of any nature, including, without limitation, any proceedings for the acquisition of collective bargaining rights, civil, criminal, regulatory, tribunal proceeding or otherwise, in law or in equity (collectively, "LITIGATION"), filed and served on or, to the knowledge of the Sellers, threatened against or relating to any Seller in connection with the Assets or the Business or against or relating to the transactions contemplated by this Agreement or any Collateral Agreement, and no Seller knows of any reasonable basis for the same. Except as set forth in such Schedule 3.1.8, in the three years prior to the date hereof and the Closing Date no citations, fines or penalties have been asserted against any Seller in connection with the Assets or the Business that had a Material Adverse Effect under any Environmental Law or other Applicable Law. Schedule 3.1.8 sets forth all Litigation against or relating to any Seller in connection with the Assets or the Business since January 1, 1998 and all Litigation against or relating to any Seller in connection with the Assets or the Business that had a Material Adverse Effect during the period from January 1, 1997 to December 31, 1997.

             3.1.9. COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS AND CONSENTS.
(a) Except as disclosed in Schedule 3.1.9(a) since January 1, 1997, each of the Sellers has complied in all material respects with all Applicable Laws applicable to the Business or the Assets, and no Seller has received any notice alleging any such conflict, violation, breach or default that has not been cured.

             (b) Schedule 3.1.9(b) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business. Except as set forth in Schedule 3.1.9(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and each of the Sellers is in material compliance with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Business.

             (c) Schedule 3.1.9(c) sets forth all Contracts with any Governmental Authority relating to the Assets or the Business.

             3.1.10. OPERATION OF THE BUSINESS. Except for sales of over the counter drugs, vitamins, minerals, herbals, and supplements under the "Wampole" brand by Wampole and sales of private label over the counter drugs, vitamins, minerals, herbals, and supplements by Novopharm Quebec, a division of Novopharm, and except for the operations of Humanpharma outside the Territory, the Divisions are the only Affiliates of Novopharm that, and Novopharm itself does not, develop, manufacture, label, package, market and distribute private label over the counter drugs, vitamins, minerals, herbals and supplements.

             3.1.11. ASSETS. Except as disclosed in Schedule 3.1.11, each of the Sellers has good and valid title to all the applicable Assets free and clear of any and all Liens other than Permitted Liens. Except as disclosed in Schedule 3.1.11, neither Novopharm nor GHC owns any properties, assets, rights, of any nature, kind and description (including, without limitation, the Specified Assets), tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) relating to or used or held for use in connection with the Business. Except as disclosed in Schedule 3.1.11, the Assets, together with the services and arrangements described in
Section 5.2.5, comprise all assets and services required for the continued conduct of the Business by the Buyers as now being conducted. The Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except Inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, employees not to be hired by the Buyer, and the Excluded Assets). The Assets are adequate for the purposes for which such assets are currently used or are held for use, and are in good repair and operating condition (subject to normal wear and tear).

             3.1.12. CONTRACTS. (a) Schedule 3.1.12(a) contains a complete and correct list of all material agreements, contracts, commitments and other instruments and arrangements (whether written or oral), of the types described below (x) by which any of the Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business or the Assets (the "CONTRACTS") and specifies which Seller is a party to such agreements, contracts, instruments and arrangements:

             (i) leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other contracts concerning or relating to the Real Property;

             (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

             (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

             (iv) all agreements and arrangements set forth on Schedule 3.1.19(d), and all other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

             (v)  brokerage or finder's agreements;

             (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

             (vii) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the acquisition, sale, lease or disposal of any Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

             (viii) as of the dates set forth in Schedule 3.1.12(a), orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $100,000 in the case of purchases or $100,000 in the case of sales;

             (ix) to the extent not disclosed in subclauses (i) to (viii) above and (x) to (xiii) below, contracts with respect to which the aggregate amount that could reasonably expected to be paid or received thereunder in the future exceeds $50,000 per annum or $50,000 in the aggregate;

             (x) sales agency, manufacturer's representative, marketing or distributorship agreements;

             (xi) contracts, agreements or arrangements with respect to the representation of the Business in foreign countries;

             (xii) master lease agreements providing for the leasing of both (A) personal property primarily used in, or held for use primarily in connection with, the Business and (B) other personal property;

             (xiii) contracts, agreements or commitments with any employee, director, officer, stockholder or (except with respect to purchase orders entered into in the ordinary course of business) Affiliate of any Seller; and

             (xiv) any other contracts, agreements or commitments that are or will be material to the Business.

             (b) Unless otherwise disclosed in Schedule 3.1.12(a) or 4.1.13, the Sellers have delivered to the Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.1.12(a). All agreements, contracts and commitments that have been incurred in the ordinary course of business and are not required to be disclosed in Schedule 3.1.12(a) are not individually material to the operation of the Business and will not, in the aggregate, have a Material Adverse Effect.

             (c) Except as set forth in Schedule 3.1.12(a), all Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any Seller or, to the knowledge of the Sellers, any other party thereto except as set forth in Schedule 3.1.12(c) and except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and will not have or result in, a Material Adverse Effect and (ii) have not and are not reasonably expected to materially impair the ability of any Seller to perform their respective obligations under this Agreement and under the Collateral Agreements. Except as set forth in Schedule 3.1.12(c), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Collateral Agreements or the consummation of the transactions contemplated thereby.

             (d) Except as set out in Schedule 3.1.12(d), none of the Sellers has outstanding any power of attorney relating to the Business.

             3.1.13. TERRITORIAL RESTRICTIONS. Except as a result of any agreement set out in Schedule 3.1.13, no Seller is restricted by any written agreement or understanding with any other Person from carrying on the Business anywhere in the world. The Buyers, solely as a result of its purchase of the Business from the Sellers pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

             3.1.14. INVENTORIES. All Inventories of the Divisions or, to the extent related to the Business, Novopharm, are of good, usable and merchantable quality and, except as set forth on Schedule 3.1.14, do not include obsolete or discontinued items. Except as set forth on Schedule 3.1.14, (a) all such Inventories are of such quality as to meet the quality control standards of the Sellers and any applicable governmental quality control standards, (b) all such Inventories that are finished goods are saleable as current inventories in the ordinary course of business, (c) all such Inventories are recorded on the books of the Business at the lower of cost or market value determined in accordance with GAAP and (d) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years. Schedule 3.1.14 lists the locations of all such Inventories.

             3.1.15. CUSTOMERS. Schedule 3.1.15 sets forth the names of all customers of either Division or to the extent related to the Business, Novopharm that ordered Products from such Seller with an aggregate value for each such customer of $100,000 or more during the twelve-month period ended August 31, 1999. Except as set forth on Schedule 3.1.15, no Seller has received any notice or has any reason to believe that any significant customer of such Division or to the extent related to the Business, Novopharm (i) has ceased, or will cease, to use the products, goods or services of such Seller, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of such Seller or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of such Seller, including in each case after the consummation of the transactions contemplated hereby. To the knowledge of the Sellers, no customer of any Seller described in the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

             3.1.16. SUPPLIERS; RAW MATERIALS. Schedule 3.1.16 sets forth (a) the names of all suppliers (including without limitation Novopharm and any Affiliates thereof) from which each Division ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $100,000 or more during the twelve-month period ended August 31, 1999 and (b) the amount for which each such supplier invoiced each Seller during such period. Except as disclosed on Schedule 3.1.16, no Seller has received any notice or has any reason to believe that there has been any change in the price of such raw materials, supplies, merchandise or other goods or services that could reasonably be expected to have or result in a Material Adverse Effect, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to either Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Divisions or to the extent relating to the Business, Novopharm, subject to general and customary price increases. To the knowledge of the Sellers, no supplier of any Seller described in clause (a) of the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

             3.1.17. PRODUCTS. (a) WARRANTIES. Schedule 3.1.17(a) sets forth a summary of the most frequently used standard terms and conditions of sale for each of the products or services of each Division and, to the extent related to the Business, Novopharm (the "PRODUCTS"), containing applicable guaranty, warranty and indemnity provisions. Schedule 3.1.17(a) contains a complete and correct list of all Products and a list of the Products that Novopharm supplies to Granutec and the Products that Novopharm supplies to Stanley. Except as set forth on Schedule 3.1.17(a), no Product manufactured, sold, or delivered by, or service rendered by or on behalf of either Division and, to the extent related to the Business, Novopharm is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

             (b) PRODUCT LIABILITY. Except as set forth on Schedule 3.1.17(b), no Seller has any liability or obligation of any nature (whether known, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, any Division and, to the extent related to the Business, Novopharm or any predecessor thereto, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons, and (ii) is not otherwise fully and adequately reserved against as reflected in the Financial Statements and (iii) will not otherwise be fully and adequately reserved against as reflected in the Closing Balance Sheet.

             (c) REBATES. Except as set forth on Schedule 3.1.17(c), no Division and, to the extent related to the Business, Novopharm has entered into, or offered to enter into, any agreement, contract commitment or other arrangement (whether written or oral) pursuant to which such Division or Novopharm is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer ("REBATE OBLIGATIONS"). All Rebate Obligations are reflected in the Audited Financial Statements or have been incurred after the date thereof in the ordinary course of business and will be reflected in the Subsequent Monthly Financial Statements.

             3.1.18. ABSENCE OF CERTAIN BUSINESS PRACTICES. None of the Sellers, any officer, employee or agent of any Seller, or any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist any Seller in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected any Division or to the extent related to the Business, Novopharm, to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject any Division or to the extent related to the Business, Novopharm, to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or any similar provision of any Applicable Law or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

             3.1.19. INTELLECTUAL PROPERTY. (a) TITLE. Schedule 3.1.19(a) contains a complete and correct list of all Intellectual Property Assets that are owned by any Seller (the "OWNED INTELLECTUAL PROPERTY") other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information and (ii) Intellectual Property that is both (x) not registered or subject to application for registration and
(y) not material to the Business. Except as set forth on Schedule 3.1.19(a), the Sellers own or have the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property Assets, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever except such payments as may be necessary in connection with the registration or maintenance of any Intellectual Property with any Governmental Authority. The Owned Intellectual Property and the Intellectual Property licensed to or used by the Sellers under the agreements and arrangements set forth on Schedule 3.1.19(d) as required by
Section 3.1.19(d)(i), comprise all of the Intellectual Property necessary for the Buyers to conduct and operate the Business as now being conducted by the Sellers.

             (b) TRANSFER. Immediately after the Closing, provided the Buyers comply with all applicable registration requirements of all Governmental Authorities to effect such transfer, the Buyers will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any Liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing.

             (c) NO INFRINGEMENT. Except as set forth on Schedule 3.1.19(c), the conduct of the Business as currently conducted does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the knowledge of the Sellers, none of the Intellectual Property Assets is being used or has been made available for use by any other Person without the permission of the relevant Seller or is being infringed by any other Person.

             (d) LICENSING ARRANGEMENTS. Schedule 3.1.19(d) sets forth a complete and correct list of all material written and oral agreements or arrangements pursuant to which (i) any Seller has any Intellectual Property Asset(s) licensed to it or has otherwise been permitted to use any Intellectual Property Asset(s) (through non-assertion, settlement or similar agreements or otherwise), and (ii) any Seller has licensed any Intellectual Property Asset(s) to any Person (including, but not limited to, another Seller) or has otherwise permitted the use by any Person of any Intellectual Property Asset(s) (through non-assertion, settlement or similar agreements or otherwise). Each Seller has delivered to the Buyers true and complete copies of all agreements and arrangements (including amendments) set forth on Schedule 3.1.19(d), and provided to the Buyers accurate written descriptions of all material terms of all such agreements and arrangements that are oral. All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Sellers or the Business in respect of any Intellectual Property are disclosed in the Audited Financial Statements.

             (e) NO INTELLECTUAL PROPERTY LITIGATION. Except as set forth on
Schedule 3.1.19(e), no written claim or demand of any Person has been made nor is there any proceeding that is pending or, to the knowledge of the Sellers, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of any Seller in respect of any Intellectual Property Asset(s), (ii) asserts that any Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.1.19(d), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on
Schedule 3.1.19(d). Except as set forth on Schedule 3.1.19(e), none of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of the Sellers.

             (f) DUE REGISTRATION, ETC. The Owned Intellectual Property described on Schedule 3.1.19(a) has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or non-United States, and the Sellers have taken all other actions, as necessary or desirable to ensure full protection under any and all Applicable Laws and regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the Business.

             (g) USE OF NAME AND MARK. Except as set forth in Schedule 3.1.19(g), there are, and as of the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on any Buyer's right to use the names ands marks in Schedules 3.1.19(a) and (d) and the names and marks "Granutec", "CPL", "Granupap", "Stanley", "Stanley Pharmaceuticals", "Wes-Pak", or "KSL Pharmaceuticals" in the conduct of the Business as presently carried on by the Sellers or Wes-Pak Products Ltd. ("WES-PAK").

             (h) YEAR 2000. (i) The Sellers have conducted an inventory of all technology, equipment, devices, systems, hardware and Software used in, or by, the Business (collectively, the "COMPUTER SYSTEMS") in order to determine which parts of the Computer Systems are not Year 2000 Compliant.

             (ii) The Sellers have developed, adequately funded and commenced a plan (the "YEAR 2000 PLAN") to modify or replace any and all Computer Systems that are not Year 2000 Compliant and have adequate personnel, resources and consultants under contract to timely do so.

             (iii) All Computer Systems are Year 2000 Compliant or are reasonably expected to be Year 2000 Compliant by the Closing Date.

             (iv) The Sellers have conducted a reasonable inquiry into the Year 2000 Compliant status of the operations of any third party with which the Business has a material relationship including, but not limited to, business partners, suppliers, service providers, customers, vendors, utilities and transporters. The Sellers have not received notice that such third parties will not be, before January 1, 2000, Year 2000 Compliant and will not be able to continue to conduct business with the Business without material disruption.

             (v) The Sellers have provided the Buyers with the Year 2000 Plan, a current status report on Year 2000 Compliance of the Computer Systems, and other documents related to the

Year 2000 Compliant status of the Business including, without limitation, certifications, correspondence and other documents received from third parties (including but not limited to the third parties referenced in Section 3.1.19(h)(iv) above) relating to such third parties' Year 2000 Compliant status.

             3.1.20. INSURANCE. Schedule 3.1.20 contains a complete and correct list and sum mary description of all insurance policies maintained by any Seller for the benefit of or in connection with the Assets or the Business. The
Sellers have delivered to the Buyers complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Sellers have complied with the terms and provisions of such policies. Schedule 3.1.20 sets out all claims made by the Sellers under any policy of insurance during the past two years with respect to the Business.

             3.1.21. REAL PROPERTY. (a) OWNED REAL PROPERTY. Schedule 3.1.21(a) contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property including, without limitation, the properties reflected as being so owned on the Audited Financial Statements. Each of the Divisions has, or on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property indicated on
Schedule 3.1.21(a) as being owned by it, free and clear of all Liens except Permitted Liens. Except as set forth on Schedule 3.1.21(a) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

             (b) LEASES. Schedule 3.1.21(b) contains a complete and correct list of (i) all Leased Real Property setting forth the address, landlord and tenant for each Lease and (ii) all Other Leases, setting forth the address, landlord and tenant for each Other Lease. The Sellers have delivered to the Buyers correct and complete copies of the Leases and the Other Leases. Each Lease and Other Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. No Division nor to the knowledge of the Sellers any other party to the Leases is in default, violation or breach in any respect under any Lease or Other Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease or Other Lease. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. Except as set forth on Schedule 3.1.21(b), the Divisions have good and valid title to the Leasehold Interest in each Lease free and clear of all Liens other than Permitted Liens against such Leasehold Interest. Each of the Divisions enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property.

             (c) FEE AND LEASEHOLD INTERESTS, ETC. Except as set forth on
Schedule 3.1.21(c), the Real Property constitutes all the fee and leasehold interests in real property used in or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business. Except as set forth in Schedule 3.1.21(c), there is no fee or leasehold interest used in or held for use in connection with the Business other than the Owned Real Property that will be owned by the Buyers after the Closing and the Leased Real Property that will be leased to the Buyers after the Closing.

             (d) NO PROCEEDINGS. There are no eminent domain, expropriation, rezoning, condemnation or other similar proceedings pending or, to the knowledge of the Sellers, threatened affecting any portion of the Owned Real Property or, to the knowledge of the Sellers, the Leased Property. There is no writ, injunction, decree, caveat, lis pendens, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to the knowledge of the Sellers, threatened, relating to the ownership, lease, use, occupance or operation by any Person of any Real Property.

             (e) CURRENT USE. The use and operation of the Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Owned Real Property, or, to the knowledge of the Sellers, the Leased Property. There is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Real Property that would, individually or in the aggregate, have a Material Adverse Effect.

             (f) COMPLIANCE WITH REAL PROPERTY LAWS. The Owned Real Property or, to the knowledge of the Sellers, the Leased Property, is in full compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Real Property (collectively, "REAL PROPERTY LAWS"), and no Seller has received any notice of violation or claimed violation or, the knowledge of the Sellers, no violation is threatened in respect of any Real Property Law. No current use by any of the Divisions of the Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

             (g) REAL PROPERTY TAXES. Each parcel included in the Owned Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel. All real property taxes, sales levies and assessments with respect to the Owned Real Property or, to the knowledge of the Sellers, the Leased Property, have been paid in full and there are no proceedings with respect thereto.

             (h) LEASES AND LICENSES OF OCCUPATION. The Owned Real Property is not subject to any agreements to lease, leases, tenancy agreements, licenses of occupation whether written or oral, relating to any use or occupancy thereof.

             3.1.22. ENVIRONMENTAL MATTERS. (a) PERMITS. All Environmental Permits are identified in Schedule 3.1.22(a), and the Sellers currently hold, and at all times have held, all such Environmental Permits necessary to the Business, or required in connection with the Real Property, and all such Environmental Permits shall be validly transferred to the Buyers on the Closing Date. No Seller has been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed on the same terms and conditions in the ordinary course of business.

             (b) NO VIOLATIONS. Except as disclosed in Schedule 3.1.22(b), each of the Sellers and their respective Affiliates have complied in all material respects and is in material compliance with all material Environmental Permits and all material Environmental Laws pertaining to the Real Property (and the use, ownership or transferability thereof) and the Business. No Person has threatened or alleged any material violation by any Seller or their respective Affiliates of any Environmental Permits or any Environmental Law relating to the conduct of the Business or in any way relating to the use, ownership or transferability of the Real Property.

             (c) NO ACTIONS. Except as set forth in Schedule 3.1.22(c), none of the Sellers or any of their respective Affiliates has caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to (i) the environmental conditions on, under, or about any Real Property, the Assets or other properties or assets currently owned, leased or used by the Sellers held for use in connection with, necessary for the conduct of, or otherwise material to, the Business, or (ii) the past or present use, management, placement, handling, transport, treatment, generation, storage, disposition or Release of any Hazardous Substances on, under or about any Real Property or in connection with the Business.

             (d) OTHER. Except as set forth in Schedule 3.1.22(d):

             (i) There has been no Release of Hazardous Substances at the Leased Real Property of either Division and the Owned Real Property of Granutec and, during Stanley's ownership of its Owned Real Property, there has been no Release of Hazardous Substances. None of current or past operations, or any by-product thereof, and none of the currently owned, leased or operated property or assets of any Seller used in the Business, including without limitation the Assets and the Real Property, is related to or subject to any investigation or evaluation existing or, to the knowledge of the Sellers, threatened by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Substances.

             (ii) No Seller is subject to any outstanding order, judgment, injunction, claim, investigation, notice, direction, judicial or administrative proceeding, letter, demand decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which the Buyer may be required to incur any Environmental Liabilities and Costs arising from or in any way connected with the Release or threatened Release of a Hazardous Substance, the conduct of the Business or the ownership or use of the Real Property.

             (iii) None of the Real Property is, and no Seller nor any of their respective Affiliates has transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to the Assets or the Real Property to any location that is, listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state, provincial, regional district or local enforcement actions or investigations or Remedial Action.

             (iv) No work, repair, construction or capital expenditure is required or planned in respect of the Assets or the Real Property pursuant to any Environmental Law, nor to comply with any Environmental Law, nor have any of the Sellers and their respective Affiliates received or, to the knowledge of the Sellers, been threatened with any notice of any such requirement, except for such work, repair, construction or capital expenditure is not material to the Business and is in the ordinary course of business.

             (e) FULL DISCLOSURE. The Sellers have disclosed and made available to the Buyers all material information, including without limitation all investigations, assessments, audits, studies, analyses and test results, in the possession, custody or control of any Seller and their respective Affiliates or their agents relating to (i) the environmental conditions on, under or about the Real Property, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored disposed or Released by any Seller or any other Person at any time on any Real Property.

             3.1.23. EMPLOYEES, LABOR MATTERS, ETC. Schedule 3.1.23 contains a complete and correct list of all current employees of the Divisions. No Novopharm employees other than David Howard perform any material work related to the operation of the Business other than research and development. Schedule
3.1.23 contains a complete and correct list of all Novopharm employees that perform such research and development. Except as set forth in Schedule 3.1.23, no Seller is a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Business. Since January 1, 1998 there has not occurred or, to the knowledge of the Sellers, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. Except as set forth in Schedule 3.1.23, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition or, to the knowledge of the Sellers, no representation application pending or, to the knowledge of the Sellers, threatened with respect to any employee employed in the operation of the Business. Each Seller has complied with all provisions of Law pertaining to the employment of employees, including, without limitation, all such Applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of either Buyer or the Business, and has not had or resulted in, and will not have or result in, a Material Adverse Effect.

             3.1.24. EMPLOYEE BENEFIT PLANS AND RELATED MATTERS. (a) EMPLOYEE BENEFIT PLANS. Schedule 3.1.24(a) sets forth a true and complete list of each "employee benefit plan", as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, pension, supplementary pension, retirement, profit sharing, savings, medical, dental, life insurance, disability, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed in the operation of the Business or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "EMPLOYEES") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by any Seller or any other trade or business, whether or not incorporated, which, together with any Seller is or would have been at any date of determination occurring within the preceding six years treated as a single employer under section 414 of the Code or other Applicable Law (such other trades and businesses collectively, the "RELATED PERSONS"), or to which any Seller or any Related Person contributes or is or has been obligated or required to contribute or with respect to which any Seller or the Business may have any liability or obligation (collectively, the "PLANS"). With respect to each such Plan, the Sellers have provided the Buyers complete and correct copies of: all written Plans; descriptions of all unwritten Plans; all trust agreements, insurance contracts or other funding arrangements; the two most recent actuarial and trust reports or where applicable cost certificates; the two most recent Forms 5500 and all schedules thereto; the most recent IRS determination letter; proof of registered status with Revenue Canada (Taxation) and any other applicable Canadian Governmental Authority, current summary plan descriptions or other written employee communications setting forth Plan benefits; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, Revenue Canada (Taxation) or any other applicable Governmental Authority (including a written description of any oral communication); an actuarial study of any post-employment life or medical benefits provided under any such Plan, if any; statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any; management agreements, policy statements; and all amendments and modifications to any such document. The Sellers have not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

             (b) QUALIFICATION. Except as set forth on Schedule 3.1.24(b), each Plan intended to be registered with Revenue Canada (Taxation), or qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is duly registered and in good standing and (in the case of Granutec Plans) where applicable, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of registration of the Plan or the date of the aforementioned determination letter that could adversely affect such registration, qualification or tax-exempt status.

             (c) COMPLIANCE; LIABILITY. Except as set forth on Schedule
3.1.24(c):

             (i) No Plan is a defined benefit plan as such term is defined in section 3(35) of ERISA, or is subject to the benefit accrual requirements as set forth in section 204 of ERISA.

             (ii) No Plan is (A) an excess benefit plan as such term is defined in section 3(36) of ERISA, or (B) a supplemental pension plan that provides benefits in excess of the maximum benefits or contribution limit under the Income Tax Act (Canada).

             (iii) No liability has been or is expected to be incurred by any Seller, any Related Person or the Business (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to the Income Tax Act (Canada) or Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to any Plan that could, following the Closing, become or remain a liability of the Business or become a liability of either Buyer or of any Plan established or contributed to by either Buyer and, to the knowledge of the Sellers after due inquiry, no event, transaction or condition has occurred or exists that could result in any such liability to the Business or, following the Closing, either Buyer. None of the Plans require or permit a retroactive increase in premiums or payments and the level of insurance reserves required to be funded by the Sellers are reasonable and sufficient to provide for all incurred but unreported claims up to Closing. Sufficient reserves have been established by Stanley to meet its liabilities extending beyond the Closing resulting from long term disability claims incurred under any Plan prior to the Closing. Granutec has adequately provided, through its insurer, sufficient coverages to meet its liabilities extending beyond the Closing resulting from long term disability claims incurred under any Plan prior to the Closing.

             (iv) Each of the Plans and predecessor Plans has been operated and administered in all respects in compliance with their terms and all Applicable Law, except for any failure so to comply that, individually or together with all other such failures, has not and will not result in a material liability or obligation on the part of the Business, or, following the Closing, either Buyer, and has not had or resulted in, and will not have or result in, a Material Adverse Effect. There are no material pending or, to the knowledge of the Sellers, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).

             (v) No Plan is a "multi-employer plan" within the meaning of section 4001(a)(3) of ERISA or is a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA or is a "multi-employer plan" as defined in the Income Tax Act (Canada) or the Pension Benefits Standards Act (British Columbia).

             (vi) All contributions or premiums required to have been made by any Seller and each Related Person to any Plan under the terms of any such Plan (including, any funding agreements, policies, or contracts) or pursuant to any applicable collective bargaining agreement or Applicable Law have been made within the earliest time prescribed by any such Plan, agreement or Applicable Law. Each Plan required to be funded in accordance with Applicable Laws and the terms of such Plans has been so funded and, for greater certainty, there are no funding deficiencies, either on a going concern or solvency basis in such Plans. No withdrawal of assets, including cash, has been made from the assets from time to time held in trust for any Plan, except for the purpose of paying or arranging for the payment of funds or proper expenses of any such Plan in accordance with its terms and Applicable Laws.

             (vii) There are no agreements, written or otherwise, that will provide Transferred Employees, as a result of the execution and performance of this Agreement, with payments of compensation or benefits, or the acceleration of the vesting or timing of payment of any compensation or benefits.

             (viii) There are no agreements, written or otherwise, that entitle Transferred Employees to receive severance pay or benefits.

             (ix) There are no agreements, written or otherwise, that provide Transferred Employees with post-retirement benefits of any kind by reason of employment in the Business, including, without limitation, death or medical benefits (whether or not insured), other than (A) group health plan continuation coverage mandated by section 4980B of the Code or (B) pension benefits payable under any Plan qualified under section 401(a) of the Code or registered with Revenue Canada (Taxation) and applicable Governmental Authority.

             (x) Each investment held in respect of any Plan (including without limitation, investment in trusts and other pooled trusts) is a permitted, qualified or eligible investment under Applicable Law, the terms of the Plan and any supporting documents of the Plan and the Sellers have acted in accordance with Applicable Law in their selection of the funding agents and investment managers of the assets of the Plan.

             3.1.25. CONFIDENTIALITY. Except as set forth on Schedule 3.1.25, the Sellers have taken all reasonable steps necessary to preserve the confidential nature of all Confidential Information (including, without limitation, any proprietary information) with respect to the Business, including but not limited to the manufacturing or marketing of any of the products or services of the Business.

             3.1.26. NO GUARANTEES. Except as set forth on Schedule 3.1.26, none of the obligations or liabilities of the Business or of the Sellers incurred in connection with the operation of the Business is guaranteed by or subject to a similar contingent obligation of any other Person. No Division has guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. Except as set forth on Schedule 3.1.26, there are no outstanding letters of credit, surety bonds or similar instruments of any Seller or any of its Affiliates in connection with the Business or the Assets.

             3.1.27. RECORDS. The Minutes of the Divisions insofar as they relate to or affect the Business and the Assets are complete and correct.

             3.1.28. BROKERS, FINDERS, ETC. All negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated thereby, have been carried on without the participation of any Person acting on behalf of any Seller or their respective Affiliates in such manner as to give rise to any valid claim against the Buyers or any of their subsidiaries for any brokerage or finder's commission, fee or similar compensation, or for any bonus for which the Buyers shall have any obligation or liability to any officer, director, employee, agent or sales representative of or consultant to any Seller or their respective Affiliates upon consummation of the transactions contemplated hereby or thereby.

             3.1.29. DISCLOSURE. No representation or warranty by any Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of any Seller to the Buyers or their representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

             3.1.30. RECEIVABLES. All of the Divisions' receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Business and which are reflected in the Audited Financial Statements, and all such receivables which will have arisen since the Audited Balance Sheet Date, shall have arisen only from BONA FIDE trans-actions in the ordinary course of business. No Seller has knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Audited Financial Statements. The Sellers have delivered to the Buyers an accurate list as of August 31, 1999 of all receivables arising out of or relating to each Division showing the amount owing and the aging of such receivable. All such receivables are unsecured.

             3.1.31. AFFILIATE TRANSACTIONS. Schedule 3.1.31 contains a complete and correct list of all material written or oral agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which a Division on the one hand, and Novopharm or any Affiliate (other than the Divisions), on the other hand, are or have been a party or otherwise bound or affected. Except as disclosed on Schedule 3.1.31, each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth on Schedule 3.1.31 (i) was on terms and conditions as favorable to the applicable Division as would have been obtainable by it at the time in a comparable arm's-length transaction with a Person other than Novopharm or any Affiliate (other than the Divisions) and (ii) will be terminated prior to the Closing.

             3.1.32. CERTAIN REGULATORY MATTERS. (a) Schedule 3.1.32(a) sets forth a complete list of all applicable product registrations, approvals, notifications, and pending applications of the Sellers relating to the Business or the Assets pursuant to any applicable food, drug, cosmetic and medical device regulatory legislation. On the Closing Date, the Sellers shall have delivered to the Buyers complete and correct copies of the Novopharm ANDAs.

             (b) Except as disclosed in Schedule 3.1.32(b), each of the registrations, approvals, and pending applications set out in Schedule 3.1.32(a) is valid, complete, current and in good standing, as the case may be, and has been issued or received, as the case may be, based upon complete, accurate, and truthful underlying information.

             3.1.33. INSOLVENCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting any Seller is pending or, to the knowledge of the Sellers, threatened; nor has any Seller made any assignment for the benefit of creditors, or taken any action in contemplation thereof, or taken any action which would constitute the basis for the institution of any such insolvency proceedings.

             3.1.34. WES-PAK. All of Wes-Pak's right, title and interest in and to the properties, assets and rights of every nature, kind and description (including, without limitation, assets of the nature contemplated in Specified Assets hereunder), tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) principally used as part of the Business by Wes-Pak shall be sold, transferred, conveyed, assigned and delivered to the Canadian Buyer on the Closing Date so as to comprise a portion of the Stanley Assets.

             3.2. REPRESENTATIONS AND WARRANTIES OF THE BUYERS. As of October 7, 1999 and as of the Closing Date, the Buyers jointly and severally represent and warrant to the Sellers as follows:

             3.2.1. CORPORATE STATUS; AUTHORIZATION, ETC. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by each Buyer of the Collateral Agreements to which it is a party will have been, duly authorized by all requisite corporate action of such Buyer. Each Buyer has duly executed and delivered this Agreement and on the Closing Date and each Buyer will have duly executed and delivered the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which each Buyer is a party will be, valid and legally binding obligations of such Buyer, enforceable against each Buyer in accordance with their respective terms. On the Closing Date, each of the Collateral Agreements to which each of the Buyers is a party will be legal, valid and binding obligations of such Buyer, enforceable against it in accordance with their respective terms. The Canadian Buyer is not, and any assignee of the Canadian Buyer permitted hereunder will not be, a non-resident within the meaning of the Income Tax Act (Canada).

             3.2.2. NO CONFLICTS, ETC. The execution, delivery and performance by each Buyer of this Agreement and each of the Collateral Agreements to which it is a party, and the con summation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws or other organizational documents of such Buyer,
(ii) any Applicable Law applicable to such Buyer or any of its properties or assets (PROVIDED, with respect to performance of this Agreement and the Collateral Agreements, that the Governmental Approvals listed in Schedule 3.2.2 have been obtained prior to the Closing) or (iii) any contract, agreement or other instrument applicable to such Buyer or any of its or their properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not impair the ability of such Buyer to perform its obligations under this Agreement or under any of the Collateral Agreements to which it is a party. Except as specified in Schedule 3.2.2, no Governmental Approval or other Consent is required to be obtained or made by any Buyer in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated thereby.

             3.2.3. BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyers in such manner as to give rise to any valid claim against any Seller for any brokerage or finder's commission, fee or similar compensation.

             3.2.4. BUYERS' FINANCING. The Buyers will have available as of the Closing immediately available funds sufficient to consummate the transactions contemplated by this Agreement.

             3.2.5. INSOLVENCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting any Buyer is pending or, to the knowledge of the Buyers, threatened; nor has any Buyer made any assignment for the benefit of creditors, or taken any action in contemplation thereof, or taken any action which would constitute the basis for the institution of any such insolvency proceedings.

             3.2.6. REPRESENTATIONS AND WARRANTIES. To the knowledge of the Buyers, except with respect to the last sentence of Section 3.1.32(a), the representations and warranties of the Sellers in this Agreement are true and correct in all material respects.


                                   ARTICLE IV
                                    COVENANTS

             4.1. COVENANTS OF THE SELLERS.

             4.1.1. CONDUCT OF BUSINESS. (a) From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyers in writing, the Sellers will:

             (i) carry on the Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be unimpaired following the Closing;

             (ii) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

             (iii) perform all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply with all Applicable Laws applicable to it, the Assets or the Business;

             (iv) not enter into or assume any material agreement, contract or commitment or other instrument or arrangement relating to the Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

             (v) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee, PROVIDED that the Buyers hereby consent to the payment by the Seller of commercially reasonable bonuses to such employees with respect to the performance of due diligence in connection with the transactions contemplated by this Agreement; and

             (vi) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.1.7.

             (b) Without prejudice to the Buyers' rights under Section 8.2(a), any material agreement, contract commitment or other instrument or arrangement relating to the Business, or material amendment, supplement, waiver or other modification in respect thereof that Sellers enter into from the date hereof to the Closing Date without the prior written consent of the Buyers shall, at the option of the Buyers exercisable at or prior to the Closing, constitute an Excluded Asset and an Excluded Liability hereunder.

             4.1.2. NO SOLICITATION. During the term of this Agreement, none of the Sellers, any of their Affiliates or any Person acting on their behalf shall
(i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of the Assets or the Business or
(ii) furnish or cause to be furnished any non-public information concerning the Business to any Person (other than the Buyers and their agents and representatives), other than in the ordinary course of business or pursuant to Applicable Law and after prior written notice to the Buyers. No Seller shall sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any Asset, other than in the ordinary course of business and consistent with this Agreement.

             4.1.3. ACCESS AND INFORMATION. (a) So long as this Agreement remains in effect, each Seller will (and will cause each of their Affiliates and their and their Affiliates' respective accountants, counsel, consultants, employees and agents to) give the Buyers, the Buyers' prospective lenders and investors, and their respective accountants, counsel, consultants, employees and agents, full access during normal business hours upon prior notice to, and furnish them (subject to existing obligations under Contracts relating to confidentiality) with all documents, records, work papers and information with respect to, all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Divisions or the Business, as the Buyers shall from time to time reasonably request. In addition, the Sellers will permit the Buyers, the Buyers' prospective lenders and investors, and their respective accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Sellers during normal business hours as may be necessary or useful to the Buyers in its review of the properties, assets and business affairs of the Divisions and the Business and the above-mentioned documents, records and information. The Sellers will keep the Buyers generally informed as to the affairs of the Business.

             (b) Novopharm will, and will cause each other Seller to, retain all books and records relating to each Division in accordance with such Seller's record retention policies as presently in effect. During the seven-year period beginning on the Closing Date, the Sellers shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to the Buyers offering to surrender the same to the Buyers at the Buyers' expense.

             4.1.4. FINANCIAL STATEMENTS. Until the Closing, on or before the 21st day of each month, the Sellers shall deliver to the Buyers separate unaudited internally prepared financial statements of Stanley and Granutec as at and for the monthly period ending the last day of the preceding month (the "SUBSEQUENT MONTHLY FINANCIAL STATEMENTS"), which shall include a balance sheet and a statement of income.

             4.1.5. PUBLIC ANNOUNCEMENTS. Except as required by Applicable Law, the Sellers shall not, and they shall not permit any Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyers.

             4.1.6. FURTHER ACTIONS. (a) The Sellers shall agree to use good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

             (b) The Sellers will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by any of them pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby, including but not limited to filings pursuant to the HSR Act and comparable Canadian legislation.

             (c) The Sellers as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all Consents (including, without limitation, all Governmental Approvals and any Consents required under any contract, agreement or commitment or instrument or other arrangement) necessary to be obtained by any of them in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby.

             (d) The Sellers will, and will cause each of their Affiliates to, cooperate with the Buyers in exchanging such information and supplying such assistance as may be reasonably requested by the Buyers in connection with (i) the filings and other actions contemplated by Section 4.2.2 and (ii) efforts by the Buyers after the Closing to cause the Business fully to comply with all Applicable Law.

             (e) At all times prior to the Closing, the Sellers shall promptly notify the Buyers in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections
5.1 and 5.2 to be satisfied, promptly upon either of them becoming aware of the same.

             4.1.7. FURTHER ASSURANCES. Following the Closing, the Sellers shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyers, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

             4.1.8. LIABILITY FOR TRANSFER TAXES. The Sellers and the Buyers each pay one-half of all sales (excluding bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("TRANSFER TAXES"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Collateral Agreements. To the extent practicable, the Buyers and the Sellers shall pay identified Transfer Taxes at Closing. The Sellers shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, PROVIDED that the Buyers shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Buyers under Applicable Law. The Buyers' preparation of any such Tax Returns shall be subject to the Sellers' approval, which approval shall not be unreasonably withheld.

             4.1.9. CANADIAN TAX ELECTIONS. At the Closing Date, the Canadian Buyer, Stanley and Novopharm shall enter into joint elections pursuant to
Section 22 of the Income Tax Act (Canada) and Part IX of the Excise Tax Act (Canada). The Canadian Buyer, Stanley and Novopharm, as applicable, shall file such elections with the applicable Tax Returns required to be filed for the reporting period in which the Closing occurs.

             4.1.10. CERTIFICATES OF TAX AUTHORITIES. The Sellers shall provide to the Buyers all consents, authorizations and other reasonably requested assistance in connection with efforts by the Buyers to obtain certificates from the appropriate taxing authority stating that as of a date on or close to the Closing Date no Taxes are due to any state, provincial or other taxing authority for which the Buyers could have liability to withhold or pay Taxes with respect to the transfer of the Assets or the Business.

             4.1.11. USE OF BUSINESS NAME. After the Closing, no Seller shall, directly or indirectly, use or do business under, or allow any Affiliate to use or do business under, or assist any third party in using or doing business under , any of the names or marks "Granutec," "Stanley", "Stanley Pharmaceuticals" or "KSL Pharmaceuticals" (or any other name confusingly similar to such name or mark). Within 5 days of the Closing, Granutec and GHC will change their name in accordance with the laws of the State of North Carolina and Stanley and Wes-Pak will change their names in accordance with the laws of the Province of British Columbia. Each such entity's changed corporate name shall not contain the words "Granutec", "CPL", "Granupap", "Stanley", "KSL Pharmaceutical" or "Wes-Pak" (whether used alone or in combination with any other words, symbols or phrases), nor will it contain any other name confusingly similar to "Granutec", "Stanley", "Stanley Pharmaceuticals", "Wes-Pak" or "KSL Pharmaceuticals".

             4.1.12. PRODUCT REGULATORY APPROVALS AND APPLICATIONS. (a) Prior to the Closing, the Sellers, as promptly as practicable and in cooperation with the Buyers, shall take all actions necessary and appropriate to cause each Product registration, identification number and approval, including, without limitation, each ANDA included in the Assets, relating to the Business or the Assets to be valid, complete, current and in good standing, as the case may be. The foregoing shall not require either Seller to expedite any drug submission application or similar application in progress which would not in the ordinary course of their respective businesses be expedited.

             (b) Prior to the Closing, the Sellers, as promptly as practicable and in cooperation with the Buyers, shall take all actions necessary and appropriate for the transfer to the Buyers at the Closing of all Product registrations, identification numbers, and approvals, and standing as applicant in all pending Product registrations or approvals relating to the Business or the Assets, including wherever appropriate all consents of all Affiliates or third parties required to provide access, on the part of appropriate regulatory authorities and on the part of the Buyers, to the documents or information however maintained of such Affiliates or third parties as may be required to enable the transfer of Product registrations, identification numbers, or approvals to the Buyers, and to enable the full prosecution of pending applications by the Buyers, PROVIDED that absent negligence or wilful misconduct of the Sellers, the Sellers shall not be responsible for the failure of the applicable Canadian Governmental Authority to transfer the DINs or any alterations to any of the DINs as a result of such transfer. The Sellers and the Buyers shall cooperate to transfer good title to the DINs owned by Stanley and Wes-Pak to

"Stanley Pharmaceuticals", a division of the Canadian Buyer and "Wes-Pak Products", a division of the Canadian Buyer. The Buyer shall pay all fees due to Governmental Authorities in Canada in connection with the transfer of the DINs to the Canadian Buyer and shall, with the cooperation of the Sellers, prepare all filings and related documents necessary to effect such transfer.

             (c) Prior to the Closing, the Sellers shall take all actions necessary and appropriate to amend or otherwise correct each of the ANDAs # 074635 and # 074931 (regarding Naproxen Sodium and Ibuprofen, respectively) and related materials to cause (i) the Granutec Facility to be listed as an alternate manufacturing facility, and the Canadian Facility to continue to be listed as a manufacturing facility, under such ANDAs and (ii) both the Granutec Facility and the Canadian Facility to be authorized facilities for manufacturing, release testing and stability testing under such ANDAs.

             (d) The Sellers shall take all actions necessary and appropriate to cause the Novopharm NC Facility, so long as it remains in operation, to continue to be available to the Buyers, on commercially reasonable terms, as an outside testing laboratory to conduct the microbiological testing of raw materials for Products manufactured at the Granutec Facility.

             4.1.13. CONTRACTS. The Sellers shall use best efforts to deliver each written Contract and a reasonably detailed description of the terms of each oral Contract listed in Schedule 4.1.13 to the Buyers before the close of business on the twentieth day after the date hereof. By the close of business on the twenty-fifth day after the date hereof (the "ASSUMPTION NOTICE DATE"), the Buyers, in their sole and absolute discretion, shall determine whether such Contracts are satisfactory, whether or not such Contracts have been delivered. If such Contracts, taken as a whole, are not satisfactory, the Buyers, by delivery of written notice to the Sellers, shall have the right to terminate this Agreement on the Assumption Notice Date. If the Buyers do not terminate this Agreement on the Assumption Notice Date, the Buyers shall assume each such Contract at the Closing pursuant to Section 1.5.

             4.1.14. MINUTE BOOKS. On or prior to the Closing, the Sellers shall deliver to the Buyers complete and correct copies of the Minutes of each Division.

             4.1.15. FINANCIAL STATEMENTS. Prior to the Closing Date, the Sellers shall deliver to the Buyers the Audited Financial Statements of Granutec and Stanley for the period ended December 31, 1998 in form and substance substantially similar to the drafts of such Audited Financial Statement previously delivered to the Buyers, PROVIDED that the balance sheet and statement of income contained in such Audited Financial Statements shall contain no changes from the previously delivered draft of such balance sheet and statement of income.

             4.1.16. BIOTECH. The Sellers shall use commercially reasonable efforts to cause Novopharm Biotech Inc. to execute and deliver the Non-Competition Agreement.

             4.1.17. NOVOPHARM ANDAS. (a) After the Closing Date, Sellers shall not make any filings with any Governmental Authority or take any other actions related to any Novopharm ANDA without the prior written consent of the Buyers.

             (b) Novopharm shall promptly take all action necessary to eliminate any linkage between the Cimetidine Rx ANDA and the Novopharm ANDA related to Cimetidine. Subject to the following two sentences, upon the reasonable request of Novopharm, the Buyers shall cooperate with Novopharm regarding any action Novopharm proposes to eliminate any such linkage. Prior to the elimination of any such linkage, Novopharm shall not sell, dispose, transfer, amend, supplement or otherwise modify or cause to be sold, disposed, transferred, amended, supplemented or otherwise modified, the Cimetidine Rx ANDA (in connection with eliminating such linkage or otherwise) without the prior written consent of the Buyers. In addition, Novopharm shall maintain the Cimetidine Rx ANDA in accordance with the US Act and take all other action necessary to ensure that the Cimetidine Rx ANDA remains valid, in good standing and in full force and effect, PROVIDED that Novopharm shall not perform any such maintenance or take any such other action without the prior written consent of the Buyers.

             4.2.  COVENANTS OF THE BUYERS.

             4.2.1. PUBLIC ANNOUNCEMENTS. Prior to the Closing, except as required by Applicable Law, the Buyers shall not, and shall not permit their Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Sellers.

             4.2.2. FURTHER ACTIONS. (a) The Buyers agree to use all good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

             (b) The Buyers will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Buyers pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the Buyers' acquisition of the Assets pursuant to this Agreement, and the consummation of the other transactions contemplated thereby, including but not limited to filings pursuant to the HSR Act and comparable Canadian legislation.

             (c) The Buyers will coordinate and cooperate with the Sellers in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Sellers in connection with the filings and other actions contemplated by Section 4.1.6.

             (d) At all times prior to the Closing, the Buyers shall promptly notify the Sellers in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.3 to be satisfied, promptly upon becoming aware of the same.

             4.2.3. FURTHER ASSURANCES. Following the Closing, the Buyers shall, and shall cause their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Sellers to confirm and assure the rights and obligations provided for in this Agreement, and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

             4.2.4. NOVOPHARM TRADE PAYABLES. Within 30 days of the Closing Date, the US Buyer and the Canadian Buyer shall pay all trade accounts payable to Novopharm assumed at the Closing pursuant to Section 1.5.

             4.2.5. WAIVER. The Buyers shall use good faith efforts to obtain the Waiver.

             4.2.6. IRB ASSUMPTION. The Buyers shall (i) obtain and deliver to the Norwest Bank Minnesota, N.A. a reasonably satisfactory replacement letter of credit consistent with the terms of the IRB Loan Agreement in connection with the US Buyers' assumption of the obligations of Granutec thereunder or (ii) take all action necessary to permit Granutec to prepay in full or otherwise defease, with funds provided by the Buyers, all outstanding obligations under the IRB Loan Agreement.


                                    ARTICLE V
                              CONDITIONS PRECEDENT

             5.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

             5.1.1. HSR ACT NOTIFICATION, ETC. In respect of the notifications of the Buyers and the Sellers pursuant to the HSR Act and comparable Canadian legislation, the applicable waiting periods and any extensions thereof shall have expired or been terminated without any action or proceeding thereunder having been commenced and the parties shall have received advice in writing, in a form reasonably satisfactory to the Buyers, from the applicable Canadian Governmental Authority that no such action or proceeding thereunder shall be commenced at such time.

             5.1.2. NO INJUNCTION, ETC. The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental

Authority. No court or other Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or the Collateral Agreements, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

             5.2. CONDITIONS TO OBLIGATIONS OF THE BUYERS. The obligations of the Buyers to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyers) on or prior to the Closing Date of the following additional conditions, which the Sellers agree to use good faith efforts to cause to be fulfilled:

             5.2.1. REPRESENTATIONS, PERFORMANCE. The representations and warranties of the Sellers contained in this Agreement and in the Collateral Agreements (i) shall be true and correct in all material respects at and as of October 7, 1999, and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Each of the Sellers shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. Each of the Sellers and Novopharm shall have delivered to the Buyers a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.

             5.2.2. CONSENTS. The Sellers shall have obtained and shall have delivered to the Buyers copies of all Governmental Approvals required to be obtained by the Sellers in connection with the execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby or thereby and all Consents necessary to be obtained in order to consummate the assumption of obligations related to the Industrial Revenue Development Bonds, unless the failure to obtain such Consent would not, individually or in the aggregate, have a Material Adverse Effect.

             5.2.3. NO MATERIAL ADVERSE EFFECT. Except as set forth in Schedule 3.1.7, no event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since December 31, 1998 that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

             5.2.4. COLLATERAL AGREEMENTS. Novopharm and/or one of its Affiliates, as the case may be, shall have entered into each of the following agreements with the Buyers:

             (a) a supply agreement, in substantially the form attached hereto as Exhibit A;

             (b) a Non-Competition Agreement, in substantially the form attached hereto as Exhibit B; and

             (c) a supply agreement, in substantially the form attached hereto as Exhibit E.

             5.2.5. OPINION OF COUNSEL. The Buyers shall have received an opinion, addressed to the Buyers and dated the Closing Date, from each of Wallace, Creech & Sarda L.L.P., special North Carolina counsel to the Sellers, Fogler Rubinoff, special Ontario counsel to the Sellers, and Bull, Housser & Tupper, special British Columbia counsel to the Sellers, in each case, in substance and form reasonably satisfactory to the Buyers.

             5.2.6. CORPORATE PROCEEDINGS. All corporate and other proceedings of the Sellers in connection with this Agreement and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Buyers and their counsel, and the Buyers and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

             5.2.7. TRANSFER DOCUMENTS. The Sellers shall have delivered to the Buyers at the Closing all documents, certificates and agreements necessary to transfer to the Buyers good and marketable title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens and Liens securing only Assumed Liabilities, including without limitation:

             (a) a bills of sale, assignment and general conveyance, in form and substance reasonably satisfactory to the Buyers, dated the Closing Date, with respect to the Assets, (other than any Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 5.2.7);

             (b) assignments of all Contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to the Buyers all of the Sellers's right, title and interest therein and thereto, together with any required Consent;

             (c) a general warranty deed and Form A transfer documents, as applicable, dated as of the Closing Date, with respect to each parcel of Owned Real Property in the form attached as Exhibit C-1 or C-2, as applicable, together with any necessary transfer declarations or other filings;

             (d) an assignment of lease, dated as of the Closing Date, with respect to each Lease in the form attached as Exhibit D-1 or D-2, as applicable, and with respect to each Other Lease in a form reasonably satisfactory to the Buyers, together with any necessary transfer declarations or other filings; and

             (e) certificates of title to all motor vehicles included in the Assets to be transferred to the Buyers hereunder, duly endorsed for transfer to the Buyers as of the Closing Date.

             5.2.8. TITLE POLICIES. The Buyers shall have received, at their expense, from a nationally recognized title insurance company (the "TITLE COMPANY") satisfactory to the Buyers (A) a fee owner's title insurance policy issued to the Buyers, and a mortgagee's policy issued to one or more lenders designated by the Buyers, with respect to Owned Real Property other than Owned Real Property located in British Columbia, and (B) a leasehold title insurance policy issued to the Buyers, and a mortgagee's policy issued to one or more lenders designated by the Buyers, with respect to each Leased Real Property, in each case in form and substance satisfactory to the Buyers and the Buyers' lenders, together with endorsements reasonably requested by the Buyers, including, without limitation, access, zoning, comprehensive, non-imputation and contiguity endorsements, in an amount determined by the Buyers, insuring the Buyers and the Buyers' lenders and issued as of the Closing Date by the Title Company, showing the relevant Buyer to have a fee simple title to each Owned Real Property, and a valid leasehold estate in each Leased Real Property, in each case subject only to Permitted Liens. The Sellers shall have delivered to the Title Company any affidavits or indemnities required by the Title Company in connection with the delivery of the owner's title policies, leasehold title policies and any mortgagee title policies issued to the Buyers' lenders.

             5.2.9. SURVEYS. The Buyers shall have received, at their expense, a survey of each Real Property located in the United States, dated within 30 days of the Closing Date, prepared by a certified or registered surveyor reasonably acceptable to the Buyers and the Title Company and certified to the Buyers, the Title Company and the Buyers' lenders, in form and substance satisfactory to the Buyers, the Title Company and the Buyers' lenders, complying with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and (A) setting forth an accurate description of each parcel of such Owned Real Property, (B) locating all improvements, Liens (setting forth the recording information of any recorded instruments), setback lines, alleys, streets and roads, (C) showing any encroachments upon or by any improvements on such Real Property, and (D) showing all dedicated public streets providing access to such Real Property and the municipal address of any improvements located on the Owned Real Property.

             5.2.10. CONSENTS AND ESTOPPELS. The Buyers shall have received consents from the lessor of each Lease listed on Schedule 3.1.21(b) to the assignment of such Lease to the relevant Buyer and consents from the lessor of each Lease listed on Schedule 5.2.10 to the mortgaging of the tenant's interest under such Lease to the Buyers' lenders. The Buyers shall also have received estoppel certificates addressed to the Buyers and the Buyers' lenders from the lessor of each Lease, dated within 30 days of the Closing Date, identifying the Lease documents and any amendments thereto, stating that the Lease is in full force and effect and, to the best knowledge of the lessor, that the tenant is not in default under the Lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by the tenant under the Lease and containing any other information reasonably requested by the Buyers or the Buyer's lenders. The Buyers shall also have received non-disturbance agreements from any mortgagees of the owners of any Leased Real Property, agreeing to recognize the applicable Buyer as lessee in the event of any foreclosure.

             5.2.11. WITHHOLDING CERTIFICATES. The Buyers shall have received
(a) certificate of Granutec and GHC, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of and stating that Granutec is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder and (b) an IRS Form W-8 from each of Stanley and Novopharm (or such other forms as are necessary to establish that any interest payment to such persons are not subject to any U.S. withholding tax).

             5.2.12. RELEASES. The Buyers shall have received evidence, in substance and form reasonably satisfactory to the Buyers, that all Liens (other than Permitted Liens) to which the Assets are subject have been released.

             5.2.13. RETURNS. The products of the Business sold after September 1, 1999 and returned by any purchaser of such products to any Seller prior to the Closing shall have not exceeded in the aggregate, based on the sale price of such products, four percent of the aggregate gross sales of the Business (the calculation of the amount of returned products shall include (i) for Stanley, sales and marketing expenses internally classified by Stanley as variable expenses below gross margin and (ii) products not yet returned but for which either Division has received notice of return, chargeback or nonpayment for such period).

             5.2.14. TRANSFER OF DINS. The Buyers shall have received reasonable evidence, in form and substance satisfactory to the Buyers, that the DINs owned by Stanley and Wes-Pak will be transferred to the Canadian Buyer by administrative notification or other similar procedure.

             5.3. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Sellers), on or prior to the Closing Date, of the following additional conditions, which the Buyers agree to use good faith efforts to cause to be fulfilled.

             5.3.1. REPRESENTATIONS, PERFORMANCE, ETC. The representations and warranties of the Buyers contained in this Agreement and the Collateral Agreements (i) shall be true and correct in all material respects at and as October 7, 1999 and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such time. Each Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. Each Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

             5.3.2. ASSUMPTION AGREEMENTS. The Sellers shall have received from the Buyers the Assumption Agreements and, unless the Buyers have taken all action necessary to permit Granutec to prepay in full or otherwise defease with funds provided by the Buyers all outstanding obligations under the IRB Loan Agreement, all documents necessary to assume all outstanding obligations under the IRB Loan and release Granutec from liability thereunder.

             5.3.3. OPINION OF COUNSEL. The Sellers shall have received an opinion, addressed to them and dated the Closing Date, of each of Debevoise & Plimpton, special U.S. counsel for the Buyers, Fraser Milner, special Canadian counsel to the Buyers, and Aikins, MacAulay & Thorvaldson, special Manitoba counsel to the Buyers, in each case, in form and substance reasonably satisfactory to the Sellers.

             5.3.4. CORPORATE PROCEEDINGS. All corporate proceedings of each Buyer in connection with the Acquisition Agreements and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Sellers, and their counsel, and the Sellers and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

             5.3.5. CONSENTS AND APPROVALS. The Sellers shall have obtained all Governmental Approvals (other than those addressed in Section 5.1.1) and Consents necessary to consummate the transactions contemplated hereby.

             5.3.6. COLLATERAL AGREEMENTS. Each Buyer shall have entered into each of the Collateral Agreements to which it is a party.


                                   ARTICLE VI
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

             6.1. EMPLOYMENT OF EMPLOYEES. (a) Each Seller will, and will cause each other Seller and each of its and their respective subsidiaries to, use all reasonable efforts to cause the employees of the Divisions (except David Howard) ("CURRENT EMPLOYEES") to make available their employment services to the Buyers. For a period of two years from the Closing Date, each Seller will not, and will not permit any of their Affiliates to, solicit, offer to employ or retain the services of or otherwise interfere with the relationship of any Buyer with any Person employed by or otherwise engaged to perform services for any Buyer in connection with the operation of the Business, PROVIDED, HOWEVER, that no Seller shall be prohibited from hiring any such Person if such Person responds to a general search by a Seller for employees, whether through media advertisements, employment firms or otherwise, that is not focused on Persons employed by any Buyer or any of their respective Affiliates.

             (b) Effective as of the Closing Date, the US Buyer and the Canadian Buyer shall offer employment to all Current Employees who are employed by any Seller principally in the operation of the Business at wage or salary levels, as applicable, and, except as otherwise contemplated herein, with employee benefits that are competitive with those of similarly situated employees of Affiliates of the Buyers; PROVIDED, HOWEVER, that the Sellers shall prepay to all Transferred Employees formerly employed by Granutec the balance of their wage or salary level (the "WAGES") for the period commencing on the Closing Date and ending on December 29, 1999 (the "FINAL PAY PERIOD"). At Closing, the US Buyer shall tender to the Sellers payment in US dollars an amount equal to $231,850, which represents 50% of the Final Pay Period Wages, plus Granutec's portion of the Taxes imposed under the United States Federal Insurance Contributions Act ("FICA") and all of Granutec's Taxes under the United States Federal Unemployment Tax Act ("FUTA") and Granutec's obligation for any other applicable employment-related withholding tax owed on the Final Pay Period Wages. The Buyers shall be responsible for payment of any and all retention, change in control or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement with respect to Current Employees. Those Current Employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "TRANSFERRED EMPLOYEES".

             (c) Except as provided in Section 6.1(d), neither the Buyers nor any of their Affiliates shall have any Benefit Loss with respect to any Plan. From and after the Closing, the Sellers shall, jointly and severally, remain solely responsible for any and all Benefit Losses relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date relating to (i) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Plan or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of any Seller; (ii) except where covered under the terms of the applicable Assumed Canadian Plans so as to require no out-of-pocket payment by the Canadian Buyer (other than premiums payable under the Assumed Canadian Plans in the normal course) life insurance, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing
Date); or (iii) accrued as of the Closing Date but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation).

             (d) Effective as of the Closing, the Canadian Buyer shall assume the Assumed Canadian Plans and the Canadian Buyer shall be solely responsible for any claims for Benefit Losses in connection with such Plans which relate to, arise from or are based upon an occurrence after the Closing Date.

             (e) On or before the Closing, the Sellers, as promptly as practicable and in cooperation with the Buyers, shall take all actions reasonably necessary and appropriate to permit the Assumed Canadian Plans to be assumed by the Canadian Buyer on Closing.

             6.2. U.S. SAVINGS PLANS. Effective as of January 12, 2000, the U.S. Buyer shall establish or maintain a defined contribution plan which shall be qualified under section 401(a) of the Code upon and after the Closing (the "U.S. BUYER PLAN"). The U.S. Buyer shall cause the U.S. Buyer Plan to accept direct rollovers of "eligible rollover distributions" as defined in Section 402 of the Code, consisting of only cash, with respect to Transferred Employees from the Granutec, Inc./Novopharm Inc. 401(k) Plan (the "SELLERS' PLAN").

             6.3. U.S. WELFARE AND FRINGE BENEFIT PLANS. (a) The US Buyer shall provide the Transferred Employees of Granutec and their dependents and beneficiaries coverage under any welfare and fringe benefit plans, programs, policies or arrangements established by the US Buyer for such Persons.

             (b) From and after the Closing Date, the Sellers shall, jointly and severally, remain solely responsible for any and all Benefit Losses relating to or arising in connection with the requirements of section 4980B of the Code to provide continuation of health care coverage under any Plan (other than for Transferred Employees and their covered dependents); PROVIDED, HOWEVER, that Granutec shall offer medical and dental coverage (the "COBRA COVERAGE") to the Transferred Employees formerly employed by Granutec for the period commencing on the Closing Date and ending on or before February 29, 2000 time being of the essence with respect to such date (the "TRANSITION PERIOD"). Granutec shall offer COBRA Coverage to such Transferred Employees for the Transition Period under the terms and conditions as set forth in Schedule 6.3(b).

             6.4. WORKERS COMPENSATION. From and after the Closing Date, the Sellers shall, jointly and severally, remain solely responsible for any and all Benefit Losses relating to or arising in connection with any and all claims for workers' compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date.

             6.5. EMPLOYMENT TAXES. (a) The Sellers will remain liable for any and all applicable Taxes imposed under FUTA or FICA relating to the prepayment of Wages to the Transferred Employees for the Final Pay Period contemplated in
Section 6.1(b), and Sellers shall be responsible for all Tax reporting obligations, including the filing of the IRS Form W-2, with respect to each such Transferred Employee for the Final Pay Period.

             (b) At the request of the Buyers with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and

FUTA, the Sellers will, and the Buyers will, (i) treat the applicable Buyers as a successor employer and the applicable Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees who are employed by the Buyer (or, if applicable, the other Buyers) and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

             6.6. NOTICES OF TERMINATION. No communications shall be issued by the Sellers to Current Employees between the date hereof and the Closing which may reasonably be construed to be notice of termination of employment without the prior approval of the Buyers, acting reasonably.


                                   ARTICLE VII
                                   TERMINATION

             7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

             (a)  by the written agreement of the Buyers and the Sellers;

             (b) by either the Sellers or the Buyers by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. New York City time on January 31, 2000, unless such date shall be extended by the mutual written consent of the Sellers and the Buyers;

             (c) by the Sellers by delivery of written notice to the Buyers if the Sellers have not received written notice, or other evidence by the close of business on October 14, 1999 reasonably satisfactory to the Sellers, from BNS by confirming that BNS has approved, and will vote in favor of, the Waiver;

             (d) by the Sellers by delivery of written notice to the Buyers if the Sellers have not received written notice or other evidence reasonably satisfactory to the Sellers, from BNS by the close of business on November 10, 1999 confirming that the Waiver has been duly executed and delivered by all parties thereto;

             (e)  by the Sellers pursuant to Section 4.1.12; or

             (f) by the Buyers pursuant to Section 1.7 or Section 4.1.14.

             7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in
Section 8.4 and except for any liability resulting from such party's breach of this Agreement.


                                  ARTICLE VIII
                           DEFINITIONS, MISCELLANEOUS

             8.1. DEFINITION OF CERTAIN TERMS. The terms defined in this Section 8.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

             ACCOUNTANT:  as defined in Section 2.2.

             ADJUSTMENT CERTIFICATES: the Granutec Adjustment Certificate and the Stanley Adjustment Certificate.

             ADJUSTMENT REPORT: as defined in Section 2.2.

             AFFILIATE: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

             AGENCY ARRANGEMENT:  as defined in Section 1.7(b).

             AGREEMENT: this Amended and Restated Asset Purchase Agreement, including the Schedules hereto.

             ALBERMARLE AGREEMENTS: the Sales Agreement, dated September 8, 1999, between Granutec and Albermarle Corporation, regarding the sale of Ibuprofen from October 1, 1999 to September 30, 2002 and (ii) the Sales Agreement, dated September 8, 1999, between Granutec and Albermarle Corporation, regarding the sale of Naproxen Sodium from July 1, 2000 to June 30, 2003.

             ANDA:  an "Abbreviated New Drug Application" as defined in the US
       Act.

             APPLICABLE LAW: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, by-laws, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, directives, injunctions, judgments, awards, decrees of, requirements of or agreements with any Governmental Authority.

             ASSETS: the Granutec Assets, the Stanley Assets and the Novopharm Assets.

             ASSUMED CANADIAN PLANS: the Plans set out in items 1, 2(a), 2(b), 2(c) and 3 of Schedule 3.1.24 of the Stanley Schedules.

             ASSUMED GRANUTEC LIABILITIES:  as defined in Section 1.5(a).

             ASSUMED LIABILITIES: the Assumed Granutec Liabilities, the Assumed Stanley Liabilities and the Assumed Novopharm Liabilities.

             ASSUMED NOVOPHARM LIABILITIES:  as defined in Section 1.5(c).

             ASSUMED STANLEY LIABILITIES:  as defined in Section 1.5(b).

             ASSUMPTION AGREEMENTS:  as defined in Section 1.5(d).

             AUDITED BALANCE SHEETS: the balance sheet for the period ended December 31, 1998 contained in the Audited Financial Statements.

             AUDITED FINANCIAL STATEMENTS:  as defined in Section 3.1.4.

             BENEFIT LOSSES: any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise) in respect of the Employees, including, without limitation, the Transferred Employees and their beneficiaries and dependents.

             BOOK VALUE: the aggregate value of the Assets reflected on the Closing Balance Sheets.

             BNS: The Bank of Nova Scotia.

             BUSINESS: as defined in the first Whereas clause of this Agreement.

             BUSINESS DAY: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

             BUYERS:  as defined in the first paragraph of this Agreement.

             BUYER INDEMNITIES:  as defined in Section 8.2(a).

             BUYER ACCOUNTANTS:  Ernst & Young LLP.

             CANADIAN BUYER: as defined in the first paragraph of this Agreement.

             CANADIAN EQUIVALENT: on any day, the number of Canadian dollars that may be acquired for a given amount of U.S. dollars based on New York foreign exchange mid-range rates (not the forward rates) for the preceding day as published in the WALL STREET JOURNAL (Western Edition).

             CANADIAN FACILITY: Novopharm's facility at 30 Novopharm Court, Scarborough, Ontario M1B 2K9.

             CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sections 9601 ET SEQ.

             CIMETIDINE RX ANDA:  ANDA No. 74-151.

             CLOSING:  as defined in Section 1.1.

             CLOSING BALANCE SHEETS: the Granutec Closing Balance Sheet and the Stanley Closing Balance Sheet.

             CLOSING DATE:  as defined in Section 1.1.

             CLOSING NET WORKING CAPITAL: the Granutec Closing Net Working Capital or the Stanley Closing Net Working Capital.

             CLOSING NET WORKING CAPITAL SCHEDULES: the Granutec Closing Net Working Capital Schedule and the Stanley Closing Net Working Capital Schedule.

             CODE:  the Internal Revenue Code of 1986, as amended.

             COLLATERAL AGREEMENTS: the agreements and other documents and instruments described in Sections 5.2.4 and 5.2.7.

             CONFIDENTIAL INFORMATION: (A) all proprietary and technical information relating to the Business, including all Intellectual Property, inventions, trade secrets, processing formulas, compositions and designs that Sellers as a policy matter or otherwise seek to maintain as confidential, (B) information concerning pricing policies, customers, suppliers and research and development of Sellers and (C) financial information concerning Sellers, excluding, however: (i) all information made known to the public generally from sources outside the Seller and
       (ii) all information required to be disclosed by court order, if any.

             CONSENT: any consent, approval, authorization, waiver, release, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

             CONTRACT:  as defined in Section 3.1.12(a).

             CURRENT EMPLOYEES:  as defined in Section 6.1.

             DIN: a "Drug Identification Number" issued pursuant to the Food and Drugs Act (Canada).

             DISPUTE NOTICE:  as defined in Section 2.2.

             DIVISION:  as defined in the preamble of this Agreement.

             $ or DOLLARS:  lawful money of the United States of America.

             EMPLOYEES:  as defined in Section 3.1.24(a).

             ENVIRONMENTAL LAWS: all Applicable Laws relating to the protection of the environment, to human health and safety, to natural resources, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, or imposing liability or establishing standards of conduct for the protection of human health and safety or the environment including, without limitation, (i) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

             ENVIRONMENTAL LIABILITIES AND COSTS: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Business, Real Property or Other Leases; (ii) the environmental conditions existing on the Closing Date on, under, above, or about any Real Property or property subject to Other Leases, or on properties or businesses adjoining any Real Property or property subject to the Other Leases; and (iii) expenditures necessary to cause any Real Property, property subject to Other Leases, or any aspect of the Business to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws.

             ENVIRONMENTAL PERMITS: any federal, foreign, provincial, state, regional district, municipal and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to any Seller necessary for the conduct of the Business as currently conducted or previously conducted under any Environmental Law or with respect to the Business or the Real Property or property subject to Other Leases.

             ERISA: the Employee Retirement Income Security Act of 1974, as amended.

             EXCLUDED ASSETS:  as defined in Section 1.4.

             EXCLUDED LIABILITIES:  as defined in Section 1.6.

             FINANCIAL STATEMENTS: each of the financial statements required to be provided by Section 3.1.4.

             FINANCING AUTHORITY: the Wilson County Industrial Facilities and Pollution Control Financing Authority.

             GAAP: with respect to Granutec, generally accepted accounting principles as in effect in the United States and with respect to Novopharm and Stanley, generally accepted accounting principles as in effect in Canada.

             GRANUTEC:  as defined in the first paragraph of this Agreement.

             GRANUTEC ADJUSTMENT CERTIFICATE:  as defined in Section 2.2.

             GRANUTEC ASSETS:  as defined in Section 1.2(a).

             GRANUTEC CLOSING BALANCE SHEET:  as defined in Section 2.2.

             GRANUTEC CLOSING NET WORKING CAPITAL:  as defined in Section 2.2.

             GRANUTEC FACILITY: Granutec's manufacturing facility at 4409 NW Airport Drive, Wilson, North Carolina.

             GRANUTEC CLOSING NET WORKING CAPITAL SCHEDULE:  as defined in
       Section 2.2.

             GRANUTEC PROJECTED NET WORKING CAPITAL: US$23,280,000.

             GOVERNMENTAL APPROVAL: any Consent of, with or to any Governmental Authority.

             GOVERNMENTAL AUTHORITY: any nation or government, any state , province or territory or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, municipality, regional district, agency, department, ministry, board, commission or instrumentality of the United States or Canada, any State of the United States or Province or Territory of Canada or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

             HAZARDOUS SUBSTANCES: any substance, element, compound, chemical or other material that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste", "hazardous substance", "hazardous materials", "contaminants", "pollutants", "solid wastes", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "special wastes", "deleterious substances" or words of similar import thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

             HSR ACT: the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended.

             INDEMNIFIED PARTY:  as defined in Section 8.2(d).

             INDEMNIFYING PARTY:  as defined in Section 8.2(d).

             INDUSTRIAL REVENUE DEVELOPMENT BONDS: the Wilson County Industrial Facilities and Pollution Control Financing Authority $8,100,000 Industrial Development Revenue Bonds (Granutec, Inc. Project, Series
       1994).

             INTELLECTUAL PROPERTY: all (1) United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; and (c) copyrights and registrations thereof (2) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (3) Software, data and documentation; (4) mask work and other semiconductor chip rights and registrations thereof; (5) intellectual property rights similar to any of the foregoing; (6) rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction; (7) licenses of any of the foregoing; and (8) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

             INTELLECTUAL PROPERTY ASSETS: as defined in the definition of "Specified Assets".

             INTERIM PERIOD:  as defined in Section 4.3.

             INVENTORIES:   as defined in the definition of "Specified Assets".

             IRB LOAN AGREEMENT: the Loan Agreement, dated as of May 1, 1994, by and between the Financing Authority and Granutec.

             IRS:  the Internal Revenue Service.

             LEASED REAL PROPERTY:  all interests leased pursuant to the Leases.

             LEASEHOLD INTEREST: with respect to any Lease, the tenant's right, title and interest in, to and under such Lease.

             LEASES: the real property leases, subleases, licenses and occupancy agreements used or held for use in connection with the Business and that pursuant to which any Division is the lessee, sublessee, licensee, or occupant or otherwise has the right of possession or occupancy.

             LICENSED INTELLECTUAL PROPERTY: all Intellectual Property that is not owned by the Sellers and that is used, held for use in connection with, necessary for the conduct of, or otherwise material to the Business.

             LIEN: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, charge, notation, equitable charge, lease, sublease, license, occupancy agreement, Adverse claim or interest, easement, right of way, building scheme, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, caveat, lis pendens, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any licenses, Contracts or other agreements or commitments.

             LOSSES: as defined in Section 8.2(a).

             MATERIAL ADVERSE EFFECT: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results of operations, prospects, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Divisions, the Business or the Assets.

             MINUTES: with respect to any Person, records of (i) the proceedings at any and all meetings of the shareholders or board of directors of such Person, material to the operation of the Business, and (ii) all resolutions and other actions of such shareholders and board of directors material to the operation of the Business, adopted at a meeting or by consent resolution.

             MULTIEMPLOYER PLAN:  as defined in Section 3.1.24(c)(iv).

             NEWCO:  as defined in the first paragraph of this Agreement.

             NON-COMPETITION AGREEMENT:  as defined in Section 5.2.4.

             NOVOPHARM:  as defined in the first paragraph of this Agreement.

             NOVOPHARM ANDAS: the ANDAs for each of the following Products identified by the following ANDA number, if any, respectively:

                   Product                        ANDA Number
                   -------                        -----------
                   Loperamide                     73-254
                   Naproxen Sodium                74-635
                   Ibuprofen                      74-931
                   Cimetidine                     74-961
                   Ranitidine                     75-094

             NOVOPHARM ASSETS: as defined in Section 1.2.

             NOVOPHARM NC FACILITY: the facility at 4700 Novopharm Blvd., Wilson, North Carolina, owned by Novopharm N.C., Inc.

             ORIGINAL AGREEMENT: as defined in the second Whereas clause of this Agreement.

             OTHER LEASES: the leases, subleases, licenses and occupancy agreements pursuant to which any Division is a lessor, sublessor, licensor or otherwise has the right of possession or occupancy of any part of the Real Property.

             OWNED INTELLECTUAL PROPERTY:  as defined in Section 3.1.19(a).

             OWNED REAL PROPERTY: the real property owned by the Divisions together with all other structures, facilities, improvements, fixtures, systems, services, equipment and items of property presently or hereafter located thereon attached or appurtenant thereto or owned by the Divisions and located on Leased Real Property and all easements, covenants, charges, equitable charges, licenses, rights, interests, options and appurtenances relating to the foregoing other than owned real property included in Excluded Assets.

             PERMITTED LIENS:  Liens listed on Schedule 8.1.

             PERSON: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

             PLAN:  as defined in Section 3.1.24(a).

             PRE-CLOSING PROPERTY TAXES: Any real or personal property Taxes (and amounts required to be withholding in respect of such Taxes) imposed with respect to the operation or ownership of the Business or the Assets for any taxable period (or portion thereof) ending on before the Closing Date. In the case of any such Taxes imposed for a taxable period that begins on or before and ends after the Closing Date, such Taxes shall be apportioned on a per diem basis.

             PRODUCTS:  as defined in Section 3.1.17(a).

             PROPOSED PREPAID ITEM CERTIFICATE:  as defined in Section 2.6.

             PURCHASE PRICE:  as defined in Section 2.1.

             REAL PROPERTY:  the Owned Real Property and the Leased Real
       Property.

             REAL PROPERTY LAWS:  as defined in Section 3.1.21(f).

             RELATED PERSONS:  as defined in Section 3.1.24(a).

             RELEASE: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, trans porting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

             REMEDIAL ACTION: all actions required to (i) clean up, remove, treat, dispose or in any other way remediate any Hazardous Substances;
       (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care related to any such Hazardous Substances.

             REPORT:  as defined in Section 4.1.12.

             REVIEW PERIOD:  as defined in Section 2.2.

             SELLERS:  as defined in the first paragraph of this Agreement.

             SELLER ACCOUNTANTS:  PricewaterhouseCoopers LLP.

             SELLERS' PLAN:  as defined in Section 6.2.

             SITE:  as defined in Section 4.1.12.

             SOFTWARE: computer programs in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media.

             SPECIFIED ASSETS: (a) all tangible assets and properties, including machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

             (b) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "INVENTORIES"), including Inventories held at any location controlled by any Seller and Inventories previously purchased and in transit to such locations;

             (c) all rights in and to products sold or leased (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit);

             (d) all rights (including but not limited to any and all Intellectual Property rights) in and to the products sold or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;

             (e) all of the rights under all contracts, arrangements, licenses, leases and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

             (f) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

             (g) all notes and accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person;

             (h) all Intellectual Property and all rights thereunder or in respect thereof relating to or used or held for use in connection with the Business, including, but not limited to, the "Granutec", "Stanley", "Stanley Pharmaceuticals", "Wes-Pak", and "KSL Pharmaceuticals", names and marks (together with all Intellectual Property rights included in the other clauses of this definition of "SPECIFIED ASSETS", the "INTELLECTUAL PROPERTY ASSETS");

             (i) all books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the offices of the Sellers, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional mate-rials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files;

             (j) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor;

             (k) all Real Property and all licenses, permits, approvals and qualifications relating to any Real Property issued to any Seller or Subsidiary by any Governmental Authority;

             (l) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise;

             (m) all guarantees, warranties, indemnities and similar rights with respect to any Asset;

             (n)  cash and cash equivalents; and

             (o) all Governmental Approvals, related Products, the Assets or the Business, and pending applications and registrations related thereto.

             STANLEY:  as defined in the first paragraph of this Agreement.

             STANLEY ADJUSTMENT CERTIFICATE:  as defined in Section 2.2.

             STANLEY ASSETS:  as defined in Section 1.2.

             STANLEY CLOSING BALANCE SHEET:  as defined in Section 2.2.

             STANLEY CLOSING NET WORKING CAPITAL:  as defined in Section 2.2.

             STANLEY NET WORKING CAPITAL SCHEDULE:  as defined in Section 2.2.

             STANLEY PROJECTED CLOSING NET WORKING CAPITAL: C$12,396,000.

             SUBSEQUENT MONTHLY FINANCIAL STATEMENTS:  as defined in Section
       4.1.4.

             SUBSIDIARIES: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

             TAX: any federal (US or Canadian), state, provincial, local, foreign or other income, alternative, minimum, inheritance, accumulated earnings, personal holding company, corporation, franchise, capital stock, net worth, capital, profits, windfall profits, capital gain, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

             TAX RETURN: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

             TERRITORY: The United States, Canada and Mexico.

             TITLE COMPANY:  as defined in Section 5.2.11.

             TO THE KNOWLEDGE OF THE SELLERS: the actual knowledge, after due inquiry, of each executive officer, compliance officer and senior manager of each Seller.

             TRANSACTION EXPENSES:  as defined in Section 8.4.

             TRANSFERRED EMPLOYEES:  as defined in Section 6.1(b).

             TRANSFER TAXES:  as defined in Section 4.1.8.

             TREASURY REGULATIONS: the regulations prescribed pursuant to the Code.

             US ACT: the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

             US BUYER:  as defined in the first paragraph of this Agreement.

             U.S. BUYER PLAN:  as defined in Section 6.2.

             WES-PAK:  as defined in Section 3.1.19(g).

             WAIVER: the waiver by or other agreement, with the requisite percentage of the Lenders party to the Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of May 15, 1998, as amended, among US Buyer, the Canadian Buyer, BNS and the lenders party thereto, necessary to permit US Buyer to borrow under such Credit Agreement to finance in part, the Purchase Price.

             WITHHOLDING TAXES:  as defined in Section 3.6(a).

             YEAR 2000 COMPLIANT (and grammatical variations thereof): with respect to any Computer System, that such Computer System is and will be able to (i) record, store, process and provide true and accurate dates and calculations for dates and spans of dates, (ii) operate or are expected to operate on a basis comparable to their current operation before, on and after January 1, 2000, including, but not limited to, leap years, and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references (or fails to represent or reference) different centuries or more than one century.

             YEAR 2000 PLAN: as defined in Section 3.1.19(h)(ii).

             8.2. INDEMNIFICATION. (a) BY THE SELLERS. The Sellers, jointly and severally, covenant and agree to defend, indemnify and hold harmless the Buyers and their Affiliates, and their respective officers, directors, employees, agents, advisers, representatives (collectively, the "BUYER INDEMNITEES") from and against, and pay or reimburse the Buyer Indemnitees for any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of the rights hereunder (collectively, "LOSSES") resulting from or arising out of:

             (i) any inaccuracy of any representation or warranty when made or deemed made by any Seller herein or in any Collateral Agreement or in connection herewith or therewith (except to the extent such inaccuracies were disclosed on the Closing certificate provided by the Sellers pursuant to Section 5.2.1);

             (ii) any failure of any Seller to perform any covenant or agreement hereunder or under any Collateral Agreement or fulfill any other obligation in respect hereof or of any Collateral Agreement (except to the extent such failures were disclosed on the Closing certificate provided by the Sellers pursuant to Section 5.2.1);

             (iii)  any Excluded Liabilities or Excluded Assets;

             (iv) any and all liabilities for Taxes imposed on any Seller or its Affiliates and any liability for Pre-Closing Property Taxes;

             (v) any and all liabilities in respect of Employees and any and all liabilities in respect of the termination by the Sellers of any Plan, whether or not such termination occurs on or after Closing Date, except with respect to Losses that are subject to an indemnity pursuant to
       Section 8.2(b)(v), (vi) and (vii) of this Agreement;

             (vi) all Environmental Liabilities and Costs arising out of or in any way connected with the breach of any representation or warranty provided to the Buyers in this Agreement;

             (vii) any product liability claim, product recall, or regulatory action with respect to products manufactured or sold or events occurring prior to the Closing; and

             (viii) any failure of the Sellers to comply with applicable bulk sales law.

             Any Buyer Indemnitee's right to indemnity hereunder (or other remedy, except in connection with fraud) for any Losses shall be subject to the following limitations:

             (1) No indemnification shall be required to be made by the Sellers solely under Section 8.2(a)(i) until the aggregate amount of Losses exceeds $100,000; PROVIDED that, if the aggregate amount of Losses exceeds such amount, indemnification shall be made with respect to all Losses.

             (2) To the extent that any Buyer Indemnitee is seeking indemnification solely under Section 8.2(a)(i), such Buyer Indemnitee shall be entitled to indemnity only for those Losses to which such Buyer Indemnitee has given written notice thereof to the Sellers within the time period related to the applicable survival period pursuant to Section 8.2(d). Such Buyer Indemnitee may at its option give notice under this
       Section 8.2(a) as soon as it has become aware of a potential third party claim in respect of any breach of any representation or warranty of the Sellers contained in this Agreement, regardless of whether any Losses have been suffered, so long as such Buyer Indemnitee shall in good faith determine that such potential claim is not frivolous or that such Buyer Indemnitee may be liable or otherwise incur Losses as a result of such claim and shall give written notice of such determination to the Sellers. Any written notice delivered by such Buyer Indemnitee pursuant to this subparagraph (2) shall set forth with specificity the basis of the claim for Losses and an estimate of the amount thereof.

             (3) In no event shall the Buyer Indemnitees be entitled to indemnity under Section 8.2(a) for Losses in excess of an aggregate amount equal to $57,100,000.

             (4) The amount of Losses and recovery hereunder in connection with any Claim shall be reduced by the net amount any Buyer Indemnitee recovers (after deducting all attorneys' fees and expenses and other costs related to obtaining such recovery) from any insurer in respect of such Losses.

             (5) In no event shall the Buyer Indemnitees be entitled to recover any Losses constituting consequential, punitive or other special damages.

             (b) BY THE BUYERS. The Buyers jointly and severally covenant and agree to defend, indemnify and hold harmless the Sellers and their Affiliates, and their respective officers, directors, employees, agents, advisers, representatives (collectively, the "SELLER INDEMNITEES") from and against any and all Losses resulting from or arising out of:

             (i) any inaccuracy in any representation or warranty by any Buyer when made or deemed made or contained in this Agreement or any Collateral Agreement or in connection therewith; or

             (ii) any failure of any Buyer to perform any covenant or agreement made or contained in this Agreement or any Collateral Agreement or fulfill any other obligation in respect thereof;

             (iii)  the Assumed Liabilities;

             (iv) the operation of the Business by the Buyers or the Buyers' ownership, operation or use of the Assets following the Closing Date;

             (v) notwithstanding the provisions of Article 6 or any other provisions of this Agreement, any and all liabilities in respect of Current Employees of Stanley arising from, related to or in connection with the employment of such Current Employees with the Canadian Buyer on or after the Closing Date, including without limitation any obligation on the Canadian Buyer to recognize the service of such Current Employees with Stanley, and any and all liabilities to Current Employees of Stanley arising from, relating to or in connection with the termination of employment of such Current Employees on or after the Closing Date, including without limitation any Losses of such Current Employees in respect of the Plans arising from the failure of Stanley to provide notice of termination to such Current Employees as required by Applicable Law in Canada, whether or not such liabilities are deemed under Applicable Law in Canada or whether or not any such termination of such Current Employees is proper or wrongful;

             (vi) any and all liabilities in respect of Benefit Losses contemplated in Section 6.1(d); and

             (vii) any and all liabilities in respect of Current Employees of Granutec arising from, related to or in connection with the employment of such Current Employees with the U.S. Buyer on or after the Closing Date, including without limitation any obligation on the U.S. Buyer to recognize the service of such Current Employees with Granutec, and any and all liabilities to Current Employees of Granutec arising from, relating to or in connection with the termination of employment of such Current Employees with Granutec on or after the Closing Date, whether or not such liabilities are deemed under Applicable Law in North Carolina or whether or not any such termination of such Current Employees is proper or wrongful.

             Any Seller Indemnitee's right to indemnity hereunder (or other remedy, except in connection with fraud) for any Losses shall be subject to the following limitations:

             (1) No indemnification shall be required to be made by the Buyers solely under Section 8.2(b)(i) until the aggregate amount of Losses exceeds $100,000; PROVIDED that, if the aggregate amount of Losses exceeds such amount, indemnification shall be made with respect to all Losses.

             (2) To the extent that any Seller Indemnitee is seeking indemnification solely under Section 8.2(i), such Seller Indemnitee shall be entitled to indemnity only for those Losses to which such Seller Indemnitee has given written notice thereof to the Buyers within the time period related to the applicable survival period pursuant to Section 8.2(d). Such Seller Indemnitee may at its option give notice under this
       Section 8.2(b) as soon as it has become aware of a potential third party claim in respect of any breach of any representation or warranty of the Buyers contained in this Agreement, regardless of whether any Losses have been suffered, so long as such Seller Indemnitee shall in good faith determine that such potential claim is not frivolous or that such Seller Indemnitee may be liable or otherwise incur Losses as a result of such claim and shall give written notice of such determination to the Buyers. Any written notice delivered by such Seller Indemnitee pursuant to this subparagraph (2) shall set forth with specificity the basis of the claim for Losses and an estimate of the amount thereof.

             (3) In no event shall the Seller Indemnitees be entitled to indemnity under Section 8.2(b) for Losses in excess of an aggregate amount equal to $57,100,000.

             (4) The amount of Losses and recovery hereunder in connection with any Claim shall be reduced by the net amount any Seller Indemnitee recovers (after deducting all attorneys' fees and expenses and other costs related to obtaining such recovery) from any insurer in respect of such Losses.

             (5) In no event shall the Seller Indemnitees be entitled to recover any Losses constituting consequential, punitive or other special damages.

             (c) INDEMNIFICATION PROCEDURES. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "INDEMNIFIED PARTY"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, PROVIDED that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,
(ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of any Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, PROVIDED that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this
Section 8.2 and the records of each shall be available to the other with respect to such defense.

             (d) TIME LIMITATION. All claims for indemnification under clause
(i) of the first sentence of Section 8.2(a) or clause (i) of the first sentence of Section 8.2(b) must be asserted within 30 days of the termination of the respective survival periods set forth in Section 8.3.

             8.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. The representations and warranties contained in this Agreement shall survive the execution and delivery of this

Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

             (a) except as set forth in clauses (b) and (c) below, the representations and warranties contained in Section 3.1 and Section 3.2 shall survive for a period of two years following the Closing Date.

             (b) the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.3.11, 3.1.22, 3.1.24 and 3.2.1 shall survive without limitation; and

             (c) the representations and warranties contained in Section 3.1.6 shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations, and for 30 days thereafter.

             8.4. EXPENSES. Except as provided in Section 4.1.8, the Sellers on the one hand, and the Buyers, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "TRANSACTION EXPENSES"), whether or not the transactions contemplated hereby shall be consummated.

             8.5. SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

             8.6. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (C) sent by next-day or overnight mail or delivery or (D) sent by telecopy.

             (i)  if to Newco and/or the Buyers to,

                   c/o Leiner Health Products Inc.
                   901 East 233rd Street
                   Carson, CA  90745
                   Attention:  President
                   with a copy to:

                   Debevoise & Plimpton
                   875 Third Avenue
                   New York, NY  10022
                   Attention:  Franci Blassberg

             (ii)  if to the Sellers,

                   c/o Novopharm Limited
                   30 Novopharm Court
                   Scarborough, Ontario M1B 2K9
                   Canada
                   Attention:  President

                   with a copy to:

                   Fogler, Rubinoff
                   Suite 4400
                   Royal Trust Tower
                   Toronto-Dominion Centre
                   Toronto, Ontario
                   M5K 1G8
                   Canada
                   Attention: Melvyn Rubinoff, Q.C.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

             All such notices, requests, demands, waivers and other communications shall be deemed to have been received (W) if by personal delivery on the day after such delivery, (X) if by certified or registered mail, on the seventh business day after the mailing thereof, (Y) if by next-day or overnight mail or delivery, on the day delivered, (Z) if by telecopy, on the next business day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.

             8.7.  MISCELLANEOUS.

             8.7.1. HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

             8.7.2. ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) and the Collateral Agreements (when executed and delivered) and the Confidentiality Agreement, dated July 1, 1999 between CIBC World Markets Corp., on behalf of Novopharm, and the US Buyer, as amended, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

             8.7.3. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

             8.7.4. GOVERNING LAW, ETC. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. The Buyers and the Sellers hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York, New York City, Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The Buyers and the Sellers hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

             8.7.5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

             8.7.6. ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, PROVIDED that the Buyers may assign this Agreement to any Affiliate of the Buyers or to any lender to the Buyers or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, PROVIDED, FURTHER, that no assignment to any such lender shall in any way affect the Buyers' obligations or liabilities under this Agreement.

             8.7.7. NO THIRD PARTY BENEFICIARIES. Except as provided in Section
8.2 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

             8.7.8. AMENDMENT; WAIVERS, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Sellers shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyers (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Buyers or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

             8.7.9. FOREIGN CURRENCIES. Unless otherwise stated, all dollars specified in this Agreement and the Collateral Agreements shall be in U.S. dollars. All foreign currency shall be converted to U.S. dollar equivalents determined on the basis of the exchange rates published in The Wall Street Journal on the date three days prior to the Closing (or, if The Wall Street Journal is not published on such date, the next preceding date on which it is published).

             8.8. NOVOPHARM UNDERTAKING. Novopharm shall cause GHC and the Divisions to comply with and perform fully their obligations, covenants and agreements hereunder.

             8.9. US BUYER UNDERTAKING. The US Buyer shall cause the Canadian Buyer to comply with and perform its obligations, covenants and agreements hereunder.

             8.10. AMENDING AND RESTATING; RELEASE OF NEWCO. The parties to this Agreement hereby amend and restate the Original Agreement in its entirety. All parties to this Agreement agree that Newco is hereby released from all liabilities and obligations arising under and with respect to the Original Agreement and this Agreement and the transactions contemplated thereby and hereby.

             IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                                    LEINER HEALTH PRODUCTS INC.


                                                    By: /s/ Gale K. Bensussen
                                                       -------------------------
                                                       Name:   Gale K. Bensussen
                                                       Title:  President


                                                    GRANUTEC ACQUIRCO, INC.


                                                    By: /s/ Gale K. Bensussen
                                                       -------------------------
                                                       Name:   Gale K. Bensussen
                                                       Title:  President


                                                    VITA HEALTH PRODUCTS INC.


                                                    By: /s/ Eric Smith
                                                       -------------------------
                                                       Name:   Eric Smith
                                                       Title:  President


                                                    NOVOPHARM LIMITED


                                                    By: /s/ Leslie L. Dan
                                                       -------------------------
                                                       Name:   Leslie L. Dan
                                                       Title:  Director and
                                                               Chairman


                                                    GRANUTEC, INC.


                                                    By: /s/ Leslie L. Dan
                                                       -------------------------
                                                       Name:   Leslie L. Dan
                                                       Title:  Vice President

                                                    GRANUTEC HOLDING CORPORATION


                                                    By: /s/ Leslie L. Dan
                                                       -------------------------
                                                       Name:   Leslie L. Dan
                                                       Title:  President


                                                    STANLEY PHARMACEUTICALS LTD.


                                                    By: /s/ Leslie L. Dan
                                                       -------------------------
                                                       Name:   /s/ Leslie L. Dan
                                                       Title:

                                 GRANUTEC, INC.

                                  SCHEDULE 1.4

                                 EXCLUDED ASSETS

1. All credits, prepaid expenses, deferred charges, advance payments, security deposits for real estate, and other prepaid items by Granutec, Inc. to the extent any of the foregoing are not included in the Granutec Closing Net Working Capital or included in the calculation of an adjustment to the Purchase Price pursuant to Section 2.6.

2. The prorated amount of the security deposits with respect to each personal property lease to the extent that the unexpired term bears to the entire term of such lease (to the extent not included in the calculation of an adjustment to the Purchase Price pursuant to Section 2.6).

3. All Tax refunds or rebates (to the extent not included in the calculation of an adjustment to the Purchase Price pursuant to Section 2.6).

4.       All rights and interests arising out of or related to the following:
         a.       Granutec, Inc. v. LNK International, Inc.
                  (See Schedule 3.1.8.)
         b. Novopharm Limited and Novopharm USA, Inc. v. TorPharm, Inc. (See Schedule 3.1.8.)

5. All insurance policies/contracts held by Granutec, Inc. or under which Granutec, Inc. is a named or additional insured and all insurance claims existing prior to Closing and claims made after Closing related to coverages and events occurring before Closing.

6. Real property described in Deed Book 1731, Page 962, Wilson County Registry [Joe Callaway, Trustee in Bankruptcy for Howard Phykitt (Grantor) to Novopharm Investments, LLC (Grantee)].

7. Recoveries, claims, rights and interests arising out of indemnity claims against third parties including but not limited to subrogation claims by Granutec for events or transactions occurring before Closing.

8. Accounts receivable to the extent not included in the Granutec Closing Net Working Capital or included in the calculation of an adjustment to the Purchase Price pursuant to Section 2.6.

9. Preferred Supplier Agreement dated April 1, 1996 between R. P. Scherer North America and the Novopharm Group: Granutec, Inc., Stanley Pharmaceuticals Ltd., Novopharm Limited Toronto and Novopharm Quebec.

10. Cash or cash equivalent on hand or deposit as of Closing to the extent not included in the Granutec Closing Net Working Capital.

11.      The services of David Howard.

12. Minute books, corporate seal and all corporate documents including Tax records and financial statements of Granutec, Inc. (Copies of minutes for formal meetings of the Board of Directors and copies of adopted resolutions as customarily maintained in the minute book shall be provided to Buyer.)

13.      All licenses and permits which are not assignable.

                                 GRANUTEC, INC.


14. All documents and information in whatever form regarding Novopharm Limited and its other Affiliates owned by Novopharm Limited or its Affiliates and located at Granutec's facilities except to the extent such documents are material to the Business.

                         (Continuation of Schedule 1.4)

15. All research and development, quality assurance and quality control, assistance and testing provided by Novopharm and/or its Affiliates.

16.      The New Drug Application for Formatidine.

                          STANLEY PHARMACEUTICALS LTD.

                              DISCLOSURE SCHEDULE(1)

                                 SCHEDULE 1.4

                                EXCLUDED ASSETS


1. All credits, prepaid expenses, deferred items, advance payments, and other items prepaid by Stanley (to the extent any of the foregoing are not included in the calculation of the Stanley Closing Net Working Capital). Security deposits on real property leases. The prorated amount of the security deposits with respect to each personal property lease to the extent that the unexpired term bears to the entire term of such lease.

2. All rights and interests arising out of or related to the claim by Stanley against Takeda Canada Vitamins & Foods Inc., BASF Canada Inc. and Hoffman-La Roche Canada and their Affiliates and any other parties for damages suffered by Stanley as a result of a conspiracy to fix prices for the supply of certain vitamins.

3.       All Tax refunds or rebates.

4. All insurance policies/contracts held by Stanley or under which Stanley is a named or additional insured and all insurance claims existing prior to Closing and claims made after Closing related to coverages and events occurring before Closing.

5. Recoveries, claims, rights and interests arising out of indemnity claims against third parties including but not limited to subrogation claims by Stanley for events or transactions occurring before Closing.

6.       The services of David Howard.

7. All rights of Stanley to occupy the warehouse located at 21 Farzee Avenue, Dartmouth, Nova Scotia. Novopharm permits Stanley to occupy part of the Dartmouth warehouse under tenancy-at-will at no cost to Stanley.

8. Accounts Receivable to the extent not included in the calculation of the Stanley Closing Net Working Capital.

9. Cash or cash equivalent on hand or deposit as of Closing to the extent not included in the calculation of the Stanley Closing Net Working Capital.

--------
     (1) NOTE: All dollar amounts in the Disclosure Schedule are in Canadian dollars unless otherwise indicated.

10. The minute book, corporate seal and all corporate documents (including Tax records and financial statements) of Stanley.

11. All business licences held by Stanley. NOTE: BUSINESS LICENCES ARE NOT TRANSFERABLE.

12.      The permits held by Stanley for denatured and real alcohol. NOTE:
         EXCISE LICENSES ARE NOT TRANSFERABLE.

13. Preferred Supplier Agreement dated April 1, 1996 between R.P. Scherer, North America and the Novopharm Group: Granutec Inc., Stanley, Novopharm Ltd. Toronto, and Novopharm Quebec.

14. All documents and confidential information in whatever form regarding Novopharm and its other Affiliates owned by Novopharm or its Affiliates and located at Stanley's facilities except to the extent such documents and information are material to the Business.

15. All research and development, quality assurance and quality control assistance and testing provided by Novopharm and/or its Affiliates.

16.      New Drug Application/Submission for Famotidine.

17. Negotiation Agreement dated October 8, 1997 between Stanley and McNeill Consumer Products. Copy of this contact has not been provided to the Buyers.

18.      Royalty Agreement between Stanley and Johnson & Johnson regarding
         Famotidine.

                                 GRANUTEC, INC.

                                  SCHEDULE 1.5

                               UNASSUMED CONTRACTS

1. Term Note dated September 2, 1993 due by Granutec Holding Corporation to Branch Banking and Trust Company in the amount of $7,000,000.00. (The debt will be paid, and the Note cancelled in connection with Closing.)

2. Guaranty Agreement dated September 2, 1993 executed by Novopharm Limited, Novo Holdings, Inc. and Granutec, Inc. and Branch Banking and Trust Company ($7,000,000.00 loan) (The debt will be paid, and the Agreement will be cancelled in connection with Closing.)

3. Loan Agreement dated September 2, 1993 between Granutec Holding Corporation and Branch Banking and Trust Company ($7,000,000.00 loan). (The debt will be paid, and the Agreement will be cancelled in connection with Closing.)

4. Line of Credit Note dated September 2, 1993 due by Granutec, Inc. to Branch Banking and Trust Company in the amount of $8,000,000.00. (The debt will be paid, and the Note cancelled in connection with Closing.)

5. Guaranty Agreement dated September 2, 1993 executed by Novopharm Limited, Novo Holdings, Inc. and Granutec Holding Corporation and Branch Banking and Trust Company ($8,000,000.00 loan). (The debt will be paid, and the Agreement will be cancelled in connection with Closing.)

6. Loan Agreement dated September 2, 1993 between Granutec, Inc. and Branch Banking and Trust Company ($8,000,000.00 loan). (The debt will be paid, and the Agreement will be cancelled in connection with Closing.)

7. Security Agreement dated September 2, 1993 between Granutec, Inc. and Branch Banking and Trust Company for $7,000,000.00 and $8,000,000.00 loans. (The debts will be paid, and the Agreement will be cancelled in connection with Closing.)

8. Deed of Trust executed by Granutec, Inc. to Jerone C. Herring, Trustee for Branch Banking and Trust Company dated September 2, 1993, securing the principal sum of $15,000,000.00 recorded on September 2, 1993 at 4:50 p.m. in Book 1494, Page 712, Wilson County Registry. (The debt secured by this Deed of Trust will be paid at Closing, and Deed of Trust will be cancelled.)

9. Collateral Assignment of Lease executed by Granutec, Inc. to Branch Banking and Trust Company dated September 2, 1993 assigning 8601 Somerset Drive, Largo, Florida lease as additional security. (The debt secured by this Collateral Assignment will be paid at Closing and the Collateral Assignment will be cancelled.)

10. 1997 First Consolidated Amendment Agreement to September 2, 1993 Loan Agreement, Parent Guaranty Agreement and Security Agreement (the "Amendment Agreement") dated March 31, 1997 executed by and among Granutec, Inc., Novopharm Holdings, Inc., Granutec Holding Corporation and Branch Banking and Trust Company. (The Agreement will be cancelled in connection with Closing.)

                                 GRANUTEC, INC.

                         (Continuation of Schedule 1.5)

11. 1997 First Consolidated Amendment to Letter of Credit and Reimbursement Agreement and Guaranty Agreement dated March 31, 1997 executed by and among Granutec, Inc., Granutec Holding Corporation, Novopharm Holdings, Inc., Novopharm Limited and Branch Banking and Trust Company. (The Agreement will be cancelled in connection with Closing.)

12. Note Modification Agreement dated March 31, 1997 increasing the Line of Credit Note dated September 2, 1993 from $8,000,000.00 to $11,000,000.00 due by Granutec, Inc. to Branch Banking and Trust Company. (The Agreement will be cancelled in connection with Closing.)

13. Amendment to Deed of Trust and Security Agreement dated March 31, 1997 granted by Granutec, Inc. to Jerone C. Herring, Trustee for the benefit of Branch Banking and Trust Company recorded in Book 1624, Page 438, Wilson County Registry. Said Amendment modifies Deed of Trust recorded in Book 1494, Page 712, Wilson County Registry. (This instrument will be cancelled upon payment of the underlying debt at Closing.)

14. Subordination Agreement dated March 31, 1997 by Novopharm Limited, as owner of Granutec, Inc., in favor of Branch Banking and Trust Company. (The Agreement will be cancelled in connection with Closing.)

15. Note Modification Agreement dated January 15, 1999 due by Granutec, Inc. to Branch Banking and Trust Company regarding the $7,000,000.00 loan. (This Agreement will be cancelled upon payment of the debt in connection with Closing.)

16. Note Modification Agreement dated January 15, 1999 due by Granutec, Inc. to Branch Banking and Trust Company regarding the $11,000,000.00 loan (formerly the $8,000,000.00 loan). (This Agreement will be cancelled upon payment of the debt in connection with Closing.)

17. Note Modification Agreement dated April 12, 1999 due by Granutec, Inc. to Branch Banking and Trust Company regarding the $11,000,000.00 loan. (This Agreement will be cancelled upon payment of the debt in connection with Closing.)

18. Deed of Trust executed by Granutec, Inc. to Charles N. Anderson, Jr., Trustee for the benefit of Mutual Life Assurance Company of Canada dated July 19, 1999, recorded on July 21, 1999 at 12:10 p.m. in Book 1728, Page 260, Wilson County Registry. (This Deed of Trust will be released in connection with Closing.)

19. Deed of Trust executed by Granutec, Inc. to Jerry L. Beauclair, Trustee for the benefit of Canadian Imperial Bank of Commerce dated July 19, 1999, recorded on July 21, 1999 at 12:10 p.m. in Book 1728, Page 278, Wilson County Registry. (This Deed of Trust will be released in connection with Closing.)

20. Security Agreement between BB&T, Novopharm Limited, Novopharm Holdings, Inc., Novopharm USA, Inc., Novopharm N.C., Inc., Novopharm Investments, LLC, PharmNovo, LLC, Granutec Holding Corporation, Granutec, Inc., Stanley Pharmaceuticals, Ltd. and Wampole Canada, Inc. dated February 5, 1999. (The Assets of Granutec, Inc. will be released from this Agreement upon payment of the underlying debt at Closing.)

                                 GRANUTEC, INC.

                         (Continuation of Schedule 1.5)

21. Security Agreement between The Mutual Life Assurance Company of Canada, Novopharm Limited, Novopharm Holdings, Inc., Novopharm USA, Inc., Novopharm N.C., Inc., Novopharm Investments, LLC, PharmNovo, LLC, Granutec Holding Corporation, Granutec, Inc., Stanley Pharmaceuticals, Ltd. and Wampole Canada, Inc. dated February 5, 1999. (The Assets of Granutec, Inc. will be released from this Agreement upon payment of the underlying debt at Closing.)

22. Security Agreement between Canadian Imperial Bank of Commerce, Novopharm Limited, Novopharm Holdings, Inc., Novopharm USA, Inc., Novopharm N.C., Inc., Novopharm Investments, LLC, PharmNovo, LLC, Granutec Holding Corporation, Granutec, Inc., Stanley Pharmaceuticals, Ltd. and Wampole Canada, Inc. dated February 5, 1999. (The Assets of Granutec, Inc. will be released from this Agreement upon payment of the underlying debt at Closing.)

23. Security Agreements for UCC financing statements which have been filed of public record as shown on Schedule 3.1.11.

24. Tax Sharing Agreement dated 1996 between Novopharm Holdings, Inc., Novopharm USA, Inc., Granutec, Inc., Granutec Holding Corporation and Novopharm Investments, LLC. This is an Excluded Liability.

25. There are no other written intercompany agreements. Novopharm Limited and/or its other controlled affiliates does provide or has in the past provided certain raw materials and use of ANDAs for use by Granutec with respect to Ranitidine, Cimetidine, Loperamide, Naproxen and Ibuprofen. Purchases are reflected on invoices or purchase orders and have been reflected on the financial statements of Granutec, Inc. Novopharm Limited also provides for the services of David Howard to Granutec and Novopharm N.C. has in the past offered research and development support as well as quality assurance control on an as needed basis. For summary of verbal arrangements regarding Affiliate Transactions see Schedule 3.1.31.

26. In-House Contracts--Sales Representatives. Granutec has verbal agreements regarding bonuses with its employees, Terry Temp and Bob Haywood, both of whom are sales representatives. Bonuses are paid on a quarterly basis on their achieving minimum threshold sales requirements. For 1999 Granutec has agreed to pay $5,000.00 per quarter for a total of $20,000.00 to each employee. In addition, each employee is provided with a base salary, a car allowance, and an administrative allowance.

27. Letter Agreement with Daymon Associates, Inc. dated June 14, 1999 regarding commission rate.

28. Letter Agreement with Terrell & Associates dated August 28, 1998 regarding commission rate. (Terrell Clampitt and Peter Keck)

29. Letter Agreement with Shubert Brokerage dated August 28, 1998 regarding commission rate.

30. Letter Agreement with Ohio Sales & Brokerage dated August 28, 1998 regarding commission rate.

                                 GRANUTEC, INC.

                         (Continuation of Schedule 1.5)

31. Letter Agreement with T. P. O'Brien Company dated August 28, 1998 regarding commission rate.

32. Letter Agreement with Hynes Sales Company dated August 28, 1998 regarding commission rate.

33. Letter Agreement with Manufacturer's Sales Agency dated August 28, 1998 regarding commission rate. (Jim Ellis and Scott Ellis)

34. Letter Agreement with W. J. Hopkins Associates dated August 28, 1998 regarding commission rate.

35. Letter Agreement with Consumer Products Management dated August 28, 1998 regarding commission rate. (David Horwitz, Mark Sterger, and Ron Eastman)

36. Letter Agreement with Kershner Associates dated August 28, 1998 regarding commission rate. (Terry Kershner, Ed DeMatteis, and Marc Davis)

37. Letter Agreement with CMN dated August 28, 1998 regarding commission rate.

38. Letter Agreement with Pezrow dated August 28, 1998 regarding commission rate.

39. Granutec, Inc. Employee Incentive Stock Option Plan dated June 17, 1994. Only Terry Temp currently has option rights. If exercised, it will be subject to the Shareholders Agreement disclosed in Schedule 3.1.12.

40. All Plans described in Schedule 3.1.24(a) subject to the obligation of Buyer to indemnify the Seller pursuant to Section 8.2(b)(v).

41. Employment Agreements, both written and oral between Granutec, Inc. and its employees subject to the obligation of Buyers to indemnify the Sellers pursuant to Section 8.2(b)(v).

42.      All insurance policies and coverages set forth on Schedule 3.1.20.

43. Sales Agreement with Albemarle Corporation for the supply of Ibuprofen from October 1, 1999 to September 30, 2002.

44. Sales Agreement with Albemarle Corporation for the supply of Naproxen Sodium from July 1, 2000 to June 30, 2003.

45. Shareholders Agreement between Granutec, Inc. and Granutec Holding Corporation dated June, 1994.

46. Deed of Trust executed by Granutec, Inc. to Jerone C. Herring, Trustee for Branch Banking and Trust Company, dated May 1, 1994, in the amount of $8,100,000.00, recorded on May 5, 1994 at 9:30 a.m., in Book 1520,
         Page 234, Wilson County Registry.

47. Collateral Assignment of Lease dated May 1, 1994 between Granutec, Inc. and Branch Banking and Trust Company relating to The Wilson County Industrial Facilities and Pollution Control Financing Authority $8,100,000.00 Industrial Development Revenue Bond

                                  SCHEDULE 1.5

                               UNASSUMED CONTRACTS


1.       The following Security Agreements:

                  (a) Security Agreement dated February 5, 1999 between Stanley and Mutual Life Assurance Company of Canada. THIS SECURITY WILL BE DISCHARGED ON CLOSING.

                  (b) Security Agreement dated February 5, 1999 between Stanley and Branch Banking and Trust Company. THIS SECURITY WILL BE DISCHARGED ON CLOSING.

                  (c). Security Agreement dated February 5, 1999 between the Canadian Imperial Bank of Commerce and Stanley. THIS SECURITY WILL BE DISCHARGED ON CLOSING.

2.       The following Mortgages:

                  (a) Mortgage BN85821 granted in favour of Branch Banking and Trust Company in respect of 1353 Main Street, North Vancouver, B.C. V7J 1C5. THIS MORTGAGE WILL BE DISCHARGED ON CLOSING.

                  (b) Mortgage BN 85820 granted in favour of the Mutual Life Assurance Company of Canada in respect of 1353 Main Street, North Vancouver, B.C. V7J lC5. THIS MORTGAGE WILL BE DISCHARGED ON CLOSING.

                  (c) Mortgage BN85819 granted in favour of Canadian Imperial Bank of Commerce in respect of 1353 Main Street, North Vancouver, B.C. V7J 1C5. THIS MORTGAGE WILL BE DISCHARGED ON CLOSING.

3. All obligations associated with any inter-company agreements, including guarantees between Stanley and its Affiliates except the assumption by the Buyer of the Assumed Liabilities including trade accounts payable to Novopharm and its Affiliates.

5. Employment agreements both written and oral between Stanley and its employees.

6. Settlement letter dated March 8, 1999 from Bull, Housser & Tupper to Davis and Company in respect of Robert McMillan and corresponding Release and Indemnity given by Robert McMillan.

7. All liabilities associated with any of the insurance policies referred in items 171 to 175 of Schedule 3.1.12(a).

8. Any liabilities or obligations associated with the Excise Canada permit in respect of denatures alcohol and real alcohol.

9. All liabilities associated with the Preferred Supplier Agreement dated April 1, 1996 between R.P. Scherer, North America and the Novopharm
         Group: Granutec Inc., Stanley, Novopharm Ltd. Toronto, and Novopharm Quebec.

10. All plans, agreements, and certificates described in 106, 123, 125, 126, 129, 137-142 of Schedule 3.1.12(a).

                                  GRANUTEC, INC.

                                  SCHEDULE 2.6

                        PREPAID EXPENSES AND OTHER ITEMS

-------------------------- --------------------------------------------- -------------------------------------------
        ACCOUNT #                       ACCOUNT DESCRIPTON                         BALANCE AS OF 11/30/99
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-001000        PETTY CASH
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-002300        CASH-BB&T OPERATING ACCOUNT
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-002400        CASH-BB&T PAYROLL
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-002500        CASH-BB&T-INSURANCE
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-003000        CASH-REPUBLIC BANK PAYROLL
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-004000        HELD CHECKS
-------------------------- --------------------------------------------- -------------------------------------------

-------------------------- --------------------------------------------- -------------------------------------------
                           TOTAL CASH & EQUIVALENTS
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-011500        DUE FROM AFFILIATE -NOVO. WILSON
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-011700        DUE FROM AFFILIATE--NOVO. CANADA
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-018000        PREPAID EXPENSES
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-019000        PREPAID INSURANCE
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-019300        SECURITY DEPOSITS--RENT
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-019400        SECURITY DEPOSITS--OTHER
-------------------------- --------------------------------------------- -------------------------------------------
      XX-000-019500        DEFERRED TAXES
-------------------------- --------------------------------------------- -------------------------------------------

-------------------------- --------------------------------------------- -------------------------------------------
                           TOTAL OTHER CURRENT ASSETS
-------------------------- --------------------------------------------- -------------------------------------------

                                 GRANUTEC, INC.


                                 SCHEDULE 6.3(b)





             On or before March 1, 2000, the US Buyer shall offer to all Transferred Employees who were Current Employees of Granutec as of the Closing Date and their eligible dependents (together or separately, for purposes of this schedule "TRANSFERRED EMPLOYEES") coverage under its sponsored group health plans (the "US BUYER'S HEALTH PLAN"); PROVIDED, HOWEVER, Granutec shall offer those Transferred Employees, who were covered under the Granutec's sponsored group health plans (the "GRANUTEC HEALTH PLAN") immediately prior to the Closing Date, with group health plan continuation coverage (as defined under Code
Section 4980B(f)(1)(A)) under the Granutec Health Plan for the Transition
Period.

             For the Transition Period, the US Buyer and Granutec agree to offer the Granutec Health Plan continuation coverage for those eligible Transferred Employees in accordance with the following terms and conditions:

             1. Granutec shall continue to sponsor the Granutec Health Plan for the Transition Period as it exists immediately prior to the Closing Date.

             2. US Buyer shall pay the following expenses and claims, and shall provide the services of its employees (at no cost to Granutec) to perform required plan administrative procedures, related to the US Buyer's operation of the Granutec Health Plan for the Transition Period (collectively, the "SELF-INSURED COSTS"):

                   (A) The re-insurance premium for the Granutec Health Plan for the Transferred Employees;

                   (B) All claims processed and approved by the Granutec Health Plan's third-party administrator ("Core Source"), to the extent claims are not covered by the Granutec Health Plan re-insurance coverage, as submitted by Transferred Employees for services or treatment rendered on or after the Closing Date; and

                   (C) Core Source's scheduled fees and an expenses, or any other plan administration fee or expense incurred on behalf of the Granutec Health Plan to a third-party for the administration of the Transferred Employees' claims incurred on or after the Closing Date.

       3. The US Buyer shall administer the Granutec Health Plan for the Transition Period and beyond to the extent necessary to process all timely submitted claims; PROVIDED, HOWEVER, Granutec shall pay, to the extent not funded by Granutec as of the Closing Date, for the claims and administration expenses of: (A) Any claims, for services or treatment rendered prior to the Closing Date, by any former Granutec employee or dependent thereof, including Transferred Employees; and (B) any former Granutec employee or dependent thereof who was on COBRA under the Granutec Plan as of the Closing Date and continues such coverage into the Transition Period.

       4. The US Buyer shall prepare, in a timely manner for Granutec's signing and filing, the Form 5500 for the Granutec Health Plan for the plan year commencing on January 1, 2000, and shall perform all other contracted and legally imposed obligations for the administration of the Granutec Health Plan; PROVIDED, HOWEVER, that Granutec shall be responsible for the termination of the Granutec Health Plan.

       5. The US Buyer shall maintain accurate records of all claims and expenses processed and incurred by Granutec Health Plan for the Transition Period and after and the US Buyer shall furnish to Granutec documentation as to such claims and expenses for which
             Granutec is liable.   To the extent reasonably requested by
             Granutec (or its authorized representative) Granutec shall have the right to review the Granutec Health Plan books and records maintained by the US Buyer for the Transition Period and thereafter.

       6. The US Buyer shall indemnify, defend and hold harmless Granutec and its Affiliates and their respective officers, directors, employees, successors and assigns against and from any and all claims or actions for benefits or damages (including plan administrative expenses) which any person or entity may make or file against Granutec or its Affiliates or their respective officers, directors, or employees; PROVIDED, HOWEVER, that this indemnity is limited only to such claims or actions for benefits or damages (including plan administrative expenses) that have arisen out of Transferred Employees' benefit claims for services or treatment rendered on or after the Closing Date.

                                SUPPLY AGREEMENT


THIS AGREEMENT dated as of this 17th day of December, 1999, is entered into by and between Leiner Health Products Inc., a Delaware corporation (the "US BUYER"), Vita Health Products Inc., a Manitoba corporation (the "CANADIAN BUYER" and, together the US Buyer, the "BUYERS") and Novopharm Limited, an Ontario corporation ("NOVOPHARM").

                                   WITNESSETH:

WHEREAS, Novopharm has expertise, and is engaged, in the development, manufacture and supply of over-the-counter pharmaceutical products ("OTC PRODUCTS");

WHEREAS, Novopharm owns or has rights to certain patents and/or know-how applicable to OTC Products;

WHEREAS, Novopharm owns the Approved ANDAs related to the Granutec Products and the DINs related to the Stanley Products and has therefore obtained all necessary regulatory approval for the manufacture, supply and sale of the Products in the United States and Canada;

WHEREAS, pursuant to that certain Amended and Restated Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT"), dated as of December 17, 1999, among the Buyers Granutec Acquirco, Inc., a Delaware corporation, Novopharm, Granutec, Inc., ("GRANUTEC") Granutec Holding Corporation ("GHC"), and Stanley Pharmaceuticals Ltd., ("STANLEY") the US Buyer desires to acquire the Approved ANDAs and the Canadian Buyer desires to acquire the DINs related to the Products, and Novopharm has agreed to sell or cause the sale of such Approved ANDAs and DINs to the US Buyer and the Canadian Buyer;

WHEREAS, the Buyers desire to obtain certain transitional services and other assistance relating to the process of obtaining the requisite Governmental Approvals to manufacture the Products governed by the Approved ANDA's;

WHEREAS, the Buyers desire to purchase commercial quantities of the Products from Novopharm from time to time for a limited time and Novopharm is willing to supply the Buyer's requirements for the Products, on the terms and subject to the conditions set forth below;

WHEREAS, the Buyers desire to acquire the right of first refusal to acquire the Approved ANDAs and the DINs that Novopharm or any of its Affiliates may develop and obtain regarding OTC Products other than the Products, on the terms and subject to the conditions set forth below; and

WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement that Novopharm execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties agree as follows:

ARTICLE 1:   DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below (the singular shall include the plural and vice versa):

"AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, fifty percent (50%) or more of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

"ANDA" means an "Abbreviated New Drug Application" as defined in the US Act.

"APPROVED ANDA" means an ANDA approved by the FDA.

"ASSET PURCHASE AGREEMENT" is defined in the recitals to this Agreement.

"BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

"CANADIAN ACT" means the Canadian Food and Drugs Act, as amended from time to time, and the regulations promulgated thereunder.

"CANADIAN BUYER" is defined in the first paragraph of this Agreement.

"CANADIAN PRIME RATE" means the prime interest rate of The Bank of Nova Scotia in effect from time to time for Canadian dollar loans made in Canada.

"CBE" means a "Changes Being Effected" supplement as defined in the US Act.

"CGMP" shall mean current Good Manufacturing Practices promulgated by each of the FDA and TPP governing the manufacture, handling, storage and control of the Products in the United States and Canada, respectively.

"CLOSING" means the Closing as defined in the Asset Purchase Agreement.

"CONFIDENTIAL INFORMATION" means Technical Information and information pertaining to Novopharm's and the Buyers' respective businesses, products, marketing plans, marketing activities, market projections and related matters, provided by one party to the other pursuant to or in furtherance of this Agreement.

"DEVELOPMENT COSTS" is defined in Section 3.1.

"DINS" means Canadian Drug Identification Numbers.

"DSA" means a Drug Submission Application submitted to the TPP requesting authorization to sell each of the Stanley Products, and the "DSAs" means all approved DSAs for the Stanley Products, and includes DIN Applications, New Drug Submissions, Supplemental New Drug Submissions and Investigational New Drug Submissions.

"EFFECTIVE DATE" means the Closing Date as defined in the Asset Purchase Agreement.

"FDA" means the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

"FORCE MAJEURE EVENT" means any fire, flood, embargo, war, act of war (whether war be declared or not), insurrection, riot, civil unrest, unforeseeable plant breakdowns or lack or failure of source of supply.

"GRANUTEC" is defined in the recitals to this Agreement.

"GRANUTEC PRODUCTS" means those products set forth in Schedule A hereto.

"NON-COMPETITION AGREEMENT" means the Non-Competition Agreement, dated as of the date hereof, among the Buyers, Granutec, GHC, Stanley and Novopharm.

"OFFER" is defined in Section 2.1(b).

"OFFER NOTICE" is defined in Section 2.1(b).

"ORDER" as defined in Section 5.2(a).

"OTC PRODUCTS" is defined in the recitals to this Agreement.

"PRODUCTS" means the Granutec Products and the Stanley Products.

"SPECIFICATIONS" means with respect to any of the Products, the specifications as set forth in such product's Drug Master File or Regulatory Approval, as appropriate, in accordance with, in the case of a Granutec Product, the US Act and such Product's Approved ANDA and, in the case of a Stanley Product, the Canadian Act.

"SPECIFIED FUTURE PRODUCTS" means those products set forth in Schedule C hereto.

"STANLEY" is defined in the recitals to this Agreement.

"STANLEY PRODUCTS" means those products set forth in Schedule B hereto.

"SUPAC PROCESS" means the process by which a CBE is filed to effect a manufacturing site change in accordance with the Scale Up and Post Approval Changes (Immediate Release) guidance issued by the FDA.

"TECHNICAL INFORMATION" means all know-how, trade secrets, inventions, data (including regulatory data), technology, processes and information, including improvements and modifications to any thereof, the disclosure or use of which is provided for or permitted under this Agreement and which a party hereto has the lawful and contractual right to disclose to the other party. It shall also include, without limitation, (a) medical, chemical, bioequivalent and other scientific data; (b) processes and analytical methodology used in the development, testing, analysis and validation of such Products; and (c) packaging and manufacturing data and processes. Notwithstanding the foregoing, Technical Information shall not include trademarks or patents.

"TERRITORY" means the United States, Canada and Mexico.

"THIRD PARTY" means any entity or person which is not party to this Agreement or an Affiliate and/or subsidiary of a party to this Agreement.

"TPP" means the Therapeutic Products Program, Department of Health and Welfare (Canada).

"UNSPECIFIED FUTURE PRODUCTS" means any OTC Products other than the Products and the Specified Future Products.

"US ACT" means the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

"US BUYER" is defined in the first paragraph of this Agreement.

ARTICLE 2:   MANUFACTURE AND SALE OF PRODUCTS

2.1 MANUFACTURE AND SALE. (a) From and after the Effective Date and until the first anniversary of the Effective Date, on the terms and subject to the conditions of this Agreement, Novopharm shall manufacture, sell and deliver, for sale in the Territory, (A) to the US Buyer all of the US Buyer's requirements of Granutec Products for the Territory and (B) to the Canadian Buyer all of the Canadian Buyer requirements of Stanley Products for the Territory.

           (b) From and after the Effective Date until the second anniversary of the Effective Date, the US Buyer shall not purchase any of the Granutec Products and the Canadian Buyer shall not purchase any of the Stanley Products from a Third Party, unless such Buyer shall first deliver to Novopharm a notice (an "OFFER NOTICE") stating:

           (i) that such Buyer has received a bona fide offer to supply all or a portion of its requirements for such Product(s) (an "OFFER");

           (ii) with respect to each Product included in the Offer, the price, volume and other material terms contained in the Offer (other than the identity of the Third Party supplier of such Products); and

           (iii) such Buyer's offer, irrevocable by its terms for five (5) Business Days to purchase from Novopharm all (but not less than all) of the Products included in the Offer, on terms and conditions not less favorable to Novopharm than those contained in the Offer.

           (c) If Novopharm fails to accept the offer within such five (5) Business Days, then the relevant Buyer shall have the right to purchase the Products set forth in such Offer Notice from the offeror identified in the Offer Notice or any other Third Party, on terms and conditions no less favorable to such Buyer than those terms and conditions set forth in the Offer Notice.

2.2 STARTING MATERIAL. Novopharm shall acquire all of the material required for the manufacture of the Products.

2.3 STORAGE. Novopharm shall store all material and Products, including work-in-process, in accordance with the appropriate cGMP and the guidelines set out, in the case of Granutec Products, in the US Act and its regulations and all corresponding Approved ANDAs and, in the case of Stanley Products, in the Canadian Act and its regulations.

2.4 OTC SPECIFICATIONS. Novopharm shall manufacture under this Agreement the Novopharm Products and Granutec Products in conformity with their Specifications and the corresponding Approved ANDAs and the Stanley Products in conformity with their Specifications and the corresponding DINs. Any modifications or process changes with respect to the Products shall be implemented in accordance with, in the case of Novopharm Products and Granutec Products, the US Act and its regulations and, in the case of Stanley Products, the Canadian Act and its regulations. Novopharm shall ensure that such changes, if any, do not render the Products non-compliant with respect to any applicable requirement under, with respect to each Novopharm Product and Granutec Product, the US Act and such Product's respective Approved ANDA and/or Specifications, and, with respect to each Stanley Product, the Canadian Act and such Product's respective DIN and/or Specifications. In no event shall Novopharm make any such modification or process change without the prior written consent of the US Buyer and its duly authorized agents or the Canadian Buyer and its duly authorized agents as appropriate.

2.5 RIGHT TO INSPECTION. Each Buyer and its duly authorized agents shall at all times during the period commencing on the Effective Date and ending on the second anniversary thereof be entitled to inspect during normal business hours upon reasonable advance notice, any premises where the Products are stored, manufactured, packaged or handled, or any premises where materials to be used in the manufacture of the Products are stored, and each Buyer and its duly authorized agents shall have free access to all parts of such premises and may inspect and test such Products or materials and may interview employees involved in such storage, manufacture, packaging or handling.

ARTICLE 3:   TRANSITION PERIOD/FUTURE OTC PRODUCTS

3.1 SUPAC. (a) From and after the Effective Date, upon the request of the US Buyer Novopharm shall assist the US Buyer in the SUPAC Process for each Product whereby the US Buyer will acquire the right to manufacture each Product in the plant acquired by the US Buyer pursuant to the Asset Purchase Agreement from Granutec located in Wilson, North Carolina. Such assistance shall include, without limitation, providing supporting data as electronic and hard copies of Master Batch Records, Standard Operating Procedures, Raw Material Specifications, Technology Transfer documentation, and comparison of equipment lists. Novopharm will provide the Canadian Buyer (i) access to its Product approvals for the purpose of assisting the Canadian Buyer in obtaining a cross-referenced DIN and (ii) all support necessary to obtain an approved change in the registered manufacturing site or Establishment License, as appropriate, under the Canadian Act. Novopharm shall not be entitled to compensation for such assistance, PROVIDED, however, that the US Purchaser shall reimburse Novopharm for cost of test batches and related materials.

3.2 FUTURE OTC PRODUCTS. (a) Except as set forth in Section 3.2(b), on each occasion, if any, that Novopharm or any of its Affiliates develops and obtains or otherwise acquires an Approved ANDA and/or a DIN for any of the Specified Future Products (by action of the FDA, the TPP or otherwise), Novopharm shall promptly and in any event within 5 Business Days of obtaining such Approved ANDA or DIN deliver to the Buyers a written offer, irrevocable on its terms for thirty (30) Business Days, to sell such Approved ANDA and/or DIN to any Buyer at a price equal to the sum of (i) the cost of developing and obtaining or otherwise acquiring such Approved ANDAs and/or DINs, as determined to the reasonable satisfaction of the Buyers, based on Novopharm's accrued development costs, including without limitation, cost of materials and reasonable overhead ("DEVELOPMENT COSTS") and (ii) 10% of the amount determined pursuant to clause (i) of this Section 3.2(a).

           (b) The US Buyer or the Canadian Buyer may from time to time request that Novopharm develop and obtain Approved ANDAs and/or DINs for any of the Specified Future Products. Upon receipt of any such request, Novopharm shall use commercially reasonable best efforts to develop and obtain as promptly as practicable such Approved ANDAs and/or DINs as requested by the requesting Buyer. Promptly upon obtaining any Approved ANDAs and/or DINs, Novopharm shall sell, and the requesting Buyer shall purchase, such Approved ANDAs and/or DINs at a price equal to the sum of (i) the Development Costs of such Approved ANDA or DIN and (ii) 10% of the amount determined pursuant to clause (i) of this Section 3.2(b); PROVIDED that if such ANDA or DIN is not approved the Buyer will forthwith, on written notice from Novopharm that such ANDA or DIN has not been approved, pay to Novopharm the Development Costs of such ANDA or DIN.

           (c) On each occasion, if any, that Novopharm or any of its Affiliates develops and obtains or otherwise acquires an Approved ANDA and/or DIN with respect to an Unspecified Future Product, Novopharm shall promptly deliver to the Buyers a written offer, irrevocable on its terms for thirty
(30) Business Days, to sell such Approved ANDAs and/or DINs to the Buyers on terms and conditions set forth in such written offer. The Buyers shall have thirty (30) Business Days in which to determine whether to accept such offer. If the Buyers fail to accept such offer within such thirty (30) Business Days, Novopharm shall have the right to sell the offered Approved ANDAs and/or DINs to

Third Parties on terms and conditions no less favorable to Novopharm than those terms and conditions offered to the Buyers or, subject to the Non-Competition Agreement, to use such Approved ANDAs and/or DINs for its own account.

           (d) On each occasion, if any, that the Buyers request that Novopharm develop and obtain an Approved ANDA and/or DIN for any Unspecified Future Product, Novopharm and the Buyers shall negotiate in good faith the terms and conditions pursuant to which such work shall be performed.

3.3 Novopharm shall be entitled to sell the Products outside of the Territory. During the term of this Agreement, at the request of Novopharm the US Buyer shall use its commercially reasonable best efforts to assist Novopharm, at Novopharm's sole cost and expense, in obtaining regulatory clearances for the Products in such markets outside of the Territory, such assistance to include, without limitation, confirming that Novopharm originally developed and obtained the Approved ANDA.

ARTICLE 4:   FORECASTS, ORDERS, PACKAGING, AND DELIVERY

4.1 FORECASTS. Promptly after the Effective Date, and promptly after the beginning of each month during the term of this Agreement, the Buyers shall provide Novopharm with a non-binding, rolling twelve month forecast of the quantities of Products required. The Buyers shall notify Novopharm as promptly as practicable of any changes to the forecast.

4.2 ORDERS (a) The Buyers may place orders (each an "ORDER") for Products from time to time in accordance with this Article. With respect to each Product ordered, each Order shall specify: (i) the volume and type of the Product required; (ii) the required delivery date; and (iii) the place of delivery.

           (b)  Orders may be placed by telephone, facsimile or mail.

           (c) The Buyers will use good faith efforts to ensure that Orders are materially consistent with the forecast delivered in accordance with
Section 4.1, as the same may be reasonably amended by the Buyers from time to time.

           (d) Each Order must be placed at least 90 Business Days prior to the delivery date specified in the Order.

           (e) Novopharm must confirm an Order to the applicable Buyer within five Business Days after receipt of the Order from such Buyer and confirm the date of delivery.

If the delivery date is unacceptable, such Buyer must notify Novopharm within 5 days that the order is cancelled.

4.3 PACKAGING AND LABELLING. The Products shall be sold in bulk or strip form. Novopharm shall ensure that packaging and labeling of the bulk and strip products conforms to all applicable regulations.

4.4 DELIVERY. All Products supplied under this Agreement shall be shipped FOB Novopharm Toronto. The applicable Buyer shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of the Products purchased by the applicable Buyer hereunder. Novopharm must use all commercially reasonable efforts to deliver the Product to the applicable Buyer by the time specified in the relevant Order. Novopharm shall package the Products and use a mode of transportation that assures that the products meet all applicable Specifications when delivered for shipment.

4.5 PURCHASE ORDER TERMS. The terms and conditions of this Agreement shall be controlling over any terms and conditions included in the documents used by the Buyers in placing Orders or by Novopharm in accepting or confirming orders.

4.6 TITLE TO PRODUCTS. Title to the Products manufactured by Novopharm shall pass to the applicable Buyer on the earlier of payment by the applicable Buyer or delivery to the applicable Buyer in accordance with the Order pursuant to which such delivery is made.

ARTICLE 5:   RETURNS AND RECALLS

If at any time any Buyer believes that its finished goods should be recalled and/or be the subject of a notification to a governmental authority because any of the relevant Products shall have failed to meet its Specifications or was otherwise noncompliant, such Buyer shall promptly notify Novopharm in writing of such belief and provide to Novopharm all information it has received in connection therewith. If at any time Novopharm believes that any finished goods should be recalled and/or be the subject of a notification to a governmental authority because the relevant Products shall have failed to meet Specifications or were otherwise noncompliant, Novopharm shall promptly notify the appropriate Buyer in writing of such belief and provide to such Buyer all information it has received in connection therewith. The appropriate Buyer shall, at Novopharm's sole cost and expense, be responsible for conducting any recall that is initiated and for complying with any and all regulatory requirements applicable to any such recall. Novopharm shall assist such Buyer by providing information reasonably needed by such Buyer to conduct such recall and to comply with regulatory requirements.

ARTICLE 6:   PRICE AND PAYMENT TERMS

6.1 PURCHASE PRICE. The price for the Products sold by Novopharm to the Buyers pursuant to Section 2.1(a) hereunder shall be as set forth, with respect to the Granutec Products, in Schedule A hereto, and with respect to the Stanley Products, in Schedule B hereto. The prices set forth in Schedule A shall be applicable for a period of one (1) year and in Schedule B shall be applicable for a period of 120 days, each from the Effective Date of this Agreement and thereafter the price for each Product shall be as agreed upon by the parties to this Agreement from time to time.

6.2 SALES AND USE TAXES. Novopharm shall be solely responsible for the payment of all federal, state or local sales, use or value-added tax, excise or similar charge, or other tax assessment assessed or charged on the sale of Products sold pursuant to this Agreement.

6.3 PAYMENT. Each month Novopharm shall deliver to each Buyer an invoice for all Products delivered during the prior calendar month. Payment is due and payable within 30 days of the end of the month in which the invoice is sent by Novopharm to the applicable Buyer in respect of the Products manufactured and delivered by Novopharm and will be made by check made payable to Novopharm. Any amount invoiced by Novopharm pursuant to this
Section 6.3 shall, beginning 30 days after the end of the month in which such amount is invoiced, bear interest at the Canadian Prime Rate plus 3% per annum.

ARTICLE 7:   DEVELOPMENT COSTS

7.1 ACCESS TO INFORMATION. Novopharm must, during the term of this Agreement, retain, and allow the Buyers access, on reasonable notice, to information relating to the Development Costs, for the purpose only of verifying those costs and changes in them.

7.2 MINIMIZATION OF DEVELOPMENT COSTS. Novopharm shall take commercially reasonable steps to minimize the Development Costs which may be incurred by Novopharm in performing their obligations under this Agreement.

ARTICLE 8:   FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from a Force Majeure Event. Upon the occurrence of a Force

Majeure Event, the party failing or delaying performance, shall promptly notify the other party, in writing, setting forth in reasonable detail the nature of the occurrence, its expected duration and how such party's performance is affected. In the event of the applicability of this Section 8.1, the party failing or delaying performance shall use its commercially reasonable efforts to eliminate, cure and overcome any such causes and resume performance of its obligations as quickly as possible. In the event a delay in or failure of performance by Novopharm in the delivery of Products to any Buyer ordered pursuant to Section 2.1(b) or 4.2 extends for more than 10 days, the affected Buyer may cancel the applicable order and obtain the Product from a Third Party.

ARTICLE 9:   REPRESENTATIONS WARRANTIES

9.1 NOVOPHARM REPRESENTATIONS WARRANTIES. Novopharm represents and warrants to the Buyer as follows:

           (a) The Products supplied pursuant to this Agreement will conform with the applicable Specifications and will be manufactured in accordance with the applicable cGMP.

           (b) The Products supplied by Novopharm under this Agreement and the methods, facilities and controls used for the receipt, manufacturing and packaging of the Products will comply with all representations, warranties and requirements of or implied by any applicable laws, regulations, rules and orders of any governmental authority, including, without limitation, the US Act and the Canadian Act.

           (c) Without limiting the foregoing, all shipments or other deliveries of the Products by Novopharm to the Buyers is hereby guaranteed by Novopharm, as of the date of such shipment or delivery, to be, on such date, (i) in the case of the Granutec Products shipped to the US Buyers, not adulterated or misbranded within the meaning of the US Act, and not an article which may not, under the provisions of such act, be introduced into interstate commerce, and (ii) in the case of Stanley Products shipped to the Canadian Buyers, not in violation of the Canadian Act or any applicable governmental approval or law.

           (d) The Products supplied pursuant to this Agreement will not infringe the rights of any person or entity.

           (e) Novopharm is registered with the FDA as follows:

USA

Registered Drug Establishment Number                                   1062246

Labeler Code Assignment Number                                         0625213

The Manufacturing Facility Location                      4700 Novopharm Blvd.
                                                         Wilson, NC 267893

Contact                                                  Vincent Rocco
                                                         VP-Quality & Compliance
Phone                                                    252-234-2222


CANADA

Registered Drug Establishment Number                     FCCA094
Labeler Code Assignment Number                           43806
The Manufacturing Facility Location                      30 Novopharm Court
                                                         Toronto, ON M1B 2K9
Contact                                                  Kenneth Micholko
                                                         Sr. Dir.-Reg. Affairs
Phone                                                    416-291-8888 Ext. 7020

           (f) Novopharm hereby certifies that it did not and will not use in any capacity the services of any person debarred under section 306 of the US Act.

9.2 DELIVERY OF PRODUCT. Novopharm represents, warrants and undertakes to the Buyers that each of the statements in Section 9.1 will be true and correct on each date Novopharm delivers Products pursuant to this Agreement as if made on and as at that date.

9.3 PRODUCT CONFORMITY. If any Product sold and delivered hereunder shall, in any material respect, fail to conform to the provisions of this Agreement, or to meet the Specifications for such Product, Novopharm shall provide the applicable Buyer, at such Buyer's option, with either a full refund of the purchase price for such nonconforming Product (including all freight, insurance charges, taxes, import and export duties, inspection fees and other charges) or an equal quantity of Product as replacement therefor. In addition, the Buyers shall have the right, by written notice to Novopharm, to terminate Section 2.1 of this Agreement. This Section 9.3 shall in no way limit or affect the indemnification obligations of Novopharm as provided in
Section 12.2.

ARTICLE 10:  INSURANCE

Each party shall maintain comprehensive general liability insurance, including contractual liability insurance and product liability insurance, of at least ten million dollars ($10,000,000) for the term of this Agreement and thereafter, for so long as it customarily maintains insurance for itself for similar products and activities.

ARTICLE 11:  CONFIDENTIALITY AND PUBLICATION

11.1 CONFIDENTIAL INFORMATION. The terms of this Agreement and all Offers delivered hereunder and all technical and processing data, information and knowledge related to the Products, including, without limitation, any manufacturing processes or methods, analytical methods, quality control and safety data, the Approved ANDAs for each of the Granutec Products and the DINs for the Stanley Products, whether in oral, written or graphic form, and identified in writing by the disclosing party as confidential shall be deemed and included in the definition of "Confidential Information". Neither party shall use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, contractors, (sub)licensees or permitted assignees, to the extent that such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Both parties shall take the same precautions as it normally takes with its own Confidential Information to prevent disclosure to third parties. The Confidential Information shall not be disclosed during the term of this Agreement, and for a period of five (5) years following the expiration or termination of the Agreement.

11.2 PERMITTED DISCLOSURES. The confidentiality obligations contained herein shall not apply to the extent that (A) any party is required to disclose Confidential Information pursuant to applicable law, regulation or order of a governmental agency or court of competent jurisdiction, but only to the extent required to be disclosed; PROVIDED that the disclosing party notifies the other party in writing and gives the other party reasonable time to comment on or contest the same prior to disclosure; or (B) the disclosing party can demonstrate that (I) the disclosed information was public knowledge prior to, at the time of or after disclosure other than through unauthorized acts or omissions of the disclosing party; (II) the information was previously disclosed to the recipient on an unrestricted basis from a third party source unrelated to any party to this Agreement and not under a duty of confidentiality to the non-disclosing party; or (III) the disclosed information was independently developed by the recipient without use of Confidential Information as evidenced by written records.

11.3 PUBLICATION. Neither party shall disclose to Third Parties nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence of or relating to the terms of this Agreement, without prior written consent of the other party.

ARTICLE 12:  TERMINATION, TERM

12.1  TERMINATION.

      12.1.1 BREACH. In the event Novopharm commits a breach or defaults in the performance or observance of any of the provisions of this Agreement, and such breach is not cured within twenty (20) days after the receipt of written notice thereof from the other party specifying such breach or default or a petition in bankruptcy is filed by or against Novopharm, a receiver is appointed on account of Novopharm's insolvency, or Novopharm makes a general assignment for the benefit of its creditors, the Buyers shall be entitled to terminate all or any provision of this Agreement upon an additional thirty
(30) days written notice to the breaching or defaulting party, PROVIDED, HOWEVER, that either party shall be entitled to seek specific performance of this agreement without prejudice to such party's right to also seek damages or such other legal remedies to which such party may otherwise be entitled.

      12.1.2 OBLIGATION TO PAY. The termination or expiration of this Agreement shall not release the Buyers from the obligation to pay any sum owed to Novopharm for Products delivered prior to any such termination or expiration.

      12.1.3 Notwithstanding any termination or expiration of this Agreement, the provisions of Articles 3.2, 11, and 13 shall remain in effect.

      12.1.4 Notwithstanding anything to the contrary in this Agreement, subject to Section 12.1.3, this Agreement shall terminate (4) four years from the Effective Date.


ARTICLE 13:  LIABILITY AND INDEMNIFICATION

13.1 The Buyers shall indemnify, defend and hold Novopharm, its affiliates, officers, directors and shareholders, and its successors and assigns and their respective officers, directors, employees, agents, advisers, representatives (collectively, "NOVOPHARM

INDEMNIFIED PARTIES") from and against, and pay or reimburse the Novopharm Indemnified Parties for any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including product returns or recalls, out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of the rights hereunder (collectively, "LOSSES") to the extent such Losses result from or arise out of any failure of any Buyer to perform any covenant or agreement made or contained in this Agreement or fulfill any other obligation in respect thereof.

13.2 Novopharm shall indemnify, defend and hold the Buyers, their affiliates, officers, directors and shareholders, and their successors and assigns and their respective officers, directors, employees, agents, advisers, representatives (collectively, the "BUYER INDEMNIFIED PARTIES") from and against, and pay or reimburse the Buyers Indemnified Parties for any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including product returns or recalls (subject to Article 5) out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of the rights hereunder (collectively, "LOSSES") to the extent such Losses result from or arise out of (A) Novopharm's negligent or wilful misconduct in its performance under this Agreement, (B) any inaccuracy in any representation or warranty by Novopharm when made or deemed made or contained in this Agreement or in connection therewith; or (C) any failure of Novopharm to perform any covenant or agreement made or contained in this Agreement or fulfill any other obligation in respect thereof.

13.3 The party seeking indemnification (the "INDEMNIFIED PARTY") hereunder shall notify promptly in writing the party from whom indemnity is sought (the "INDEMNIFYING PARTY") of any matter for which indemnity is sought and shall give the Indemnifying Party full information and assistance for the defense of any such claim. The Indemnifying Party shall pay all damages and costs awarded against the Indemnified Party but shall not be responsible for any settlement made by the Indemnified Party without the Indemnifying Party's written consent (which shall not be unreasonably withheld).


ARTICLE 14:  MISCELLANEOUS

14.1 ENTIRE AGREEMENT. This Agreement and the attached Schedules set forth the entire understanding between the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may not be modified or amended except in writing signed by both parties.

14.2 WAIVER. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

14.3 SEVERABILITY. If and to the extent that any particular provision of this Agreement is found to be void, voidable or unenforceable for any reason whatsoever, then such provision or provisions shall be deemed severed from the remainder of this Agreement and all other provisions hereof shall remain in full force and effect. Such severed provisions shall be replaced with a revised written provision agreed to by the parties which accomplishes, to the extent possible, the business purpose of the original provision in a valid and enforceable manner.

14.4 RELATIONSHIP. It is expressly agreed that Novopharm and the Buyers shall be independent contractors and nothing in this Agreement shall create among the parties a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior express written consent of the other party to do so.

14.5 NO CONFLICT. Each party represents that neither this Agreement nor any of its obligations hereunder shall conflict or result in a breach of any arrangement or agreement between such party and any Third Party.

14.6 OFFICIAL LANGUAGE. The official language of this Agreement, and of all consents, notices and reports required or permitted to be given or made under this Agreement, shall be English.

14.7 HEADINGS. The headings of each article in this Agreement are for reference and convenience and shall not affect the meanings of the provisions of the Agreement.

14.8 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing, delivered by registered or certified mail, postage prepaid, or by facsimile and confirmed by mail and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addresser:

      If to Novopharm:          Novopharm Limited
                                30 Novopharm Court
                                Toronto, Ontario, Canada  M1B 2K9
                                Attention:  President and Chief Executive
                                Officer

      Copy to:                  General Counsel

      If to Buyers:             Leiner Health Products Inc.
                                901 East 233rd Street
                                Carson, California 90745
                                Attention: President and Chief Executive Officer


      All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation).

14.9 BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

14.10 DOLLAR CURRENCY. All dollar amounts referred to in this Agreement and in Schedule A attached hereto are in lawful money of the United States. Dollar amounts referred to in Schedule B are in Canadian dollars.

14.11 GOVERNING LAW. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

14.12 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 13 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

14.13 ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of, in the case of assignment or transfer by Novopharm, the Buyers and, in the case of assignment or transfer by any Buyer, Novopharm, PROVIDED that any Buyer may assign this Agreement to any Affiliate of such Buyer, and PROVIDED, further, that each Buyer remains obligated for performance under the terms of this Agreement notwithstanding any assignment to any Affiliate.

14.14 REMEDIES. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights and remedies either party may have otherwise have at law or in equity.

14.15 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

14.16 PRIORITY. Novopharm undertakes to treat the Buyers as its preferred customers and to give priority to the Buyers over all other of Novopharm's customers in respect of inventories and production and development resources during the term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LEINER HEALTH PRODUCTS INC.                        NOVOPHARM LIMITED

By:                                                By:
   ----------------------------                       -------------------------
Title:                                             Title:
      -------------------------                          ----------------------



VITA HEALTH PRODUCTS INC.

By:
   ----------------------------
Title:
      -------------------------

                                                                      SCHEDULE A





                                             GRANUTEC PRODUCTS

                                            Form, Shape,
         Product                           Size & Color                       Price (in U.S.$)
         -------                           --------------                     -----------------
Loperamide 2 mg                             Strips of 6                         $190.00 per thousand
                                                                                strips

Naproxen Sodium 220 mg                      Bulk Tablets or Caplets             $23.93 per thousand

Ranitidine 75 mg                            Strips of 10                        $224.47* per thousand
                                                                                strips

Cimetidine 200 mg.                          Strips of 6                         $196.00 per thousand
                                                                                strips
                                            Strips of 10                        $270.00 per thousand
                                                                                strips

--------
* Price effective no later than July 1, 2000; prior to July 1, 2000, price is $249.47 per thousand strips.

                                                                      SCHEDULE B



                                   SCHEDULE B

                               STANLEY PRODUCTS *

                                                                 FORM, SHAPE,
                PRODUCT                                         SIZE AND COLOR                     PRICE (in CS)
Packaged Stan S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
Packaged PH-P Cold Decongestant*                          10 Count Blistered Capsules                   $0.85
Packaged PPLS S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
Packaged MEDC S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
Packaged LOBL S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
Packaged LOBL S/R Cold Decongestant*                      30 Count Blistered Capsules                   $2.22
Packaged LOND S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
Packaged CERT S/R Cold Decongestant*                      10 Count 895680 Capsules                      $0.85
Packaged WALM S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
Packaged WALM S/R Cold Decongestant*                      30 Count Blistered Capsules                   $2.22
Packaged WALM Ibuprofen 200 MG                            24 Count Bottles Caplets Brown                $0.83
Packaged WALM Ibuprofen 200 MG                            50 Count Bottles Caplets Brown                $1.16
Packaged WALM Ibuprofen 200 MG                            100 Count Bottles Caplets Brown               $1.85
Packaged PHSV S/R  Cold Decongestant*                     10 Count Blistered Capsules                   $0.85
Packaged PHSV Ibuprofen 200 MG                            24 Count Bottles Caplets Brown                $0.83
Packaged PHSV Ibuprofen 200 MG                            50 Count Bottles Caplets                      $1.16
Packaged PHSV Ibuprofen 200 MG                            100 Count Bottles Caplets                     $1.85
Packaged PHSV Ibuprofen 200 MG                            100 Count Bottles Tablets Brown               $1.85
Packaged PR-W S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
Packaged REXL S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
Packaged P-CH Acid Control Tablets                        18 Count Tablets                              $0.91
Packaged P-CH S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
Packaged P-CH Ibuprofen 200 MG                            24 Count Bottles Caplets                      $0.83
Packaged P-CH Ibuprofen 200 MG                            50 Count Bottles Caplets                      $1.16
Packaged P-CH Ibuprofen 200 MG                            100 Count Bottles Caplets                     $1.85
Packaged ESSM Ibuprofen 200 MG                            50 Count Bottles Caplets                      $1.16
Packaged ESSM Ibuprofen 200 MG                            50 Count Bottles Tablets Brown                $1.16
Packaged FMPX Cold Decongestant                           10 Count Blistered Capsules                   $0.85
Packaged FMPX Ibuprofen 200 MG                            30 Count Bottles Caplets Brown                $0.93
Packaged FEDR S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85


                                                                      SCHEDULE B



Packaged FEDR Ibuprofen 200 MG                            24 Count Bottles Caplets Brown                $0.83
Packaged FEDR Ibuprofen 200 MG                            50 Count Bottles Caplets Brown                $1.16
Packaged FEDR Ibuprofen 200 MG                            100 Count Bottles Caplets Brown               $1.85
Packaged BEST S/R Cold Decongestant*                      10 Count Blistered Capsules                   $0.85
PRSC Anti-Diarrheal                                       12 Count Blister Caplets                      $1.20
Packaged ARP S/R Cold Decongestant*                       10 Count Blistered Capsules                   $0.85
Packaged ACID Control                                     6 Count Blister Tablets                       $0.18
Packaged Anti-Diarrheal                                   6 Count Blister Tablets                       $0.31
Bulk Ibuprohen 200 MG                                     Brown Caplets                                 $12.51
Bulk Miconazole 3 Day Ovule                               Blister Caplets                               $1.24
Bulk Milk of Magnesia 385 MG                              Tablets USP                                   $8.02
Packaged STAN Antibiotic                                  Ointment 15 GM                                $1.10
Packaged LIFE Antibiotic                                  Ointment 15 GM                                $1.10
Packaged LIFE Antibiotic                                  Ointment 30 GM                                $1.86
Packaged PH-P Antibiotic                                  Ointment 15 GM                                $1.10
Packaged PH-P Antibiotic                                  Ointment 30 GM                                $1.86
Packaged HY&Z Antibiotic                                  Ointment 15 GM                                $1.10
Packaged WALM Antibiotic                                  Ointment 15 GM                                $1.10
Packaged WALM Antibiotic                                  Ointment 30 GM                                $1.86
Packaged PHSV Antibiotic                                  Ointment 15 GM                                $1.10
Packaged PR-W Antibiotic                                  Ointment 15 GM                                $1.10
Packaged REXL Antibiotic                                  Ointment 15 GM                                $1.10
Packaged P-CH Antibiotic                                  Ointment 15 GM                                $1.10
Packaged FEDR Antibiotic                                  Ointment 15 MG                                $1.10
Packaged BEST Antibiotic                                  Ointment 15 MG                                $1.10
Packaged PRSC Antibiotic                                  Ointment 15 MG                                $1.10
Packaged ARP Antibiotic                                   Ointment 15 MG                                $1.10

* The Buyer acknowledges that the cold decongestant Product referred to in this Schedule B is manufactured by a third party. Accordingly, except to the extent that such representations and warranties relate to the packaging or handling of the cold decongestant Product by, or actions of, Novopharm, and without limiting the Buyer's recourse to the actual manufacturer of such Products:

(a) the representations and warranties set out in Section 9.1 (and the indemnities related thereto in Section 13.2) shall not apply to the sale of such cold decongestant Product to the Buyer; and

                                                                      SCHEDULE B

(b) notwithstanding Section 5, Novopharm shall not be responsible for the costs of recall and returns for such cold decongestant Products.

                                                                      SCHEDULE C

                                         SPECIFIED FUTURE PRODUCTS


             MOLECULE                      BRAND          FORM           BASIC PATENT EXPIRY
ANTACIDS/GASTRO-INTESTINAL
Omeprazole                          Prilosec            Tablet           04/05/2003

ANTI-INFECTIVES

COUGH & COLD/ALLERGY
Loratidine                          Claritin            Tablet           2003 at the earliest
Loratidine/Pseu                     Claritin D 12       CR Tablet        2003 at the earliest
Loratidine/Pseu                     Claritin D 24       CR Tablet        2003 at the earliest
Fexofenadine                        Allegra             Tablet           06/19/2002
Fexofenadine/Pseu                   Allegra D           CR Tablet        06/19/2002
Ceterizine                          Zyrtec              Tablet           06/26/2002

ANALGESIC (NSAIDS)
Etodolac                            Lodine              Tablet
Etodolac XL                         Lodine XL           CR Tablet
Diclofenac                          Voltaren            Tablet
Diclofenac XL                       Voltaren NA         Tablet

                            NON-COMPETITION AGREEMENT

           NON-COMPETITION AGREEMENT, dated as of December 17, 1999, among Leiner Health Products Inc., a Delaware corporation ("US BUYER"), Vita Health Products Inc., a Manitoba corporation (the "CANADIAN BUYER" and, together with the US Buyer, the "BUYERS"), Granutec, Inc., a North Carolina corporation ("GRANUTEC"), Granutec Holding Corporation, a Delaware corporation ("GHC"), Stanley Pharmaceuticals Ltd., a British Columbia corporation ("STANLEY"), and Novopharm Limited, an Ontario corporation ("NOVOPHARM" and, together with Granutec, GHC and Stanley, the "SELLERS"). All capitalized terms not defined herein have the meanings set forth in the Asset Purchase Agreement defined below.

           WHEREAS, pursuant to the Amended and Restated Asset Purchase Agreement, dated as of December 17, 1999 (the "ASSET PURCHASE AGREEMENT"), among the Buyers, Granutec Acquirco, Inc., a Delaware corporation, Granutec, GHC, Stanley and Novopharm, Granutec has agreed to sell, transfer, convey, assign and deliver to the US Buyer all of Granutec's right, title and interest in and to the Granutec Assets, Stanley has agreed to sell, transfer, convey, assign and deliver to Canadian Buyer all of Stanley's right, title and interest in and to the Stanley Assets, and Novopharm has agreed to sell, transfer, convey, assign and deliver to the US Buyer or the Canadian Buyer, as specified by the Buyers, all of Novopharm's right, title, and interest to the Novopharm Assets, on the terms and subject to the conditions set forth therein; and

           WHEREAS, as an inducement for the purchase by Buyers of the Business, and as required by the Asset Purchase Agreement, Novopharm, Granutec, GHC and Stanley are entering into this Agreement for the benefit of the Buyers.

           NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agrees as follows:

           Section 1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

           "Affiliate" shall mean, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

           "Business" shall mean developing, manufacturing, labeling, packaging, marketing, distributing, selling and reselling private label over-the-counter drugs, vitamins, minerals, herbals, and supplements.

           "Novopharm Quebec" shall mean Novopharm Quebec, a division of Novopharm.

           "Person" shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

           "Products" shall have the meaning set forth in the Asset Purchase Agreement.

           "Subsidiary" shall mean each corporation or other Person in which any one of the Sellers owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

           "Territory" shall mean the United States, Canada and Mexico.

           "Wampole" shall mean Wampole Canada Inc. an Ontario corporation.

           Section 2. PAYMENT FOR NON-COMPETE. Simultaneously with the execution of this Agreement, Buyers shall pay to the Sellers an aggregate of $50,000 as consideration for the non-competition undertakings of the Sellers in this Agreement and the Sellers hereby acknowledge receipt of such payment. The Sellers and the Buyers agree that such consideration shall be allocated 25% to the first year, 25% to the second year, 25% to the third year and 25% to the fourth year of this Agreement.

           Section 3. NON-COMPETE. During the period commencing on the Closing Date and continuing until the fourth anniversary of the Closing Date (the "Period"), without the prior written consent of the Buyers, each Seller shall not, and shall cause its Affiliates and Subsidiaries (other than, with respect to contract manufacturing, Novopharm Quebec and, with respect to the Wampole brand, Wampole) and any officers or directors of such Seller or any of its Affiliates and Subsidiaries, whether as principal or as agent, representative, consultant, shareholder, investor, partner, employee or otherwise, alone or in association with any Person, not to, conduct, participate or engage in any aspect of the Business in the Territory, including without limitation by developing, manufacturing, labeling, packaging, marketing, distributing, selling or reselling any Products, it being understood that any such conduct, participation or engagement in the Business, including without limitation by developing, manufacturing, labeling, packaging, marketing, distributing, selling or reselling would be in competition with the Buyers.

           Section 4. SURVIVAL OF NON-COMPETE. The parties acknowledge that the research and development, marketing and service capabilities and international reputation of each Seller would impair the ability of the Buyers to sustain the Business and compete successfully if any Seller were to re-enter the markets related to the Business, including without limitation the market for the Products, during the Period. The provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought.

           Section 5. TERM. The term of this Agreement shall commence on the Closing Date and shall expire on the fourth anniversary of the Closing Date.

           Section 6. EFFECT OF TERMINATION. Notwithstanding the expiration or termination of this Agreement, the provisions of Sections 7 through 17 shall survive such expiration or termination. Nothing in Sections 5 or 6 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

           Section 7. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the Buyers and their Affiliates and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Buyers and such Affiliates and assigns, any legal or equitable rights hereunder.

           Section 8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           Section 9. AMENDMENT; WAIVERS, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

           Section 10. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy.

           a.   if to the Buyers to,

                c/o Leiner Health Products Inc.
                901 East 233rd Street
                Carson, CA  90745
                Attention:  President

                with a copy to:

                Debevoise & Plimpton
                875 Third Avenue
                New York, NY  10022
                Attention:  Franci Blassberg

           b.   if to the Sellers,

                c/o Novopharm Limited
                30 Novopharm Court
                Scarborough, Ontario M1B 2K9
                Canada
                Attention: President
                with a copy to:

                Fogler, Rubinoff
                Suite 4400
                Royal Trust Tower
                Toronto-Dominion Centre
                Toronto, Ontario
                M5K 1G8
                Canada
                Attention: Melvyn Rubinoff, Q.C.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

           All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy, on the next day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.

           Section 11. HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

           Section 12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

           Section 13. GOVERNING LAW, ETC. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. The Buyers and the Sellers hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York, New York City, Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this

Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The Buyers and the Sellers hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 10, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

           Section 14. REMEDIES. Each of the Sellers and the Buyers each acknowledge that, in view of the uniqueness of its business and the transactions contemplated by this Agreement, the Buyers would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Closing Date have not been performed in accordance with their terms, and therefore agree that each of the Buyers shall be entitled to specific enforcement of the terms hereof in addition to any other legal or equitable remedy to which such parties may be entitled.

           Section 15. ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, PROVIDED that the Buyers may assign this Agreement to any Affiliate of the Buyers or to any lender to the Buyers or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, PROVIDED, FURTHER, that no assignment to any such lender shall in any way affect the Buyers' obligations or liabilities under this Agreement.

           Section 16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

           Section 17. WAIVER OF JURY TRIAL. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17.

           IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    VITA HEALTH PRODUCTS INC.


                                    By:
                                         -------------------------------------
                                         Name:
                                         Title:



                                    LEINER HEALTH PRODUCTS INC.


                                    By:
                                         -------------------------------------
                                         Name:
                                         Title:



                                    NOVOPHARM LIMITED


                                    By:
                                         -------------------------------------
                                         Name:
                                         Title:



                                    GRANUTEC, INC.


                                    By:
                                         -------------------------------------
                                         Name:
                                         Title:



                                    GRANUTEC HOLDING CORPORATION


                                    By:
                                         -------------------------------------
                                         Name:
                                         Title:

                                    STANLEY PHARMACEUTICALS LTD.


                                    By:
                                         -------------------------------------
                                         Name:
                                         Title:

                                SUPPLY AGREEMENT

THIS AGREEMENT dated as of this ___ day of December, 1999, is entered into by and between Vita Health Products Inc., a Manitoba corporation ("Vita Health"), Novopharm Limited, an Ontario corporation ("Novopharm"), Wampole Canada Inc., an Ontario corporation ("Wampole") and Human Serum & Pharmaceutical Manufacturing Co. Ltd., a Hungarian corporation ("Human") (Novopharm, Wampole and Human are collectively described as the "Buyers")

                                   WITNESSETH:

WHEREAS, Vita Health and Novopharm are parties to that certain Amended and Restated Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of December ___, 1999 among Leiner Health Products Inc., Vita US Acquisition Co., Novopharm, Granutec, Inc., Granutec Holdings Corporation and Stanley Pharmaceuticals Ltd. ("Stanley"), whereby Vita Health will acquire the assets and operations of Stanley;

WHEREAS, Novopharm and its Affiliates have previously purchased from Stanley, and the Buyers now desire to purchase from Vita Health on a non-exclusive basis following the Closing, commercial quantities of the Products from time to time for a limited time;

WHEREAS, Vita Health is willing to supply the requirements of the Buyers for the Products on a non-exclusive basis, on the terms and subject to the conditions set forth below;

WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement that the parties hereto execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties agree as follows:

ARTICLE 1.        DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 will have the respective meanings set forth below (the singular will include the plural and vice versa):

"AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person will be regarded as in control of another Person if it owns, or directly or indirectly controls, fifty percent (50%) or more of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

"ASSET PURCHASE AGREEMENT" is defined in the recitals to this Agreement.

"BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Toronto, Ontario are authorized or obligated by law or executive order to close.

"BUYERS" is defined in the recitals to this Agreement.

"CANADIAN ACT" means the Canadian FOOD AND DRUGS ACT, as amended from time to time, and the regulations promulgated thereunder.

"CANADIAN PRIME RATE" means the prime interest rate of The Bank of Nova Scotia in effect from time to time for Canadian dollar loans made in Canada.

"CLOSING" means the Closing as defined in the Asset Purchase Agreement.

"CONFIDENTIAL INFORMATION" means Technical Information and information pertaining to Novopharm's and the Buyers' respective businesses, products, marketing plans, marketing activities, market projections and related matters, provided by one party to the other pursuant to or in furtherance of this Agreement.

"DIN" means the Drug Identification Number assigned to the Product by Health Canada.

"CGMP" will mean current Good Manufacturing Practices promulgated by the Therapeutic Products Program, Department of Health and Welfare (Canada) governing the manufacture, handling, storage and control of the Products in Canada.

"EFFECTIVE DATE" means the Closing Date as defined in the Asset Purchase Agreement.

"FORCE MAJEURE EVENT" means any fire, flood, embargo, war, act of war (whether war be declared or not), insurrection, riot, civil unrest, unforeseeable plant breakdowns or lack or failure of source of supply.

"HUMAN" is defined in the recitals to this Agreement.

"NOVOPHARM" is defined in the recitals to this Agreement.

"ORDER" as defined in Section 3.2(a) of this Agreement.

"PRODUCTS" means those products set forth in Schedule A hereto.

"SPECIFICATIONS" means with respect to any of the Products, the specifications as set forth in such product's regulatory approval, in accordance with the Canadian Act.

"STANLEY" is defined in the recitals to this Agreement.

"TECHNICAL INFORMATION" means all know-how, trade secrets, inventions, data (including regula-

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tory data), technology, processes and information, including improvements and modifications to any thereof, the disclosure or use of which is provided for or permitted under this Agreement and which a party hereto has the lawful and contractual right to disclose to the other party. It shall also include, without limitation, (a) medical, chemical, bioequivalent and other scientific data; (b) processes and analytical methodology used in the development, testing, analysis and validation of such Products; and (c) packaging and manufacturing data and processes. Notwithstanding the foregoing, Technical Information shall not include trademarks or patents.

"THIRD PARTY" means any entity or person which is not party to this Agreement or an Affiliate and/or subsidiary of a party to this Agreement.

"VITA HEALTH" is defined in the recitals to this Agreement.

"WAMPOLE" is defined in the recitals to this Agreement.

ARTICLE 2.        SUPPLY OF PRODUCTS TO THE BUYERS

2.1 SUPPLY AND PURCHASE OF PRODUCTS. From and after the Effective Date and until the fourth anniversary of the Effective Date (the "Term") and subject to the terms and conditions of this Agreement, Vita Health will sell the Products to the Buyers on a non-exclusive basis as follows:

         (a) Vita Health will sell to Novopharm the Products identified with the prefix "20", "42", "61", "82" and "83" on Schedule A;

         (b) Vita Health will sell to Wampole the Products identified with the prefix "39" on Schedule A; and

         (c) Vita Health will sell to Human the Products identified with the prefix "84" on Schedule A.

Nothing in this Section 2.1 will require the Buyers to purchase any or all of their requirements for the Products from Vita Health nor will Vita Health be restricted from selling the Products to any Third Party.

2.2 STORAGE. Vita Health will store all material and Products, including work-in-process, in accordance with the appropriate cGMP and the guidelines set out in the Canadian Act.

2.3 OTC SPECIFICATIONS. Vita Health will manufacture under this Agreement the Products in conformity with their Specifications and the corresponding DINs. Any modifications or process changes with respect to the Products will be implemented in accordance with the Canadian Act and its regulations. Vita Health will ensure that such changes, if any, do not render the Products non-compliant with respect to any applicable requirement under the Canadian Act and such Product's respective DIN and/or Specifications.

2.4 RIGHT TO INSPECTION. Each of the Buyers and its duly authorized agents will at all times during the Term be entitled to inspect during normal business hours upon reasonable advance notice, any premises where the Products are stored, manufactured, packaged or handled, or any premises where materials to be used in the manufacture of the Products are stored, and each of the Buyers and its duly authorized agents will have free access to all parts of such premises and may inspect and test such Products or materials and may interview employees involved in such storage, manufacture, packaging or handling.

ARTICLE 3.        FORECASTS, ORDERS, PACKAGING, AND DELIVERY

3.1 FORECASTS. Promptly after the Effective Date, and promptly after the beginning of each month during the Term, the Buyers will provide Vita Health with a non-binding, rolling 12 month forecast of the quantities of Products required by it and its Affiliates. The Buyers will notify Vita Health as promptly as practicable of any changes to the forecast.

3.2      ORDERS:

         (a) The Buyers may place orders (each an "ORDER") for Products from time to time in accordance with this Article 3. With respect to each of the Products ordered, each Order will specify: (I) the volume and type of each of the Products required; (II) the required delivery date; and (iii) the place of delivery.

         (b)      Orders may be placed by telephone, facsimile or mail.

         (c) The Buyers will use good faith efforts to ensure that Orders are materially consistent with the forecast delivered in accordance with Section 3.1, as the same may be reasonably amended by the Buyers from time to time.

         (d) Each Order must be placed at least 90 Business Days prior to the delivery date specified in the Order.

         (e) Vita Health must confirm an Order to the applicable Buyer within five Business Days after receipt of the Order from such Buyer and confirm the date of delivery. If the delivery date is unacceptable, such Buyer must notify Vita Health within five days that the Order is cancelled.

3.3 PACKAGING AND LABELLING. The Products will be sold as specified in the form specified in Schedule A hereto. Vita Health will ensure that packaging and labeling of the Products as specified in the attached form conforms to all applicable regulations.

3.4 DELIVERY. All Products supplied under this Agreement will be shipped FOB the applicable Buyer's facility. The applicable Buyer will pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of the Products purchased by the applicable Buyer hereunder. Vita Health will use all commercially reasonable efforts to deliver the Products to the applicable Buyer by the time specified in the relevant Order. Vita Health will package the Products and use a mode of transportation that assures that the Products meet all applicable Specifications when delivered for shipment.

3.5 PURCHASE ORDER TERMS. The terms and conditions of this Agreement will be controlling over any terms and conditions included in the documents used by the applicable Buyer in placing Orders or by Vita Health in accepting or confirming Orders.

3.6 TITLE TO PRODUCTS. Title to the Products manufactured by Vita Health will pass to the applicable Buyer on the earlier of payment by the applicable Buyer or delivery to the applicable Buyer in accordance with the Order pursuant to which such delivery is made.

ARTICLE 4.        RETURNS AND RECALLS

4.1 If at any time Vita Health believes that its finished goods should be recalled and/or be the subject of a notification to a governmental authority because any of the relevant Products will have failed to meet its Specifications or was otherwise noncompliant, Vita Health will promptly notify the applicable Buyer in writing of such belief and provide to the applicable Buyer all information it has received in connection therewith. If at any time a Buyer believes that any finished goods should be recalled and/or be the subject of a notification to a governmental authority because the relevant Products will have failed to meet Specifications or were otherwise noncompliant, the Buyer will promptly notify Vita Health in writing of such belief and provide to Vita Health all information it has received in connection therewith. The applicable Buyer will, at Vita Health's sole cost and expense, be responsible for conducting any recall that is initiated and for complying with any and all regulatory requirements applicable to any such recall. Vita Health will assist such Buyer by providing information reasonably needed by such Buyer to conduct such recall and to comply with regulatory requirements.

ARTICLE 5.        PRICE AND PAYMENT TERMS

5.1 PURCHASE PRICE OF PRODUCTS. The price for the Products sold by Vita Health to the Buyers pursuant to Section 2.1 hereunder will be as set forth in Schedule A hereto. The prices set forth in Schedule A will be applicable for a period of 120 days from the Effective Date of this Agreement and thereafter the price for each Product will be as agreed upon by the parties to this Agreement from time to time.

5.2 SALES AND USE TAXES. Vita Health will be solely responsible for the payment of all federal, state or local sales, use or value-added tax, excise or similar charge, or other tax assessment assessed or charged on the sale of Products sold pursuant to this Agreement.

5.3 PAYMENT. Each month Vita Health will deliver to each Buyer an invoice for all Products delivered during the prior calendar month. Payment is due and payable within 30 days of the end of the month in which the invoice is sent by Vita Health to the applicable Buyer in respect of the Products manufactured and delivered by Vita Health and will be made by cheque made payable to Vita Health. Any amount invoiced by Vita Health pursuant to this Section 5.3 will, beginning 30 days after the end of the month in which such amount is invoiced, bear interest at the

Canadian Prime Rate plus 3% per annum.

ARTICLE 6.        FORCE MAJEURE

No party will be held liable or responsible to the other parties nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the party failing or delaying performance, will promptly notify the other party, in writing, setting forth in reasonable detail the nature of the occurrence, its expected duration and how such party's performance is affected. In the event of the applicability of this Section 6, the party failing or delaying performance will use its commercially reasonable efforts to eliminate, cure and overcome any such causes and resume performance of its obligations as quickly as possible. In the event that a delay in or failure of performance by Vita Health in the delivery to any Buyer of Products ordered pursuant to
Section 2.1 or 3.2 extends for more than 10 days, the affected Buyer may cancel the applicable Order and obtain the Products from a Third Party.

ARTICLE 7.        REPRESENTATIONS AND WARRANTIES

7.1 VITA HEALTH REPRESENTATIONS AND WARRANTIES. Vita Health represents and warrants to each of the Buyers as follows:

         (a) The Products supplied pursuant to this Agreement will be manufactured in conformity with the applicable Specifications and the corresponding DINs and will be manufactured in accordance with the applicable cGMP.

         (b) The Products supplied by Vita Health under this Agreement and the methods, facilities and controls used for the receipt, manufacturing and packaging of the Products will comply with all representations, warranties and requirements of or implied by any applicable laws, regulations, rules and orders of any governmental authority, including, without limitation, the Canadian Act.

         (c) Without limiting the foregoing, all shipments or other deliveries of the Products by Vita Health to the Buyers is hereby guaranteed by Vita Health, as of the date of such shipment or delivery, to be, on such date, not in violation of the Canadian Act or any applicable governmental approval or law.

         (d) The Products supplied by Vita Health pursuant to this Agreement will not infringe the rights of any person or entity.

7.2 DELIVERY OF PRODUCTS. Vita Health represents, warrants and undertakes to the Buyers that each of the statements in Section 7.1 will be true and correct on each date Vita Health delivers Products pursuant to this Agreement as if made on and as at that date.

7.3 PRODUCTS CONFORMITY. If any Products sold and delivered hereunder will, in any material respect, fail to conform to the provisions of this Agreement, or to meet the Specifications for such Products, Vita Health will provide the applicable
Buyer, at such Buyer's option, with either a full refund of the purchase price for such nonconforming Products (including all freight, insurance charges, taxes, import and export duties, inspection fees and other charges) or an equal quantity of Products as replacement therefor. In addition, the Buyers will have the right, by written notice to Vita Health, to terminate
Section 2.1 of this Agreement. This Section 7.3 will in no way limit or affect the indemnification obligations of Vita Health as provided in Section 11.2.

ARTICLE 8.        INSURANCE

Each party will maintain comprehensive general liability insurance, including contractual liability insurance and product liability insurance, of at least ten million dollars for the term of this Agreement and thereafter, for so long as it customarily maintains insurance for itself for similar products and activities.

ARTICLE 9.                 CONFIDENTIALITY AND PUBLICATION

9.1 CONFIDENTIAL INFORMATION. The terms of this Agreement and all technical and processing data, information and knowledge related to the Products, including, without limitation, any manufacturing processes or methods, analytical methods, quality control and safety data and the DINs for the Products, whether in oral, written or graphic form, and identified in writing by the disclosing party as confidential will be deemed and included in the definition of "Confidential Information". Neither party will use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, contractors, (sub)licensees or permitted assignees, to the extent that such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto will obtain agreement of any such person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Both parties will take the same precautions as it normally takes with its own Confidential Information to prevent disclosure to third parties. The Confidential Information will not be disclosed during the term of this Agreement, and for a period of five (5) years following the expiration or termination of the Agreement.

9.2 PERMITTED DISCLOSURES. The confidentiality obligations contained herein will not apply to the extent that (A) any party is required to disclose Confidential Information pursuant to applicable law, regulation or order of a governmental agency or court of competent jurisdiction, but only to the extent required to be disclosed; PROVIDED that the disclosing party notifies the other party in writing and gives the other party reasonable time to comment on or contest the same prior to disclosure; or (B) the disclosing party can demonstrate that (I) the disclosed information was public knowledge prior to, at the time of or after disclosure other than through unauthorized acts or omissions of the disclosing party; (II) the information was previously disclosed to the recipient on an unrestricted basis from a Third Party source unrelated to any party to this Agreement and not under a duty of confidentiality to the non-disclosing party; or

(III) the disclosed information was independently developed by the recipient without use of Confidential Information as evidenced by written records.

9.3 PUBLICATION. Neither party will disclose to Third Parties nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence of or relating to the terms of this Agreement, without prior written consent of the other party.

ARTICLE 10.       TERMINATION, TERM

10.1     TERMINATION.

         (a) BREACH BY VITA HEALTH. In the event Vita Health commits a breach or defaults in the performance or observance of any of the provisions of this Agreement, and such breach is not cured within 20 days after the receipt of written notice thereof from the other party specifying such breach or default or a petition in bankruptcy is filed by or against Vita Health, a receiver is appointed on account of Vita Health's insolvency, or Vita Health makes a general assignment for the benefit of its creditors, the Buyers will be entitled to terminate all or any provision of this Agreement upon an additional 30 days written notice to the breaching or defaulting party, provided, however, that either party will be entitled to seek specific performance of this agreement without prejudice to such party's right to also seek damages or such other legal remedies to which such party may otherwise be entitled.

         (b) OBLIGATION TO PAY. The termination or expiration of this Agreement will not release the Buyers from the obligation to pay any sum owed to Vita Health for Products delivered prior to any such termination or expiration.

         (c) Notwithstanding any termination or expiration of this Agreement, the provisions of Article 11 will remain in effect.

         (d) Notwithstanding anything to the contrary in this Agreement, subject to Section 10.1 (c) this Agreement will terminate at the end of the Term.

ARTICLE 11.       LIABILITY AND INDEMNIFICATION

11.1 The Buyers will indemnify, defend and hold Vita Health, its Affiliates, officers, directors and shareholders, and its successors and assigns and their respective officers, directors, employees, agents, advisers, representatives (collectively, "VITA HEALTH INDEMNIFIED PARTIES") from and against, and pay or reimburse the Vita Health Indemnified Parties for any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party claims), including Products returns or recalls, out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of the rights hereunder (collectively, "LOSSES") to the extent such Losses result from or arise out of any failure of any Buyer to perform any covenant or agreement made or contained in this Agreement or fulfill any other obligation in respect thereof.

11.2 Vita Health will indemnify, defend and hold the Buyers, their Affiliates, officers, directors and shareholders, and their successors and assigns and their respective officers, directors, employees, agents, advisers, representatives (collectively, the "BUYER INDEMNIFIED PARTIES") from and against, and pay or reimburse the Buyer Indemnified Parties for any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party claims), including Products returns or recalls (subject to Article 4) out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of the rights hereunder (collectively, "LOSSES") to the extent such Losses result from or arise out of (A) Vita Health's negligent or wilful misconduct in its performance under this Agreement, (B) any inaccuracy in any representation or warranty by Vita Health when made or deemed made or contained in this Agreement or in connection therewith; or (C) any failure of Vita Health to perform any covenant or agreement made or contained in this Agreement or fulfill any other obligation in respect thereof.

11.3 The party seeking indemnification (the "INDEMNIFIED PARTY") hereunder will notify promptly in writing the party from whom indemnity is sought (the "INDEMNIFYING PARTY") of any matter for which indemnity is sought and will give the Indemnifying Party full information and assistance for the defense of any such claim. The Indemnifying Party will pay all damages and costs awarded against the Indemnified Party but will not be responsible for any settlement made by the Indemnified Party without the Indemnifying Party's written consent (which will not be unreasonably withheld).

ARTICLE 12.       MISCELLANEOUS

12.1 ENTIRE AGREEMENT. This Agreement and the attached Schedule set forth the entire understanding between the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may not be modified or amended except in writing signed by both parties.

12.2 WAIVER. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

12.3 SEVERABILITY. If and to the extent that any particular provision of this Agreement is found to be void, voidable or unenforceable for any reason whatsoever, then such provision or provisions will be deemed severed from the remainder of this Agreement and all other provisions hereof will remain in full force and effect. Such severed provisions will be replaced with a revised written provision agreed to by the parties which accomplishes, to the extent possible, the business purpose of the original provision in a valid and enforceable manner.

12.4 RELATIONSHIP. It is expressly agreed that Vita Health and the Buyers will be independent contractors and nothing in this Agreement will create among the parties a partnership, joint venture or agency. No party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other parties, without the prior express written consent of the other parties to do so.

12.5 NO CONFLICT. Each party represents that neither this Agreement nor any of its obligations hereunder will conflict or result in a breach of any arrangement or agreement between such party and any Third Party.

12.6 OFFICIAL LANGUAGE. The official language of this Agreement, and of all consents, notices and reports required or permitted to be given or made under this Agreement, will be English.

12.7 HEADINGS. The headings of each article in this Agreement are for reference and convenience and will not affect the meanings of the provisions of the Agreement.

12.8 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other will be in writing, delivered by registered or certified mail, postage prepaid, or by facsimile and confirmed by mail and addressed to such other party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the addresser:

If to the Buyers:

                  Novopharm Limited
                  30 Novopharm Court
                  Toronto, Ontario, Canada
                  M1B 2K9
                  Facsimile: (416) 332-0321

                  ATTENTION:  President and Chief Executive Officer

Copy to:          General Counsel

If to Vita Health:

                  Vita Health Products Inc.
                  150 Beghin Avenue
                  Winnipeg, Manitoba
                  R2S 3W2
                  Facsimile: (204) 688-7043

                  ATTENTION: Eric Smith

All notices will be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation).

12.9 BENEFIT. This Agreement will be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

12.10 DOLLAR CURRENCY. All dollar amounts referred to in this Agreement and in Schedule A attached hereto are in Canadian dollars.

12.11 GOVERNING LAW. This Agreement will be governed in all respects, including as to validity, interpretation and effect, by the laws of the Province of British Columbia, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

12.12 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 10 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

12.13 ASSIGNMENT. This Agreement will not be assignable or otherwise transferable by any party hereto without the prior written consent of, in the case of assignment or transfer by Vita Health, the Buyers, and in the case of assignment or transfer by any Buyer, Vita Health, provided any Buyer may assign this Agreement to any of its Affiliates, and provided, further, that each Buyer remains obligated for performance under the terms of this Agreement notwithstanding any assignment to any Affiliate.

12.14 REMEDIES. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights and remedies either party may have otherwise have at law or in equity.

12.15 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.



VITA HEALTH PRODUCTS INC.                NOVOPHARM LIMITED

By:                                      By:
------------------------------           --------------------------------


Title:                                   Title:
------------------------------           --------------------------------

HUMAN SERUM &                            WAMPOLE CANADA INC.
PHARMACEUTICAL
MANUFACTURING CO. LTD.

By:                                      By:
------------------------------           --------------------------------


Title:                                   Title:
------------------------------           --------------------------------